Portions of Exhibit 2.1 have been redacted in accordance with Item 601(a)(6) and Item 601(b)(2)(ii) of Regulation S-K. The registrant agrees to furnish supplementally to the Commission an unredacted copy of the exhibit upon request.
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT MARKED WITH “[***]” HAVE BEEN REDACTED IN ACCORDANCE WITH ITEM 601(A)(6) AND 601(b)(2)(ii) OF REGULATION S-K.

DATED 24 November	2025
Share sale and purchase agreement
Relating to Grassform Plant Hire Limited
(1)The persons listed in Part 1 of Schedule 1 (2)NPK Holdings LLC

This Share Sale and Purchase Agreement is made on        24 November        2025.
Between
1The Several Persons whose names and addresses are set out in Part 1 of Schedule 1 (Sale Particulars) (the Sellers); and
2NPK Holdings LLC, a Texas corporation (file number 0805458527) whose registered office is at 9320 Lakeside Blvd Ste 100, The Woodlands, TX 77381 (the Buyer).
Background
(A)Grassform Plant Hire Limited, a company incorporated in England and Wales (company number 05185169) (the Company), has at the Completion Date, a share capital of 300 ordinary shares of £0.25 each all of which are fully paid or credited as fully paid and owned by the Sellers in the numbers shown opposite their respective names in column (2) of Part 1 of Schedule 1 (Sale Particulars).
(B)The Sellers have agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares on and subject to the terms set out in this Agreement.
It is agreed as follows:
1Definitions
1.1    This Agreement uses the following defined terms:
Accounts: the unaudited financial statements of the Company comprising the balance sheet and profit and loss account of the Company, together with the related notes to such accounts, directors’ report and accountant’s report, as at and for the financial period ended on the Last Accounts Date.
Additional Consideration: the S455 Tax Refund and the [***] Net Receipt.
Agreement Right: has the meaning given in clause 17.
Announcement: any public announcement, communication or circular concerning the Transaction Documents or the sale and purchase of the Shares.
Assignment of Intellectual Property: the assignment of Intellectual Property, in the agreed terms, to be entered into between the Company and Simon Peter Dunning on Completion, duly executed by the relevant parties.
Business: the business of being a supplier and installer of ground protection and temporary roadway solutions for light, medium, and heavy-duty applications across the United Kingdom, as carried on by the Company immediately before the Completion Date.
Business Day: any day (other than a Saturday or Sunday or a day that is a bank or public holiday in either England and Wales or the United States of America).
Buyer’s Group: the Buyer, a subsidiary or holding company for the time being of the Buyer and any subsidiary for the time being of any such holding company of the Buyer and any reference to a member of the Buyer’s Group shall be construed accordingly.
Buyer’s Lawyers: Shoosmiths LLP of 1 Bow Churchyard, London EC4M 9DQ.
CA 2006: the Companies Act 2006.
Cash: the aggregate amount of:
(a)all unrestricted cash in hand;

(b)all cash standing to the credit of any account with a bank or other financial institution;
(c)all cash equivalents;
(d)all Directors’ Loan Accounts balances owed to the Company; and
(e)all intercompany loan balances owed to the Company by [***], in each case to which the Company is beneficially entitled as at the Effective Time and as shown in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 2 of Part 3 of Schedule 8 (Completion Accounts).
Certificate Negotiation Period: has the meaning given in paragraph 2.8 of Schedule 9.
Claim: a Warranty Claim or a Tax Claim.
Company: has the meaning given in Background paragraph (A).
Completion: the completion of the sale and purchase of the Shares in accordance with clause 5.
Completion Accounts: the balance sheet and profit and loss account of the Company for the period from the Last Accounts Date down to and including the Completion Date, prepared and agreed or determined in accordance with the provisions of Schedule 8 (Completion Accounts).
Completion Accounts Negotiation Period: has the meaning given in paragraph 1.6 of Part 2 of Schedule 8 (Completion Accounts).
Completion Date: the date of this Agreement.
Completion Payment: an amount equal to the sum of thirty-seven million seven hundred and twenty-three thousand one hundred and sixty-eight pounds (£37,723,168),
(a)plus an amount equal to the Estimated Cash;
(b)minus an amount equal to the Estimated Indebtedness; and
(c)plus the amount by which the Estimated Working Capital exceeds the Target Working Capital, or minus the amount by which the Estimated Working Capital is less than the Target Working Capital, such Completion Payment being thirty-five million, two hundred and eighteen thousand four hundred and eighty-two pounds (£35,218,482.85).
Confidential Information: all information, know-how or trade secrets not at present in the public domain used in or otherwise relating to the Business or the technology, customers or financial or other affairs of the Company (including future plans).
Consideration: the consideration for the purchase of the Shares as set out in clause 4.1.
Consultancy Agreements: the consultancy agreements, in the agreed terms, to be entered into between the Company and each of Simon Dunning, Mark Dunning and Suzanne Dunning on the Completion Date.
Counsel: a barrister of not less than 10 years standing, having experience in claims similar to a relevant Outstanding Claim, as agreed by the Sellers’ Representative and the Buyer, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party.
Covenant Claim: has the meaning given in part 1 of Schedule 5 (Tax).

CTA 2010: the Corporation Tax Act 2010.
CT Deduction Tax Claim: a Covenant Claim pursuant to paragraph 2.1.13 of Part 1 of Schedule 5 (Tax).
Determined Amount: an amount equal to the sum of thirty-seven million seven hundred and twenty-three thousand one hundred and sixty-eight pounds (£37,723,168),
(a)plus an amount equal to the Cash;
(b)minus an amount equal to the Indebtedness; and
(c)plus the amount by which the Working Capital exceeds the Target Working Capital, or minus the amount by which the Working Capital is less than the Target Working Capital, as shown by the final and binding Completion Accounts.
Directors’ Loan Accounts: in respect of [***], the sum of £1,193,400.57, and in respect of [***], the sum of £1,035,183.99.
Disclosed: fairly and accurately disclosed in the Disclosure Letter with sufficient detail to enable the Buyer to:
(a)understand the nature and scope of the fact, matter, event or circumstance referred to; and
(b)make a reasonably informed assessment of the fact, matter, event or circumstance referred to and its significance to the Company and the acquisition of the Shares by the Buyer.
Disclosing Party: has the meaning given in clause 10.4.3(a).
Disclosure Documents: the electronic disclosure bundle in the agreed terms delivered to the Buyer at Completion, the contents of which is listed in the index of documents annexed to the Disclosure Letter.
Disclosure Letter: the letter in the agreed terms from the Sellers to the Buyer executed and delivered to the Buyer immediately before the execution of this Agreement and including the Disclosure Documents.
Dispute: has the meaning given in clause 24.3.
Due Amount: an amount due for payment by the Sellers to the Buyer in respect of a Resolved Claim.
Effective Time: 5:00pm on the Completion Date.
Employment Liabilities: means all claims, including claims for redundancy payments, unlawful deduction of wages, unfair, wrongful or constructive dismissal compensation, compensation for sex, race, disability, sexual orientation, religion or belief or age discrimination, claims for equal pay, compensation for less favourable treatment of part-time workers or fixed term employees, and any claims (whether in tort, contract or statute or otherwise), demands, actions, proceedings and any award, compensation, damages, tribunal awards, fine, loss, order, penalty, disbursement, payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation (including any investigation by the Equality and Human Rights Commission or other enforcement, regulatory or supervisory body and of implementing any requirements which may arise from such investigation), and any legal costs and expenses.

Encumbrance: any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, restriction, right of pre-emption, assignment by way of security, reservation of title, trust, set-off, claim, third party interest or right (legal or equitable) or other encumbrance or security interest of any kind however created or arising and any other agreement or arrangement (including a sale and re-purchase arrangement) having similar effect.
Estimated Cash: the Sellers’ estimate of the Cash, as set out in the Estimates Statement in Schedule 3.
Estimated Liability: in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the Sellers’ liability to the Buyer if the Outstanding Claim were to be resolved, as agreed or determined in accordance with clause 4.9.
Estimated Indebtedness: the Sellers’ estimate of the Indebtedness, as set out in the Estimates Statement in Schedule 3.
Estimates Statement: has the meaning given in Schedule 3.
Estimated TTM EBITDA Amount: the Buyer’s and Sellers’ estimate of the TTM EBITDA Amount, as shown in the Estimates Statement.
Estimated Working Capital: the Sellers’ estimate of the Working Capital, as set out in the Estimates Statement in Schedule 3.
Expert: the person appointed in accordance with paragraph 1 of Schedule 10 (Expert determination).
Formal Notice: is a type of Notice which must be delivered or sent in accordance with clause 20.2.
Fraudulent Conduct: any activity, practice or conduct constituting fraud, including but not limited to a fraud offence under section 199(6) of the Economic Crime and Corporate Transparency Act 2023.
Fundamental Warranties: the warranties set out in Part 2 of Schedule 4 (Warranties) and Fundamental Warranty means any of them.
General Warranties: the warranties set out in Part 3 of Schedule 4 (Warranties) and General Warranty means any of them.
Guarantee: any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided any such guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off.
HMRC: HM Revenue & Customs.
Indebtedness: in relation to the Company, the aggregate amount of their respective borrowings and other financial indebtedness in the nature of borrowing, including (without double counting):
(a)borrowings from any bank, financial institution or other entity;
(b)indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;
(c)obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given, or other operational liabilities incurred, in the ordinary course of trading);

(d)indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) which is a liability under applicable accounting standards;
(e)any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;
(f)all provisions that are expected to lead to a future cash outflow, including:
(i)provisions for pension payments payable by the Company in respect of the period up to and including the Completion Date, which are unpaid as at Completion;
(ii)deferred tax liabilities in the sum of £1,529,887;
(iii)provisions for tax payments payable by the Company in respect of the period up to and including the Completion Date and interest and/or penalties relating to tax payable by the Company, which are unpaid as at Completion;
(iv)the net balance owed to [***] after having adjusted the amount shown in the ‘Aged Creditors’ listing, which is expected to be £866,300 with such net balance intended to be confirmed [***]; and
(g)without prejudice to paragraph (f)(iii) of this definition, any amounts due or owing by the Company pursuant to section 455 CTA 2010 (including interest and/or penalties in respect of amounts payable thereunder) in respect of the period up to and including the Completion Date; and
(h)all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, together with any prepayment premiums or other penalties, fees, expenses or breakage costs arising (or which would arise) in connection with the repayment of any such borrowings or indebtedness on the Completion Date, in each case as at the Effective Time and shown in the Completion Accounts, in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in Schedule 8 (Completion Accounts).
Indemnity Claim: a claim for breach of a Specific Indemnity.
Ingatestone Lease: the lease in the agreed terms dated on or around the date of this Agreement made between [***] (as landlord) and the Company (as tenant) relating to the Ingatestone Property.
Ingatestone Lease Indemnity: the Specific Indemnity set out at paragraph 1.14 of Schedule 11.
Ingatestone Property: Shed 1, Yards 1, 2, 3 and 4, Portacabin Site, Compound 3 and 2 parking spaces at Little Woodbarns Farm, Green Street, Ingatestone, Essex CM4 0NT.
Intellectual Property: patents, supplementary protection certificates, petty patents, utility models and any other rights to inventions; copyright, moral rights and related rights; trade marks and trade names, service marks, rights in domain names, rights in get-up, rights to goodwill or to bring claims for passing off or unfair competition; rights in designs; database rights; rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

Last Accounts Date: 28 February 2025.
Leasehold Properties: the leasehold properties, short particulars of which are set out in Schedule 2 (Property particulars).
London Stock Exchange: London Stock Exchange plc.
Losses: in relation to:
(a)any matter except for the Specific Indemnities at paragraphs 1.5 and 1.6 of Schedule 11, all damages, direct losses, liabilities, costs (including reasonable legal costs), charges, expenses, actions, proceedings, claims, penalties, fines, payments, enforcement actions, court orders and demands actually or directly suffered by the Company or the Buyer in respect of that matter;
(b)any matter arising from the Specific Indemnities at paragraphs 1.5 and 1.6 of Schedule 11, all damages, direct losses, losses related to loss of reputation, liabilities, costs (including reasonable legal costs), charges, expenses, actions, proceedings, claims, penalties, fines, payments, enforcement actions, court orders and demands actually or directly suffered by the Company or the Buyer in respect of that matter;
(c)any matter arising from the Specific Indemnity at paragraph 1.14 of Schedule 11, all damages, direct losses, indirect or consequential losses, loss of profit, loss of business, losses related to loss of reputation, liabilities, costs (including reasonable legal costs), charges, expenses, actions, proceedings, claims, penalties, fines, payments, enforcement actions, court orders and demands actually or directly suffered by the Company or the Buyer, whether or not foreseeable, in respect of that matter.
NDA Deed of Termination: the deed, in the agreed terms, to be entered into between the Company and the Buyer at Completion.
Notice: has the meaning given in clause 20.1.
Outstanding Claim: a claim that is not a Resolved Claim.
Post Completion Payment: any amount of Consideration due to the Sellers following the Completion Date (including for the avoidance of doubt, the Additional Consideration).
Post Completion Payment Date: the date falling 10 Business Days following a Post Completion Payment becoming due to the Sellers.
Property Documents: all title documents and other documents relating to the Leasehold Properties, as listed in Part 2 of Schedule 2 (Property particulars).
PSC: a person with, or having, significant influence or control as defined in section 790C of the CA 2006.
PSC Register: a register of people with significant influence or control as required by section 790M of the CA 2006.
Relevant Associate: any employee, agent, or other person performing services for or on behalf of, the Company.
Reserved Sum: has the meaning given in clause 4.9.1(b)(i) .

Resolved Claim: a Claim or an Indemnity Claim that has either been:
(a)agreed in writing between the Buyer and the Seller as to both liability and quantum;
(b)finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the parties are debarred (by passage of time or otherwise) from making an appeal; or
(c)unconditionally withdrawn by the Buyer in writing.
Regulatory Announcement: the announcement to be included as an exhibit to the Form 8-K filed after Completion by a member of the Buyer’s Group with the U.S. Securities and Exchange Commission.
Relief: has the meaning given in Part 1 of Schedule 5 (Tax).
Restricted Names: Grassform or any name closely resembling it.
RLE: a relevant legal entity as defined in section 790C of the CA 2006.
S455 Tax Refund: means an amount equal to a repayment or a right of set off from Tax and any related repayment supplement from HMRC under section 458 CTA 2010 where the section 455 CTA 2010 charge to which such refund relates arises in the Company’s accounting period current at Completion.
Seller Guarantees: means the following agreements:
(a)[***]
(b)[***]
Sellers’ Lawyers: Birketts LLP of Brierly Place, 160-162 New London Rd, Chelmsford CM2 0AP.
Sellers’ Representative: Mark John Dunning or any other Seller appointed as a replacement in accordance with clause 19.
Service Agreements: the new service agreements, in the agreed terms, to be entered into between the Company and each of [***] on the Completion Date.
Settlement Agreements: the settlement agreements, in the agreed terms, to be entered into between the Company and each of [***] on the Completion Date
Share Buyback: the purchase by the Company from [***] of 25 ordinary shares of £1.00 each, pursuant to a share buyback agreement dated 28 June 2021.
Shares: the shares in the capital of the Company held by the Sellers as set out opposite their respective names in Part 1 of Schedule 1 (Sale particulars), all of which have been issued and are fully paid and which constitute the entire issued share capital of the Company.
[***] Indemnity: the specific indemnity at paragraph 1.10 of Schedule 11 (Specific Indemnities).
[***] Claim: the claim by the Company against [***] and others proceeding in the Business and Property Courts at Leeds County Court under claim number L80LS065, and the counterclaim by [***] under the same claim number, including any future proceedings directly related to the same including (but not limited to) enforcement, appeals and counterclaims.
[***] Payment: a sum equal to the amount of any damages and costs received by the Company in respect of the [***] Claim upon such claim either being settled by agreement in writing by the parties thereto or finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the parties are debarred (by passage of time or otherwise) from making an appeal.

[***] Net Receipt: the [***] Payment less an amount equal to all costs, expenses and Tax incurred by the Buyer or the Company in relation to the [***] Claim.
Specific Indemnities: the indemnities in clause 6.7, clause 9 and/or Schedule 11 (Specific Indemnities) (and each individually a Specific Indemnity).
Target Working Capital: one million two hundred thousand pounds (£1,200,000).
Tax: has the meaning given in Part 1 of Schedule 5 (Tax).
Tax Authority: has the meaning given in Part 1 of Schedule 5 (Tax).
Tax Claim: a Covenant Claim or Tax Warranty Claim (as the case may be).
Tax Covenant: the covenant in respect of Tax in Part 1 of Schedule 5 (Tax).
Tax Warranties: the warranties set out in Part 2 of Schedule 5 (Tax) and Tax Warranty means any of them.
Tax Warranty Claim: a claim for breach of a Tax Warranty.
Third Party Claim: any claim, action or demand which is made or threatened by any third party against the Buyer or the Company and which is reasonably likely to give rise to a claim for breach of the General Warranties or the Fundamental Warranties.
Transaction Documents: this Agreement, the Disclosure Letter and any other document entered into pursuant to this Agreement in connection with the sale and purchase of the Shares.
TTM EBITDA Amount: has the meaning given in Part 1 of Schedule 9.
TTM Excess: has the meaning given in paragraph 3.6.1 of Part 2 of Schedule 9.
TTM Shortfall: has the meaning given in paragraph 3.6.2 of Part 2 of Schedule 9.
Warranty Claim: a claim for breach of a Warranty (but excluding, for the avoidance of doubt, any claim for breach of a Fundamental Warranty).
Warranties: the Fundamental Warranties and the General Warranties and Warranty means any of them.
Working Capital: the aggregate current assets (save for those included within Cash) less the aggregate current liabilities (save for those included within Indebtedness) of the Company as at the Effective Time and set out in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques referred to in Schedule 8 (Completion Accounts).
Worksop Lease: the lease dated on or around the date of this Agreement made between [***] (as landlord) and the Company (as tenant) relating to land and buildings at Bonemill Lane, Worksop, S81 7AU.
Worksop Property: the land and buildings at Bonemill Lane, Worksop, S81 7AU.

2Interpretation
2.1    Legislative references and other terms
In this Agreement, unless otherwise specified, reference to:
2.1.1    a subsidiary undertaking has the meaning given to it in section 1162 of CA 2006;
2.1.2    subsidiary or holding company have the meanings given to them in section 1159 of CA 2006 and:
(a)a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of CA 2006, as a member of another company even if its shares in that other company are registered in the name of:
(i)another person (or its nominee), whether by way of security or in connection with the taking of security; or
(ii)its nominee;
2.1.3    a person being connected with another shall be determined in accordance with
(a)sections 1122 and 1123 of CTA 2010; or
(b)sections 993 to 994 of the Income Tax Act 2007,
as appropriate (except that in construing sections 1122 and 1123 of CTA 2010 “control” has the meaning given by section 1124 or section 450 of CTA 2010 so that there is control whenever section 1124 or section 450 of CTA 2010 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 requires);
2.1.4    a document in the agreed terms shall be construed to mean a document in a form agreed in writing between the parties (whether electronically or in hard-copy), or on their behalf by their lawyers;
2.1.5    subject to clause 2.1.6, writing or written includes email but excludes faxes and any other forms of electronic communication;
2.1.6    in the following clauses, writing or written excludes e-mail, faxes and any other forms of electronic communication:
(a)clause 16 (Variations); and
(b)clause 17 (Waiver);
2.1.7    any phrase introduced by the terms including, includes, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;
2.1.8    a party means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to their estate and personal representatives;
2.1.9    a person includes any natural person, individual, company, firm, corporation, partnership, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

2.1.10    the singular includes the plural and vice versa and reference to any gender includes the other genders;
2.1.11    any:
(a)statute, statutory provision or subordinate legislation (together, legislation) or accounting standard shall be construed as referring to such legislation or accounting standard as it is in force as at the Completion Date and:
(i)such legislation or accounting standard as amended and in force for the time being and to any legislation or accounting standard which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation or accounting standard; and
(ii)any former legislation or accounting standard which it re-enacts, consolidates or enacts in rewritten form or supersedes, and
(b)European Union law that is directly applicable or directly effective in the United Kingdom at any time is a reference to it as it applies in England and Wales from time to time including as retained, amended, extended or re-enacted on or after Exit Day (as defined in the European Union (Withdrawal) Act 2018) from time to time provided that, in the case of those matters which fall within clause 2.1.11(a)(i) and (b), as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party.
2.1.12    any statute, statutory instrument, regulation, by-law or other requirement of English law or any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction such English law or term;
2.1.13    pounds or £ are to pounds sterling, the lawful currency of the United Kingdom; and
2.1.14    unless otherwise indicated, the time of day is reference to time in London, England.
2.2    Cross references and schedules
2.2.1    In this Agreement (unless otherwise specified):
(a)reference to a clause or Schedule is to a clause of or Schedule to this Agreement and references to Parts are to Parts of the relevant Schedule and references to paragraphs are to paragraphs in the relevant Schedule or Part in which they appear;
(b)the Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules; and
(c)the table of contents, the headings and the descriptive notes in brackets relating to provisions of Tax statutes in this Agreement (whether statutes, statutory instruments, orders, enactments, laws, by-laws, directives, regulations or decrees, whether domestic or foreign, providing for or imposing any Tax) are for information only and shall not affect the interpretation of this Agreement.
2.3Obligations and awareness
In this Agreement, unless otherwise specified:

2.3.1    any statement qualified by reference to the Sellers’ state of knowledge, belief or awareness shall be deemed to include an additional statement that:
(a)it has been made after due and careful enquiries (including, without limitation, due and careful enquiries having been made of [***] by each of the Sellers; and
(b)before making it, the Sellers have made such enquiry as it would be reasonable to expect the Sellers to have made;
2.3.2    the knowledge, belief or awareness of each Seller shall be imputed to all the Sellers; and
2.3.3    any agreement, covenant, warranty, undertaking or liability arising under this Agreement on the part of two or more Sellers shall be deemed to be made or given by such persons jointly and severally.
2.4    The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of its provisions.
2.5    In this Agreement, unless otherwise specified, any reference to any party agreeing to “procure” or “ensure” performance of an action or obligation by any other person shall be interpreted as a primary obligation of that party (Obligor) and not as a guarantee of the other person’s performance or as a secondary obligation of the Obligor.
3Agreement to sell the shares
3.1    Sale of the Shares
3.1.1    On the terms of this Agreement and with effect from Completion:
(a)the Sellers shall, as legal and beneficial owners and with full title guarantee, sell; and
(b)the Buyer shall, relying on the warranties, indemnities and undertakings contained in this Agreement, purchase the Shares free from all Encumbrances and together with all rights and benefits attaching to them at the Completion Date (including the right to receive all dividends, distributions or any return of capital declared, made or paid by the Company on or after the Completion Date).
3.1.2    The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Buyer in respect of its rights to the other Shares.
3.2    Rights of pre-emption
Each of the Sellers unconditionally and irrevocably waives all rights of pre-emption and any other rights or restrictions over any of the Shares conferred either by the articles of association of the Company or in any other way.

4    Consideration
4.1    The Consideration
4.1.1    The Consideration for the sale and purchase of the Shares shall, subject to any adjustment as provided in accordance with this clause 4, be:
(a)the Determined Amount which shall be determined and satisfied by the Buyer in accordance with clause 4.5 and Schedule 8 (Completion Accounts);
(b)the Earn-Out Consideration which shall be calculated and satisfied by the Buyer in accordance with clause 4.6 and Schedule 9 (Earn-Out);
(c)the TTM Excess (if any); and
(d)the Additional Consideration (if any).
4.2    Apportionment of the Consideration
All payments made by the Buyer in respect of the Consideration shall be apportioned between the Sellers as set out opposite their respective names in Part 1 of Schedule 1 (Sale Particulars).
4.3    Payment obligations on Completion
On Completion, the Buyer shall:
4.3.1    pay to the Sellers the Completion Payment (less a sum equal to £2,377,946.09, being the aggregate of the sums referred to in clause 4.3.2 below), in cash by an electronic transfer to the client account of the Sellers’ Lawyers details of which shall have been sent in writing to the Buyer’s Lawyers before Completion;
4.3.2    at the direction of the Sellers, procure that the indebtedness settlement payments are made as follows:
(a)the sum of £1,193,400.57 to the Company in settlement of the Directors’ Loan Account of [***];
(b)the sum of £1,035,183.99 to the Company in settlement of the Directors’ Loan Account of [***]; and
(c)the sum of £149,361.53 to the Company in settlement of the balance owed by [***] to the Company, such payments to be made in cash by an electronic transfer to the account of the Company details of which shall have been sent in writing to the Buyer’s Lawyers before Completion.
4.4    Receipt by the Sellers’ Lawyers
The Sellers’ Lawyers are irrevocably authorised on behalf of the Sellers to receive:
4.4.1    all payments to be made; and
4.4.2    all items to be delivered,
to the Sellers pursuant to this Agreement and such payment and delivery to the Sellers’ Lawyers shall be a good discharge to the Buyer. The Buyer shall not be concerned as to the split of the Consideration, or any other payment, between the Sellers.
4.5    Completion Accounts
The Completion Accounts shall be prepared, and the Consideration shall be adjusted, in the manner provided for in Schedule 8 (Completion Accounts).

4.6    Earn-Out
The Earn-Out Consideration shall be calculated, and the Consideration shall be adjusted, in the manner provided for in Schedule 9 (Earn-Out).
4.7    TTM Shortfall
The Consideration shall be further adjusted by an amount equal to the TTM Shortfall (if any), in the manner provided for in Schedule 9 (Earn-Out).
4.8    Additional Consideration
4.8.1    If a [***] Payment is received by the Company, the Buyer shall pay to the Sellers an amount equal to the [***] Net Receipt. Such amount shall be paid in sterling by way of electronic transfer to the Sellers as soon as reasonably practicable and in any event within 10 Business Days after the date on which the Company receives the [***] Payment.
4.8.2    The Company may receive a S455 Tax Refund as a result of the repayment on or before Completion of the Directors’ Loan Accounts balances.
4.8.3    If and to the extent a S455 Tax Refund is received by the Company (whether by way of a cash repayment or a right to set off from or relating to Tax), the Buyer shall pay to the Sellers an amount equal to the S455 Tax Refund actually received by the Company as Additional Consideration (less an amount equal to any costs and expenses (excluding recoverable VAT) reasonably and properly incurred by the Buyer or the Company in connection with obtaining the S455 Tax Refund).
4.8.4    Any amounts paid to the Sellers pursuant to clause 4.8.3 above shall be paid in sterling by way of electronic transfer to the Sellers as soon as reasonably practicable and in any event within 10 Business Days after the date on which the Company actually receives the S455 Tax Refund.
4.8.5    If, after any payment to the Sellers has been made pursuant to clause 4.8.4, the whole or any part of the S455 Tax Refund subsequently becomes, or is treated by any Tax Authority as being unavailable, then the Sellers undertake to pay (in 10 Business Days after receipt of a copy of written confirmation from HMRC that HMRC has erred in its decision that a S455 Tax Refund was payable to the Company and either part or all of the S455 Tax Refund paid to the Company is now owed back to HMRC) to the Buyer on a joint and several basis an amount equal to the aggregate of any amounts previously set off and/or paid to the Sellers pursuant to clause 4.8.4.
4.8.6    The Buyer agrees to use reasonable endeavours to procure that the Company obtains any S455 Tax Refund.
4.9    Set-off
4.9.1    If on any Post Completion Payment Date:
(a)a Due Amount (or any part of it) is unpaid, the Buyer shall be entitled to satisfy all (to the extent possible) or part of the Sellers’ liability for the Due Amount through set-off against the amount of the Post Completion Payment (including, without limitation, any adjustment pursuant to Schedule 8 (Completion Accounts) and Schedule 9 (Earn-Out)) payable on that date, and to treat its obligation to make the Post Completion Payment as being reduced by the amount so set-off; and/or
(b)subject to clause 4.9.2, there is an Outstanding Claim, the Buyer shall be entitled to:

(i)withhold from the Post Completion Payment an amount equal to the Estimated Liability in respect of that Outstanding Claim or, if lower, the full amount of the Post Completion Payment (Reserved Sum); and
(ii)defer payment of the Reserved Sum until such time as the Outstanding Claim has become a Resolved Claim.
4.9.2    Where clause 4.9.1(b) applies, the Buyer and the Sellers shall use all reasonable endeavours to agree the Estimated Liability (which shall, until such time as it is otherwise determined in accordance with this clause, be the genuine and bona fide estimated figure the Buyer has notified the Estimated Liability as being) in respect of the Outstanding Claim as soon as possible, and in any event, within the period of 10 Business Days following the relevant Post Completion Payment Date. Failing such agreement, the following procedure shall apply:
(a)determination of the Estimated Liability shall be referred to Counsel at the request of either party;
(b)Counsel shall be requested to provide their determination of the Estimated Liability within 15 Business Days of accepting their appointment (or such other period as the parties may otherwise agree with Counsel in writing);
(c)Counsel shall act as an expert and not as arbitrator and their determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on the parties;
(d)if Counsel’s final determination is that the Estimated Liability should be reduced, then the amount by which the Estimated Liability shall be reduced (as stated in the final determination) shall be paid by the Buyer to the Sellers within 10 Business Days of such final determination, but otherwise the Estimated Liability shall remain unchanged; and
(e)the fees and expenses of Counsel shall be borne as to 50 per cent. by the Buyer and as to 50 per cent. by the Sellers.
4.9.3    In the event that the Buyer withholds a Reserved Sum pursuant to clause 4.9.1(b) in respect of an Outstanding Claim, on that claim becoming a Resolved Claim the Buyer shall:
(a)be entitled to satisfy all (to the extent the Reserved Sum is sufficient) or part of the Sellers’ liability for the Due Amount for the relevant Resolved Claim through set-off against the corresponding Reserved Sum, and to treat its obligation to pay the Reserved Sum as being reduced by the amount set off; and
(b)pay to the Sellers the remaining balance of the corresponding Reserved Sum (if any) after set-off pursuant to clause 4.9.3(a) . The Buyer shall make such payment within 10 Business Days of the Outstanding Claim becoming a Resolved Claim.
4.9.4    If a Due Amount and/or the amount of any Resolved Claim is or are not satisfied in full by way of set-off under this clause 4.9 (Set-off), nothing in this clause 4.9 (Set-off) shall prevent or otherwise restrict the Buyer’s right to recover the balance from the relevant Sellers and any such amount(s) (to the extent not so satisfied) shall remain fully enforceable against the relevant Sellers, as applicable.
4.9.5    The provisions of this clause 4.9 shall not prejudice the rights of the Buyer set out in clause 4.10 in relation to the Ingatestone Lease Indemnity.
4.10    Ingatestone Lease

Without prejudice to the Buyer’s rights pursuant to clause 4.9, if, on the Post Completion Payment Date on which the Earn-Out Consideration is due to be paid, the unconditional consent [***] has not been received by the Buyer, the Buyer shall be entitled to set off against or otherwise hold back from the Earn-Out Consideration such amount as it may in its absolute discretion determine, pending the receipt of such unconditional consent [***].
5    Completion
5.1    Date and place
Completion shall take place (subject to clause 5.4) on the Completion Date when all the matters set out in Schedule 7 (Completion obligations) shall take place. The Buyer may, by notice in writing (which shall include email) given to the Sellers, waive the delivery to it at Completion of any of the items set out in paragraph 1.1 of Schedule 7. In the event that delivery of any such item at Completion is waived by the Buyer, the Sellers agree to use their respective reasonable endeavours to procure its delivery to the Buyer as soon as possible after Completion.
5.2    Buyer’s obligations
Subject to the Sellers complying with their respective obligations in Schedule 7 (Completion obligations) the Buyer shall at Completion:
5.2.1    deliver to the Sellers:
(a)a counterpart of the NDA Deed of Termination, duly executed by the Buyer; and
(b)a copy of the Disclosure Letter, countersigned by the Buyer; and
5.2.2    make the payment referred to in clause 4.3.
5.3    Immediately following Completion, the Buyer shall deliver to the Sellers:
5.3.1    counterparts of the Service Agreements, duly executed by the Company;
5.3.2    counterparts of the Consultancy Agreements, duly executed by the Company; and.
5.3.3    counterparts of the Settlement Agreements, duly executed by the Company
5.4    Default on Completion
If, in any respect, the Completion obligations to be performed by the Sellers are not complied with on the date of Completion, the Buyer may by means of a notice in writing served on the Sellers:
5.4.1    defer Completion to a date not more than 10 Business Days after the Completion Date (and so that the provisions of this clause 5 shall apply to Completion as so deferred); or

5.4.2    proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or
5.4.3    terminate this Agreement without prejudice to the rights and liabilities which have accrued to any party before termination, which shall continue to subsist.
5.5    Tax Covenant
The provisions of part 1 of Schedule 5 (Tax) shall have effect from and after Completion.

6    Sale Warranties and Specific Indemnities
6.1    Incorporation of Schedule 4 (Warranties) and Part 2 of Schedule 5 (Tax)
6.1.1    Each of the Sellers:
(a)severally warrants to the Buyer in the terms of the Fundamental Warranties set out in paragraphs 1.1, 1.2 and 3.2 of Part 2 of Schedule 4; and
(b)jointly and severally warrants to the Buyer in the terms of the Fundamental Warranties set out in paragraphs 2.1, 2.2 and 3.1 of Part 2 of Schedule 4, in each case as at the Completion Date.
6.1.2    The Sellers warrant to the Buyer in the terms set out in Part 3 of Schedule 4 (Warranties) and in Part 2 of Schedule 5 (Tax) as at the Completion Date save as, and to the extent, Disclosed in the Disclosure Letter.
6.1.3    Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 4 (Warranties) or Schedule 5 (Tax).
6.2    Limitation of liability
6.2.1    The provisions of Schedule 6 (Limitations on liability) shall not apply to the Fundamental Warranties. The liability of the Sellers under the Fundamental Warranties shall be unlimited.
6.2.2    Subject to clause 6.2.1, the liability of the Sellers under the Warranties and the Tax Warranties shall be limited in accordance with Schedule 6 (Limitations on liability) but not otherwise.
6.2.3    Except for the matters Disclosed, no information of which the Buyer has actual, imputed or constructive knowledge shall:
(a)prejudice or prevent any claim being made by the Buyer under any of the Warranties; or
(b)affect the amount recoverable under any such claim,
and neither the rights and remedies of the Buyer nor the Sellers’ liability in respect of the Warranties shall be affected by any investigation made by or on behalf of the Buyer into the Company or its affairs or by anything contained in any draft disclosure letters.
6.3    Information from the Company
6.3.1    Any information supplied by or on behalf of the Company to or on behalf of the Sellers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the Business and affairs of the Company shall not constitute a representation or warranty or guarantee as to its accuracy by the Company in favour of the Sellers.

6.3.2    The Sellers undertake to the Buyer (on behalf of themselves and as trustees for the Company and its directors and employees) that they will not bring any claims whatsoever which any of them might otherwise have against the Company or any of its directors or employees in respect of the information referred to in clause 6.3.1.
6.3.3    This clause 6.3 shall not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which such Seller may be entitled.

6.4    Notification
If at any time any of the Sellers become aware of a fact, event or circumstance which constitutes or is likely to constitute a breach of Warranty the Sellers shall as soon as is reasonably practicable notify the Buyer in writing of the relevant fact, event or circumstance in such detail as is in its possession to assist the Buyer in making an assessment of the situation.
6.5    Damages
6.5.1    In determining damages for any breach of the Warranties the Buyer shall not be required to cause the Company to be wound up or to rely on the limited liability of the Company in mitigation of its loss.
6.5.2    Subject to clause 6.5.3, any amount paid by the Sellers to the Buyer as damages for breach of the Warranties shall be treated as a reduction or refund of the Consideration paid or payable under this Agreement.
6.5.3    The fact that any sum payable by the Sellers under this Agreement is expressed to be such a reduction or refund of the Consideration shall not be construed as limiting the sum to such amount of the Consideration.
6.6    Buyer and Seller undertakings
6.6.1    The Buyer agrees that it shall, or shall procure that the Company shall, within 28 days of the Completion Date, notify the Transport Commissioner of the change of control of the Company and the changes to the directors of the Company.
6.6.2    The Buyer undertakes to the Sellers that it shall, as soon as reasonably practicable following Completion, procure the release of the Seller Guarantees and prior to such release the Buyer undertakes to Mark Dunning and Simon Dunning that it shall keep them and [***] fully indemnified against any liability arising under any such Seller Guarantee that relates to any default of the Company after Completion.
6.6.3    In the event that the Ingatestone Lease is entered into without the consent [***], the Sellers undertake to the Buyer that they shall use their respective all reasonable endeavours to procure such consent as soon as possible following the Completion Date and promptly provide a copy of such consent to the Buyer.
6.7    Specific indemnities
Without prejudice to any and all other rights and remedies of the Buyer in relation to any breach of the Warranties (save that any payment under this clause 6.7 in respect of a matter which is also a breach of a Warranty shall be taken into account in assessing the Buyer’s loss in respect of that breach), subject, where expressly stated in such Schedule, to the provisions of Schedule 6 (Limitations of Liability), the Sellers jointly and severally undertake to the Buyer and the Company or any other member of the Buyer’s Group that they shall pay to the Buyer or, as it directs, the Company an amount equal to the amount of all Losses of the Company and/or the Buyer incurred or arising directly or indirectly as a result of any of the matters specified in Schedule 11 (Specific Indemnities) occurring.

7    Buyer’s warranties
7.1    The Buyer warrants to the Sellers that:
7.1.1    it has all requisite power and authority to enter into, deliver and perform the Transaction Documents to which the Buyer is a party;
7.1.2    each Transaction Document to which the Buyer is a party shall, upon execution, constitute valid, legal and binding obligations of the Buyer in accordance with their terms; and
7.1.3    no order has been made, petition passed or resolution passed for the Buyer’s winding up or for the appointment of a provisional liquidator to the Buyer.
8    Protection of goodwill
8.1    Each of the Sellers severally undertakes to the Buyer and the Company that (except as otherwise agreed in writing with the Buyer) they will not either solely or jointly with any other person (either on their own account or as the agent of any other person) for a period of three years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed, or other publicly traded, company which confer not more than 1% of the votes which can generally be cast at a general meeting of such company) interested directly or indirectly in a business carried on in England, Wales, Scotland or Northern Ireland which competes with the Business.
8.2    Without prejudice to clause 8.1 each of the Sellers severally undertakes to the Buyer and the Company that (except as otherwise agreed in writing with the Buyer) they will not either solely or jointly with any other person (either on their own account or as agent of any other person):
8.2.1    for a period of three years from Completion, (i) employ or solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by the Company during the period of 24 months immediately prior to Completion, such person having been a customer of the Company in respect of such goods or services during such period, or (ii) do anything which causes or is reasonably likely to cause such a customer to stop being a customer of, or reduce the amount of custom it gives to, the Company, or to vary adversely the terms upon which it conducts business with the Company;
8.2.2    for a period of three years from Completion, (i) have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 24 months prior to Completion, a supplier of goods or services to the Company, or (ii) do anything which causes or is reasonably likely to cause such a supplier to stop supplying, or reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;
8.2.3    for a period of three years from Completion induce, solicit or endeavour to entice to leave the service or employment of the Company any person who during the period of 12 months prior to Completion was an employee of the Company likely (in the opinion of the Buyer) to be:
(a)in possession of Confidential Information relating to; or
(b)able to influence the customer relationships or connections of; or
(c)able to influence the technology or inventions of; or
(d)occupying a senior management position within
the Company; or
8.2.4    in connection with any activity whatsoever use, procure, cause or (so far as it is able) permit the use of any trade or domain name or e-mail address used by the Company at any time preceding the Completion Date or any other name intended or likely to be confused with any such trade or domain name or e-mail address including, without limitation, the Restricted Names; or
8.2.5    at any time following Completion do or say anything which is:
(a)intended to damage the goodwill or reputation of the Business; or
(b)likely to lead any person to cease to do business with the Company or any other member of the Buyer’s Group in relation to the Business on substantially equivalent terms to those previously offered, or not to engage in business with the Company or any other member of the Buyer’s Group in relation to the Business.
8.3    The Sellers agree that the undertakings contained in this clause 8 are reasonable and are entered into for the purpose of protecting the goodwill of the Business and that accordingly the benefit of the undertakings contained in this clause 8 may be assigned, in accordance with clause 23.1, by the Buyer and its successors in title without the consent of any of the Sellers.
8.4    Each undertaking contained in this clause 8 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts of them, as appropriate, shall continue to bind the Sellers.
8.5    If any undertaking contained in this clause 8 shall be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.
8.6    Without prejudice to the generality of the foregoing, if any time period within this clause 8 is held unenforceable by a court the parties agree that the restriction shall be deemed amended as if the time period were reduced by six months. The parties agree that in the event such reduced time period shall be held unenforceable by a court the restriction shall be deemed amended as if the time period was reduced by a further six months and such process shall repeat until the resulting period has not been held unenforceable by a court.

9    Conduct of [***] Claim after Completion
9.1    The Buyer and the Sellers hereby agree that, with effect from Completion, the Sellers’ Representative shall be entitled to take all decisions on behalf of the Company in relation to the [***] Claim, save that prior to taking any decisions in respect of the following matters the Sellers shall procure that the Sellers’ Representative first consult with the Buyer:
9.1.1    the entry into any form of settlement agreement;
9.1.2    the commencement of any challenge or appeal; or
9.1.3    the commencement of any form of enforcement action.
9.2    In exercising the authority given by clause 9.1, the Sellers’ Representative shall:
9.2.1    keep the Buyer and the Company reasonably informed of the progress of the [***] Claim at least once every calendar month, and without prejudice to the generality of the foregoing shall provide the Buyer and the Company with reasonable advance notice in writing of any material steps proposed to be taken in relation to the [***] Claim;
9.2.2    provide the Buyer and the Company with copies of all material information and correspondence relating to the [***] Claim;
9.2.3    use reasonable endeavours to consult with the Buyer and the Company regarding the conduct of the [***] Claim;
9.2.4    give due consideration (in good faith) to such steps as the Buyer and/or the Company may recommend be taken in relation to the [***] Claim;
9.2.5    not take any step in relation to the [***] Claim where the Buyer and/or the Company (acting reasonably) consider(s) such step could have an adverse effect on any member of the Buyer’s Group; and
9.2.6    act in good faith at all times in its dealings with the [***] Claim.
9.3    Except as authorised by the Company in this Agreement or otherwise in writing, the Sellers shall procure that the Sellers’ Representative shall not act to incur any liabilities on behalf of the Company. For the avoidance of doubt this authority does not extend to the power to execute contracts on the Company’s behalf.
9.4    The Sellers will pay all sums due to the Buyer under the [***] Indemnity within 28 days of the Company being issued with any invoice, court order or other demand for payment.
9.5    Upon any of the following events, the Buyer may by service of notice on the Sellers’ Representative immediately revoke the authority given to the Sellers’ Representative under clause 9.1:
9.5.1    if all of the Sellers are either:
(a)the subject of a bankruptcy petition or order; or
(b)enter into any compromise or arrangement with their creditors,
9.5.2    if by reason of incapacity or illness (whether mental or physical) all three Sellers are either incapable of managing their own affairs or become a patient under any mental health legislation;
9.5.3    if any of the Sellers are in material breach of any of clauses 9.2, 9.3 and/or 9.4;
9.5.4    if the Sellers fail to pay any sum due to the Buyer pursuant to the [***] Indemnity when due; or
9.5.5    on the date 18 months from the Completion Date.

9.6    During the period in which the Sellers’ Representative has authority pursuant to clause 9.1, the Buyer shall procure that [***] shall provide reasonable assistance to the Sellers’ Representative [***] in the event that the Sellers’ Representative reasonably requests historic information of the Company that is relevant to the [***] Claim.
9.7    Subject to clause 9.5, the authority given pursuant to clause 9.1 will be automatically revoked on the date on which the [***] Claim is finally settled or determined and any enforcement action in respect of the same is finalised.
9.8    The provisions of clause 6.7 and paragraph 1.10 of Schedule 11 shall apply in relation to the [***] Claim.
10    Confidential information
10.1    Confidentiality letter
This Agreement supersedes the agreement in the confidentiality letter between the Buyer and the Company dated 9 October 2025, and such agreement shall be terminated pursuant to the NDA Deed of Termination.
10.2    Obligations of the Sellers
Each of the Sellers undertakes (individually and not jointly) to the Buyer and the Company that they shall, and shall procure that each of their connected persons shall:
10.2.1    keep secret and confidential:
(a)the Confidential Information;
(b)the terms of this Agreement and the other Transaction Documents and any information relating to their negotiation; and
(c)all confidential information, know-how and trade secrets in their knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Buyer or any member of the Buyer’s Group;
10.2.2    not disclose any of the information referred to in clause 10.2.1(a) (whether in whole or in part) to any person, except as expressly permitted by this clause 10; and
10.2.3    not make any use of any of the information referred to in clause 10.2.1(a), other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this Agreement.
10.3    Buyer’s obligations
The Buyer undertakes to each Seller that it shall (and shall procure that each member of the Buyer’s Group shall):
10.3.1    keep secret and confidential the terms of this Agreement and the other Transaction Documents, any information relating to their negotiation and any information relating to any other party to this Agreement;
10.3.2    not disclose any of the information referred to in clause 10.3.1 (whether in whole or in part) to any person, except as expressly permitted by this clause 10; and
10.3.3    not make any use of any of the information referred to in clause 10.3.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

10.4    Permitted disclosures
10.4.1    Nothing in this Agreement shall be interpreted as imposing on the Buyer an obligation to keep confidential any information relating to the Company, or to restrict its use of such information, in each case at any time after Completion.
10.4.2    Notwithstanding any other provision of this Agreement, no party shall be obliged to keep secret and confidential or to restrict their use of any information that:
(a)is or becomes generally available to the public other than as a result of its disclosure by that party (or any person to whom that party has disclosed the information in accordance with clause 10.4.3(a)) in breach of this Agreement; or
(b)was, is or becomes available to that party on a non-confidential basis from a person who, to that party’s knowledge, is not bound by a confidentiality agreement, and is not otherwise prohibited from disclosing the information to that party.
10.4.3    A party may disclose any information that they are otherwise required to keep confidential under this clause 10:
(a)to any of their employees, officers, consultants, representatives or professional advisers but only to the extent they need to know that information to enable that party to perform their obligations or exercise their rights under this Agreement and that the party making the disclosure (Disclosing Party) shall procure that the recipient:
(i)knows that the information is confidential;
(ii)only uses the information for that purpose;
(iii)is subject to like obligations of confidentiality and restrictions of use as bind the Disclosing Party; and
(iv)complies with the obligations set out in this clause 10 as if they were the Disclosing Party.
The Disclosing Party shall, at all times, be liable for the failure of their recipients to comply with the obligations set out in this clause 10;
(b)in the case of the Buyer only (and provided that it informs the relevant recipient that the information is confidential):
(i)to a proposed transferee of the Shares for the purpose of evaluating the proposed transfer; or
(ii)to its funders, potential funders, investors, potential investors, auditors, bankers and their respective advisers, employees, officers, representatives or consultants;
(c)with the prior consent in writing of the parties to whom the information relates;
(d)to confirm that the sale and purchase of the Shares has taken place, or the date of the transfer of the Shares (but without otherwise revealing any other terms of the sale and purchase or making any other Announcement, other than in accordance with clause 10.5);
(e)if and to the extent that they or (in the case of the Buyer, any member of the Buyer’s Group) are required to do so by any applicable law, any governmental or regulatory authority (including any relevant stock, securities or investment exchange), any court or other authority of competent jurisdiction (including any Tax Authority); or

(f)if and to the extent that disclosure is required by the regulations of any Tax Authority, the Financial Conduct Authority, the Securities and Exchange Commission, or the New York Stock Exchange or any other recognised investment, stock or securities exchange on which any member of the Buyer’s Group’s securities are traded or the Panel on Takeovers and Mergers or other regulatory organisation, provided that in each case (where it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of the disclosure as reasonably possible.
10.5    Announcements
10.5.1    Subject to clause 10.5.2 and clause 10.5.3, no party shall make, or permit any person to make, any Announcement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).
10.5.2    Any member of the Buyer’s Group shall be permitted to file the Regulatory Announcement following Completion.
10.5.3    The Buyer may at any time after Completion announce its acquisition of the Shares to any employees, clients, customers or suppliers of the Company, or any other member of the Buyer's Group.
11    Release and acknowledgement
11.1    Subject to clause 11.3, each Seller acknowledges, confirms and undertakes to the Buyer and the Company (as separate obligations enforceable accordingly) that:
11.1.1    neither they, nor any of their connected persons has any claim or right of action of any kind, arising in any capacity or jurisdiction, against the Company or any of its officers or employees;
11.1.2    there is no agreement or arrangement under which the Company has or could have any actual, contingent or prospective obligation (including, but not limited to, any obligation under any guarantee entered into by the Company) to or in respect of them or any of their connected persons.
11.2    Subject to clause 11.3, to the extent that any of the circumstances described in clause 11.1 exist in relation to any of the Sellers, each Seller:
11.2.1    waives any such claims that they may have;
11.2.2    waives any such obligations to or in respect of a Seller;
11.2.3    shall procure the waiver of any such claims as their connected persons may have; and
11.2.4    shall procure the waiver of any such obligation to or in respect of any such connected persons, and (i) releases and forever discharges the Company, its officers and employees from any liabilities (actual or contingent) that they have to the Sellers and (ii) shall procure such release and discharge from each of its connected persons.
11.3    Nothing in this clause 11 shall operate as a waiver of, or require the Sellers’ to procure a waiver of, any claim which [***] may have against the Company in respect of salary, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay and all other benefits relating to his employment due to him but unpaid as at the Completion Date.

12    Costs
Save as otherwise expressly provided in this Agreement, each party shall pay their own legal, accountancy and other costs connected with the sale and purchase of the Shares
13    Effect of completion
13.1    The terms of this Agreement (other than obligations that have already been fully performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in full force after and notwithstanding Completion.
13.2    The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion, subject to the provisions of Schedule 6 (Limitations on liability).
14    Further assurance
14.1    At their own expense, the Sellers shall, and shall procure that any necessary third party shall, promptly sign, execute and deliver such deeds and documents and perform such acts as may be required for the purpose of giving the Buyer the full legal and beneficial title to the Shares.
14.2    Subject to clause 14.1, at their own expense, the Sellers shall and shall use reasonable endeavours to procure that any necessary third party shall, promptly sign, execute and deliver such deeds and documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.
14.3    Each of the Sellers appoints the Buyer as their attorney to sign, execute and deliver on their behalf all deeds and documents and to do all acts and things necessary to give effect to the terms of this Agreement. The power of attorney in this clause 14.3 is given by way of security for the Buyer’s interest in the Shares and shall be irrevocable.
15    Entire agreement
15.1    The Transaction Documents constitute the entire agreement and understanding of the parties and supersede and extinguish all previous, drafts, agreements and understandings between them whether oral or in writing relating to their subject matter.
15.2    Each party acknowledges and agrees that:
15.2.1    in entering into this Agreement it has not been induced to enter into any Transaction Document in reliance upon, and shall have no claims, rights or remedies in respect of any statement, representation, assurance, warranty, covenant, agreement, undertaking, indemnity, commitment or understanding of any kind whatsoever made by or on behalf of a party (whether made innocently or negligently) which is not expressly set out in the Transaction Documents; and
15.2.2    to the extent that a party has, they each unconditionally and irrevocably waive any claims, rights or remedies to which they might otherwise have had in relation to those matters.
15.3    Nothing in this clause 15 or any of the Transaction Documents shall operate to limit or exclude any liability for fraud.

16    Variations
No variation of this Agreement shall be effective unless it is in writing and signed by each of the parties. Email shall not be treated as being “in writing” for the purposes of this clause 16.
17    Waiver
17.1    A failure to exercise, or delay in exercising, a right, power or remedy provided by this Agreement or by law (Agreement Right):
17.1.1    shall not constitute a waiver of that, or any other Agreement Right; and
17.1.2    shall not, and nor shall any single or partial exercise of any such Agreement Right, preclude the further exercise of that, or any other Agreement Right.
17.2    Any waiver of any Agreement Right under this Agreement:
17.2.1    is only effective if it is in writing and is signed by or on behalf of the waiving party (or their authorised representative);
17.2.2    applies only to the person to whom the waiver is addressed and to the circumstances for which it is given;
17.2.3    shall not be deemed a waiver of any subsequent Agreement Right against that person; and
17.2.4    shall not be deemed a waiver of any Agreement Right against any other person to whom the waiver is not addressed and shall not reduce or extinguish the liability of that other person under this Agreement.
17.3    The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of any rights, powers or remedies provided by law.
18    Invalidity
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
18.1.1    the validity, legality and enforceability under the law of that jurisdiction of any other provision; and
18.1.2    the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.
19    Sellers’ Representative
19.1    Subject to clause 19.4, each Seller irrevocably appoints the Sellers’ Representative as their agent to:
19.1.1    agree any variations to this Agreement in accordance with clause 16;
19.1.2    negotiate, compromise, agree and settle any dispute or claim arising out of or in connection with this Agreement (including in respect of the Completion Accounts and Earn-Out Certificate); and
19.1.3    act on their behalf in relation to any matter which this Agreement expressly provides to be agreed or done by their “authorised representative”.
19.2    Without prejudice to clause 19.1, each Seller irrevocably agrees that any Notice, consent or agreement, election, instruction, submission, information, demand or other action to be given, made or taken by such Seller (whether individually or with others) under or in connection with this Agreement may be given, made or taken on their behalf by the Sellers’ Representative.

19.3    Each Seller irrevocably:
19.3.1    (subject to clause 19.5) undertakes to the Buyer that the Sellers’ Representative has and shall retain the authority to bind each of them in relation to the matters referred to in clauses 19.1 and 19.2 (Relevant Matters);
19.3.2    agrees that the Buyer shall be entitled to rely on any Notice or communication in writing provided by the Sellers’ Representative in relation to any Relevant Matter as binding on each of them; and
19.3.3    agrees that any notice or communication in writing by the Sellers’ Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Sellers’ Representative as agent for all of the Sellers.
19.4    Each Seller:
19.4.1    (subject to clause 19.5) irrevocably appoints the Sellers’ Representative as their agent to accept service on their behalf of Notices and process in any legal action or proceedings relating to any dispute or claim arising out of or in connection with this Agreement;
19.4.2    irrevocably agrees that any Notice to be given to it in accordance with this Agreement is deemed to have been properly given if given to the Sellers’ Representative in accordance with the provisions of clause 19 (whether or not such Notice is forwarded to or received by such Seller); and
19.4.3    irrevocably agrees that failure by the Sellers’ Representative to notify them of the process will not invalidate the legal action or proceedings concerned.
19.5    If, for any reason, the Sellers’ Representative ceases to be able to act for the purposes of this clause 19.5 or no longer has a postal address in the United Kingdom, the Sellers shall immediately:
19.5.1    (subject to this clause 19.5) irrevocably appoint another Seller as a substitute Sellers’ Representative with a postal address in the United Kingdom; and
19.5.2    notify the Buyer of the name and postal and email address of the substitute Sellers’ Representative.
Such appointment and notice shall be effective five Business Days from and including the date on which the notice given pursuant to clause 19.5.2 is deemed to have been served or delivered in accordance with clause 20.4.
19.6    If, on any occasion, there is no Sellers’ Representative or the Sellers’ Representative no longer has a postal address in the United Kingdom:
19.6.1    the Buyer shall be entitled to deal with the Sellers instead;
19.6.2    (except in clause 1 and this clause 19.6) references in this Agreement to the Sellers’ Representative shall be construed accordingly; and
19.6.3    for the purpose of clause 19, the postal and email addresses of the Sellers shall be as set out in column 1 of Part 1 of Schedule 1 (Particulars of the Sellers).

20    Notices
20.1    Any notice or other communication under this Agreement (Notices and each a Notice) given or made under or in connection with the matters contemplated by this Agreement shall be in writing, in English and, subject to clause 20.2, shall be:
20.1.1    delivered personally;
20.1.2    sent by email;
20.1.3    sent by pre-paid first-class post or another next working day delivery service providing proof of postage (in each case, only where the relevant Notice is posted to and from places within the United Kingdom); or
20.1.4    sent by pre-paid registered air mail providing proof of postage if posted to or from a place outside the United Kingdom, to the recipient party at its address set out in clause 20.3 or such other address as that party may specify by serving not less than 10 Business Days' Notice to the other party.
20.2    A Formal Notice given or made under or in connection with the matters contemplated by this Agreement shall be delivered or sent by any of the methods set out in clause 20.1 except clause 20.1.2.
20.3    The details for service of Notices for each of the parties are:
20.3.1    in the case of the Buyer:
Personal service and postal address: 9320 Lakeside Blvd Ste 100, The Woodlands, TX 77381
Email: [***] (with copies to [***] and [***])
Marked for the attention of: ‘[***] of NPK International Inc.’
20.3.2    in the case of the Sellers, to the Sellers’ Representative at his postal address and/or email address set out in column 1 of Part 1 of Schedule 1.
20.4    Notices shall be deemed to have been received:
20.4.1    if delivered personally, at the time of delivery to the address;
20.4.2    if sent by first-class post or another next working day delivery service providing proof of postage, at 9:00am on the second Business Day after the date of posting;
20.4.3    if sent by pre-paid registered air mail, at 9:00am on the fifth Business Day after posting; and
20.4.4    if sent by email, at the time of transmission (provided that the sender has not received an automatic delivery failure message).
20.5    If, in accordance with clause 20.4, any Notice would otherwise be deemed to be given or made before 9:00am on a Business Day such Notice shall be deemed to be given or made at 9:00am on that day and if deemed to be given or made after 5:00pm on a Business Day or at any time on a day that is not a Business Day such Notice shall be deemed to be given or made at 9:00am on the next Business Day.
20.6    Fax and electronic communications other than email are not valid methods of delivery of Notices under this Agreement.
20.7    For the purposes of clause 20.4:
20.7.1    references to time are to local time in the place of deemed receipt; and

20.7.2    if deemed receipt would occur in the country of deemed receipt on a day that is not a normal working day or a public holiday in that country (local non-business day), receipt is deemed to take place at 9:00am on the next day which is not a local non-business day.
20.8    This clause does not apply to the service of any proceedings or other documents in any legal action or any arbitration or other method of dispute resolution.
20.9    The provisions of this clause 20.9 shall not apply to any changes relating to the Sellers’ Representative, such changes shall be governed by the provisions of clause 19 instead. A party may notify the other party to this Agreement of a change to its name, relevant addressee or email address for the purposes of clause 20.3 by a Notice provided that such change shall only be effective on:
20.9.1    the date specified in the Notice as the date on which the change is to take place (provided that such date is not earlier than five Business Days after the date on which such Notice is given (or is deemed to have been given in accordance with clause 20.4)); or
20.9.2    if no date is specified or the date specified is less than five Business Days after the date on which Notice is given (or is deemed to have been given in accordance with clause 20.4), the date falling five Business Days after notice of any such change has been given (or is deemed to have been given in accordance with clause 20.4).
21    Counterparts
21.1    This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute an original of this Agreement and those counterparts together shall constitute one and the same Agreement.
21.2    No counterpart shall be effective until each party has executed and delivered at least one counterpart.
22    Power of attorney pending registration of transfer
22.1    Each of the Sellers declares that for as long as they remain the registered holder of any of the Shares after Completion they will:
22.1.1    hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer; and
22.1.2    deal with the Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of the Shares.
22.2    Each of the Sellers appoints the Buyer as their attorney for the purpose of exercising any and all rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company. The power of attorney in this clause 22.2 is given by way of security for the Buyer’s interest in the Shares and shall be irrevocable.
22.3    For the purposes of clause 22.2 each of the Sellers authorises:
22.3.1    the Company to send any notices in respect of their shareholdings to the Buyer; and
22.3.2    the Buyer to complete and return proxy cards, consents to short notice and any other documents otherwise required to be signed by such Seller as a member of the Company.

23    Miscellaneous
23.1    Assignment
23.1.1    This Agreement shall be binding upon and enure for the benefit of the successors in title to the parties but, except as set out in clauses 23.1.2 and 23.1.3, shall not be assignable by any party without the prior written consent of the others.

23.1.2    The Buyer may, without the need to obtain the consent of the Sellers, assign the benefit of this Agreement (including, without limitation, the benefit of the Warranties, the Specific Indemnities and any undertakings given by the Sellers) in whole or in part, at any time and on more than one occasion:
(a)to any member of the Buyer’s Group for so long as that company remains a member of the Buyer’s Group. The Buyer shall procure that the assignee company assigns the rights assigned to it in accordance with this clause 23 to the Buyer or to such other member of the Buyer’s Group as it may nominate immediately before the assignee company ceases to be a member of the Buyer’s Group; or
(b)by way of security for the benefit of any person who provides bank or other facilities to any member of the Buyer’s Group in connection with the transactions effected under this Agreement or any working capital or other requirements of the Buyer’s Group.
23.1.3    Subject to and upon any assignment permitted by this Agreement, any assignee of the parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a party, but until such time any such assignee of the parties shall have no such rights whether as a third party or otherwise.
23.2    Interest
If either the Buyer or any of the Sellers default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the relevant party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 4% above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day.

23.3    Consequences of termination
Without prejudice to any remedy available to any party arising out of any outstanding breach of this Agreement on the part of any other party, if this Agreement is terminated in accordance with its terms, unless expressly provided otherwise the following shall occur:
23.3.1    the following provisions shall continue to have effect:
(a)clause 1 (Definitions);
(b)clause 2 (Interpretation);
(c)clause 9 (Confidential Information);
(d)clause 12 (Costs);
(e)clause 15 (Entire agreement);
(f)clause 16 (Variations);
(g)clause 19 (Sellers’ Representative);
(h)clause 19 (Notices);
(i)clause 21 (Counterparts);
(j)clause 23.3 (Consequences of termination);
(k)clause 23.4 (Third parties); and
(l)clause 24 (Governing law and jurisdiction); and
23.3.2    except as referred to in clause 23.3.1 all obligations of the parties under this Agreement shall terminate.
23.4    Third parties
23.4.1    The parties agree that (save as set out in clause 23.4.2 and where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.
23.4.2    Clause 6 (Sale Warranties and Specific Indemnities), clause 8 (Protection of goodwill), clause 9 (Confidential Information) and clause 11 (Release and acknowledgement) confer on the third parties expressly identified in those clauses rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement.
24    Governing law and jurisdiction
24.1    This Agreement and any Dispute shall be governed by and construed in accordance with the laws of England and Wales.
24.2    Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.
24.3    In this clause 24, Dispute means any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes and claims).
25    Process agent
25.1    The Buyer irrevocably appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG as its agent to receive and acknowledge on its behalf in England or Wales service of any proceedings under clause 24.2 above and undertakes not to revoke the authority of such agent.

25.2    Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Buyer).
25.3    If for any reason the process agent ceases to be able to act as agent or no longer has an address in England or Wales, the Buyer shall immediately appoint a substitute agent’s name and address in England and Wales and notify the Sellers’ Representative of the substitution. Until the Sellers’ Representative receives a substitution notification, it will be entitled to treat the agent named above as the agent of the Buyer for the purposes of this clause 25.
This Agreement has been executed as a deed and delivered on the date stated at the beginning of this document.

Schedule 1
Sale particulars
Part 1
Particulars of the Sellers

(1) Seller name and address	(2) Number, class and nominal value of the Shares in the Company	(3) Number of Shares to be sold	(4) Proportion of the Consideration
Mark John Dunning [***]	150 ordinary shares of £0.25 each	150 ordinary shares of £0.25 each	50%
Simon Peter Dunning [***]	75 ordinary shares of £0.25 each	75 ordinary shares of £0.25 each	25%
Suzanne Dunning [***]	75 ordinary shares of £0.25 each	75 ordinary shares of £0.25 each	25%
Totals	300 ordinary shares of £0.25 each	300 ordinary shares of £0.25 each	100%

Part 2
Particulars of the Company

Company number:	05185169
Registered office address:	Little Woodbarns Farm Green Street Ingatestone Essex CM4 0NT
Registered email address:	[***]
Date and place of incorporation:	20 July 2004 England and Wales
Class of company:	Private Limited Company
Issued share capital:	300 ordinary shares of £0.25 each
Loan capital:	none
Directors:	Mark John Dunning Simon Peter Dunning
Secretary:	Mark John Dunning
VAT number:	[***]
Tax district and reference:	[***]
Accounting reference date:	28 February
Accountants:	Crowe U.K. LLP
Mortgages and charges:	[***] (in the process of being formally released)
Subsidiary undertakings and subsidiaries:	None
Registrable PSCs and registrable RLEs (including nature of influence or control):
•Mark John Dunning (Ownership of shares – More than 25% but not more than 50%; Ownership of voting rights - More than 25% but not more than 50%; Has significant influence or control)
•Simon Peter Dunning (Has significant influence or control)

Schedule 2
Property particulars

Part 1
The Leasehold Properties

Address	Title number and class of title (if registered)	Current rent	Use	Occupational interests/Brief details of lease and Encumbrances
Land and Building at Bonemill Lane, Worksop S81 7AU (Worksop Lease)	Not registered	[***]
Industrial warehouse, storage, showroom and office as at the date this lease is granted or such other use to which the Landlord has given consent (such consent not to be unreasonably withheld or delayed).
Lease dated on or around the date of this Agreement and made between (1) [***] and (2) Grassform Plant Hire Limited
Shed 1, Yards 1, 2, 3 and 4, Portacabin Site, Compound 3 and 2 parking spaces at Little Woodbarns Farm, Green Street, Ingatestone, Essex CM4 0NT (Ingatestone Lease)	Not registered	[***]	the business of hiring plant and machinery including sitting of ancillary offices, additional storage and parking	Lease dated on or around the date of this Agreement and made between (1) [***] and (2) Grassform Plant Hire Limited

Part 2
List of the Property Documents

None

Schedule 3
Estimates Statement

1For the purposes of this Agreement:
1.1    The Estimated Cash is £3,521,078.
1.2    The Estimated Indebtedness is £5,911,130.
1.3    The Estimated Working Capital is £1,085,366.
1.4    The Estimated TTM EBITDA Amount is £6,035,707.

Schedule 4
Warranties
Part 1
Schedule definitions
1Schedule definitions
This Schedule uses the following defined terms:
AI Technology: any computer system(s), machine learning, deep learning, and other artificial intelligence technologies (including statistical learning algorithms, models, neural networks, and other artificial intelligence tools or methodologies), software implementations of any of the foregoing, and related hardware or equipment that simulate human intelligence processes and which can, for a given set of human-defined objectives, generate outputs such as content, predictions, recommendations, or decisions.
Anti-Corruption Laws: any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the U.S. Foreign Corrupt Practices Act, the Bribery Act 2010, the Fraud Act 2006, the Economic Crime and Corporate Transparency Act 2023, the economic crimes listed in Schedule 12 and the fraud offences listed in Schedule 13 to the Economic Crime and Corporate Transparency Act 2023 and the Organisation for Economic Co-operation Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
Anti-Terrorism and Anti-Money Laundering Laws: any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.
Company Insurance Policies: as described in Warranty 9.1.
Company Intellectual Property: Intellectual Property owned, used, held or licensed by the Company.
Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices and the control of acquisitions and mergers (including, but not limited to, the Chapter I and Chapter II prohibitions under the Competition Act 1998, the Article 101 and Article 102 prohibitions under the Treaty on the Functioning of the European Union and the cartel offence in Part 6 of the Enterprise Act 2002).
Data Protection Laws: all laws whether of the United Kingdom or any other jurisdiction, as amended, replaced or updated from time to time, together with applicable guidance and codes of practice issued by any relevant Supervisory Authority relating to data protection, privacy, e-marketing, artificial intelligence or any similar concept, and/or information or network security which are from time to time applicable to the Company (or any part of its business).
Disclosed Scheme: The People's Pension and the personal pension arrangements of the Sellers and Employee 20 (as referred to in the data room relating to this transaction) and Employee 69 (as referred to in the data room relating to this transaction).
Domain Names: has the meaning given in paragraph 11.7.1 of Part 3.
Employee: when used in paragraphs 15 and 20 of Part 3 means a present or former employee, officer or director of the Company.
Employment Laws: all and any international, European Union or national laws, common law, statutes, directives, bye-laws, orders, regulations or other subordinate legislation,

notices, codes of practice, guidance notes, judgments or decrees, relating to or connected with (1) the employment of employees or (2) the use of or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment or (3) the relations between the Company and any trade union, staff association, works counsel, information and consultation forum or other body representing employees or workers.
Environment: the natural and non-natural environment, including buildings and all or any of the following media: air (including air within buildings and the air within natural or man-made structures and enclosures whether below or above ground), water (including territorial waters, coastal and inland waters, surface and ground waters and waters in wells, boreholes, drains and sewers) and land (including subsurface strata and land under water), and any living organisms (including humans), habitats and ecosystems supported by those media.
Environmental Laws: all and any international, national or local laws (including assimilated European Union laws), common law, statutes, bye-laws, orders, regulations or other subordinate legislation, notices, legally binding codes of practice, circulars and guidance notes, judgments, injunctions, decrees or instructions or decisions of any competent regulatory body, court or tribunal in force from time to time, relating to or connected with the protection, conservation or improvement of the Environment, including the manufacture, transportation, storage, treatment or disposal of Hazardous Substances, climate change or energy efficiency.
Environmental Permits: all Permits, including their conditions, required under any Environmental Laws for the carrying on of the Business, for the occupation and use of the Leasehold Properties and for the carrying on of any activities or processes involving Hazardous Substances from time to time on the Leasehold Properties.
Hazardous Substance: any natural or artificial substance (whether in solid, liquid, gaseous or vapour form) which alone or in combination with others causes or is capable of causing harm to the Environment or to public health.
Health and Safety Laws: all and any international, national or local laws (including assimilated European Union laws), common law, statutes, directives, bye-laws, orders, treaties, regulations or other subordinate legislation, notices, codes of practice, circulars, guidance notes, judgments, injunctions, decrees or instructions or decisions of any competent regulatory body, court or tribunal in force from time to time, relating to or connected with the protection of human health and safety or the condition of the workplace.
IT Contracts: all arrangements and agreements under which any third party provides any element of, or services relating to, the IT Systems, including without limitation leasing, hire-purchase, licensing (including without limitation content, open source and webwrap licences), support, maintenance, services, development, design and escrow agreements.
IT Systems: all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) and software (including associated preparatory materials, user manuals and other associated documentation) together with all related object and source codes and databases owned, used, leased or licensed by or to the Company.
Management Accounts: the unaudited accounts of the Company for the 8 month-period ending on 31 October 2025, copies of which are at items 2.2.2.1 to 2.2.2.4 (inclusive) of the Disclosure Documents.
NSI Act 2021: the National Security and Investment Act 2021.

NSI Act 2021 Questionnaire: the NSI Act 2021 screening questionnaire for the NSI Act 2021 sectors raised by the Buyer’s Lawyers and dated 29 September 2025.
Permit: a permit, licence, consent, approval, permission, exemption, certificate, qualification, specification, registration and other authorisation and a filing of a notification, report or assessment necessary in any jurisdiction for the proper and efficient operation of the Business, its ownership, possession, occupation or use of an asset or the execution and performance of this Agreement.
Personal Data: has the meaning given in the Data Protection Laws.
Planning Acts: all legislation relating to town and country planning from time to time in force.
Proceeding: has the meaning given in paragraph 15.1.1 of Part 3.
Processor: has the meaning given in paragraph 15.14.3 of Part 3.
Relevant Benefits: has the meaning given in paragraph 20.2 of Part 3.
Sanctioned Country: any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, the Russian Federation, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
Sanctioned Person: any person that is the target of sanctions or restrictions under Trade Controls including: (i) any person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (OFAC) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list, UK Sanctions List, Consolidated List of Financial Sanctions Targets in the UK, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions and the Consolidated United Nations Security Council Sanctions List; (ii) any person located, organized, or resident in a Sanctioned Country; (iii) the government of, or any agency or instrumentality of the government of, a Sanctioned Country; (iv) any person that is, in the aggregate, 50 per cent. or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (i)-(iii); or (v) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
Social Media Accounts: all social media accounts, pages and profiles, including blogs hosted on third party platforms, (whether still in existence or not) operated by or on behalf of the Company at any time before the Completion Date.
Substantial Customer: each customer of the Company that accounted for [***] or more of the Company’s aggregate turnover in (i) any of the three financial years of the Company ended on the Last Accounts Date and/or (ii) the period between the Last Accounts Date and the Completion Date.
Substantial Supplier: each supplier of the Company that accounted for [***] or more of the Company’s aggregate gross expenditure in (i) any of the three financial years of the Company ended on the Last Accounts Date and/or (ii) the period between the Last Accounts Date and the Completion Date.
Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the United Kingdom.

Trade Controls: has the meaning given in paragraph 15.12.1 of Part 3.
TUPE: the Transfer of Undertakings (Protection of Employment) Regulations 2006.
Websites: has the meaning given in paragraph 11.7.2 of Part 3.
Part 2
Fundamental Warranties
1    Title Warranties
1.1    Capacity
1.1.1    The Sellers have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform:
(a)their obligations under this Agreement; and
(b)each document to be executed by them at or before Completion or otherwise pursuant to the terms of, this Agreement which are, or when the relevant document is executed will constitute, valid, legal and binding obligations on the Sellers in accordance with their terms.
1.1.2    The execution and delivery of, and the performance by the Sellers of their obligations under, this Agreement will not:
(a)result in a breach of, or constitute a default under, any instrument; or
(b)result in a breach of any order, judgment or decree of, or undertaking to, any court or government body to which any of the Sellers is a party or by which any of the Sellers is bound.
1.2    The Shares
1.2.1    The Sellers are the only legal and beneficial owners of the Shares.
1.2.2    The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.
1.2.3    There is no Encumbrance in relation to any of the Shares or any unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to, and there is no ‘restrictions notice’ pursuant to Schedule 1B to CA 2006 in force in respect of, any of the Shares.
1.2.4    Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including any option or right of pre-emption or conversion).
2    The Company (Fundamental)
2.1    Incorporation and existence
2.1.1    The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

2.2.2    The information in Part 2 of Schedule 1 relating to the Company is true, complete and accurate.
2.2    Subsidiaries of the Company
2.2.21    The Company does not:
(a)own any shares or stock in the capital of, nor does it have any beneficial or other interest in, any company or business organisation;
(b)control or take part in the management of (including as a shadow director) any other company or business organisation; or
(c)have any liability as a former member, officer or shadow director of any body corporate, partnership or unincorporated association, nor are there any circumstances in which such liability could arise.
3    Insolvency
3.1    Solvency of the Company
3.1.1    No order has been made, petition presented or resolution passed for the winding-up of the Company or for the appointment of a provisional liquidator to the Company.
3.1.2    No notice of intention to appoint an administrator or notice of appointment of administrator in respect of the Company has been filed at court nor has any resolution been passed authorising the filing of a notice of intention to appoint an administrator or a notice of appointment of an administrator and no administration order has been made and no application for an administration order has been lodged at court or presented in respect of the Company.
3.1.3    No receiver, receiver and manager or administrative receiver has been appointed over the whole or part of the Company’s business or assets.
3.1.4    No formal written demand for repayment of monies has been received by the Company from its bankers, nor has any demand been served on the Company by any of its creditors pursuant to section 123(1)(a) of the Insolvency Act 1986.
3.1.5    No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Company.
3.1.6    No compromise or arrangement under Part 26 or Part 26A of the CA 2006 (or under the provisions of s.425 of the Companies Act 1985 before its repeal) has been proposed, agreed to or sanctioned in respect of the Company.
3.1.7    No step has been taken in any applicable jurisdiction to start any process by or under which the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented.
3.1.8    The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.
3.1.9    The Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2)).
3.1.10    The Company has not stopped paying its debts as they fall due.

3.1.11    No distress, enforcement power, execution charging order, garnishee order or other process has been levied on or applied for in respect of an asset of the Company.
3.1.12    There are no unsatisfied judgments or court orders outstanding against the Company.
3.1.13    No action is being taken by the Registrar of Companies to strike the Company off the register under section 1000 of the CA 2006.
3.2    Solvency of the Sellers
3.2.1    No Seller has:
(a)had a bankruptcy petition presented against them or been declared bankrupt;
(b)been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;
(c)stopped paying their debts as they fall due;
(d)any outstanding judgments or Court orders against them;
(e)had distress, enforcement power, execution, charging order, garnishee order or other process levied on or applied for in respect of any of their assets;
(f)had a receiver appointed over any of their assets or been served with a formal written demand by a bank for immediate repayment of a secured debt;
(g)entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including any individual voluntary arrangement); or
(h)been subject of any other event analogous to that listed in this paragraph 3.2.1 in any jurisdiction.
Part 3
The General Warranties
1    The Company (General)
1.1    Shares
1.1.1    The Company has not at any time within the last five years:
(a)purchased or redeemed or agreed to purchase or redeem any shares of any class of its share capital;
(b)otherwise reduced or agreed to reduce its share capital or any class of its share capital; or
(c)issued any shares for consideration payable otherwise than in cash.
1.1.2    All and any purchase or redemption by the Company of any of its shares has been undertaken in accordance with the Companies Act 2006, and:
(a)there are no outstanding amounts due or payable in respect of any such purchases;

(b)all resolutions and agreements required by law have been duly and properly made; and
(c)all resolutions and other documents required to be delivered to the Registrar of Companies have been properly prepared and filed in accordance with applicable legal requirements.
1.1.3    The Company has not at any time entered into or been the subject of any transaction, contract or other arrangement with [***] in respect of the share capital of the Company and has incurred no liability in connection with any such transaction, contract or arrangement.
1.2    Branches etc
The Company does not have any branch, agency, place of business or permanent establishment outside England and Wales.
2    Accounts
2.1    General
2.1.1    The Accounts show a true and fair view of:
(a)the assets, liabilities, financial position and state of affairs of the Company as at the Last Accounts Date; and
(b)the profits and losses of the Company for the financial year ended on the Last Accounts Date.
2.1.2    The Accounts have been:
(a)prepared in accordance with the standards, principles and practices specified on the face of the Accounts and (save as the Accounts expressly disclose) in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom; and
(b)prepared on a basis consistent with the three preceding accounting periods of the Company.
2.2    Liabilities
The Accounts make full provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Tax) of the Company whether actual, contingent, disputed or otherwise.
2.3    Extraordinary and exceptional items
The results shown by the profit and loss account of the Company for each of the three financial years of the Company ended on the Last Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by any transaction, contract or arrangement not on entirely arm’s length terms or by any other matter making the profits or losses for a period covered by any of those accounts unusually high or low.
2.4    Accounting and other records
2.4.1    The books of account and all other records of the Company (including any which it may be obliged to produce under any contract now in force) are up-to-date, in its possession, are true, accurate and complete and are in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.
2.4.2    All deeds and documents (properly stamped where stamping is necessary for enforcement) belonging to the Company or which ought to be in the possession of the Company are in the possession of the Company.
2.5    Management accounts
The Management Accounts:
2.5.1    have been prepared on a basis consistent with that employed in preparing the Company’s previous management accounts, with due care and attention and in accordance with good business practice;
2.5.2    do not contain any material inaccuracies;
2.5.3    show 2.5.3    show with reasonable accuracy the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared.
3    Changes since the Last Accounts Date
3.1    General
Since the Last Accounts Date:
3.1.1    the Company has carried on the Business in the ordinary and usual course and so as to maintain the Business as a going concern;
3.1.2    there has been no material adverse change in the financial, working capital or trading position or prospects of the Company; and
3.1.3    there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by the Company.
3.2    Specific
Since the Last Accounts Date:
3.2.1    the Company has not, other than in the ordinary course of trading:
(a)disposed of, or agreed to dispose of, an asset for an amount which is lower than book value or an open market arm’s length value, whichever is the higher; or
(b)assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);
3.2.2    the Company has not acquired or agreed to acquire an asset for an amount which is higher than the open market arm’s length value;
3.2.3    the Company has not made or incurred, or agreed to make or incur, capital expenditure or commitments or connected commitments involving capital expenditure exceeding in total £10,000;
3.2.4    no Substantial Supplier or Substantial Customer has ceased or substantially reduced its business with the Company or has altered the terms on which it does business to the Company’s disadvantage;

3.2.5    the Company has not declared, paid or made a dividend, bonus or other distribution (including a distribution within the meaning of section 1000 or sections 1022 to 1027 of the CTA 2010) except to the extent provided in the Accounts;
3.2.6    no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);
3.2.7    the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation or become liable to do any of those things;
3.2.8    the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness;
3.2.9    the Company has not paid nor is it under any obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any of the Sellers or any of their connected persons whatsoever; and
3.2.10    no debtor has been released by the Company on terms that they pay less than the face value of their debt, no debt has been subordinated, written down or written off, provided against (in whole or in part), factored or assigned, the Company has not agreed to do any of the items listed in this sub-paragraph and no debt has proved to any extent irrecoverable.
4    Assets
4.1    Title and condition
4.1.1    There are no Encumbrances (except as disclosed in Schedule 2), nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets, and each asset used by the Company (tangible or intangible) is:
(a)legally and beneficially owned by the Company; and
(b)where capable of possession, in the possession of the Company and situated in England.
4.1.2    The Company owns each asset (tangible or intangible) which it uses in its operation of the Business as currently conducted and, no rights (other than rights as shareholders in the Company) relating to the Business are owned or otherwise enjoyed by or on behalf of any of the Sellers or any of their connected persons.
4.1.3    All plant, machinery, vehicles and equipment owned or used by the Company are in good condition and working order and have been regularly and properly maintained and none is dangerous, out-of-date, unsuitable or in need of renewal or replacement or surplus to the Company’s requirements as at Completion.
4.1.4    All assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership possession or use are duly licensed or registered in the sole name of the Company.
4.1.5    All vehicles owned or used by the Company (including without limitation company vehicles used by any of its employees) are registered in the sole name of the Company and are duly licensed and insured for all purposes for which they are used and all registration documents relating to such vehicles are in the possession of the Company.

4.1.6    The asset registers of the Company comprise a true, complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by the Company and are capable of being reconciled in respect of each item with the book values of such assets in the accounting records of the Company.
4.1.7    Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal to have maintained by independent or specialist contractors and in respect of all material assets which the Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement; and all those assets have been regularly maintained in accordance with the terms and conditions of any such agreements and in accordance with safety regulations usually observed in relation to assets of that description.
4.1.8    The Company has no interest in any aircraft, ship or other vessel.
4.2    Hire purchase and leased assets
Copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party are in the Disclosure Letter.
4.3    Debts
4.3.1    The Disclosure Documents include an accurate list of all of the book debts (showing names and amounts owing) of the Company that as at the second Business Day prior to the Completion Date were unpaid and neither the Sellers or the Company have received any indication that any such book debt is bad or doubtful.
4.3.2    No book debts owed to the Company have been factored, sold or agreed to be sold by the Company.
4.4    Stock and work-in-progress
The stock and work-in-progress of the Company:
4.4.1    is adequate in relation to the current trading requirements of the Business;
4.4.2    is in a satisfactory condition;
4.4.3    complies fully with all applicable laws, regulations, standards, (including British and European standards) and specifications agreed with customers; and
4.4.4    is not obsolete or inappropriate and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a buyer (or to the extent that this is not the case, adequate provision or reserve has been made in the Accounts).
5    Financial matters
5.1    Bank accounts
Full details of all bank accounts maintained or used by the Company (including the name, sort code and address of the bank with which the account is kept and the number and nature of each account) and of all direct debit, standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than five Business Days before the Completion Date are attached to the Disclosure Letter. Since the date of each statement no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not substantially different from those shown in the statement.
5.2    Encumbrances over assets
In relation to Encumbrances over assets of the Company and in relation to all overdraft, loan and other financial and leasing facilities available to the Company:
5.2.1    full details are Disclosed and complete and accurate copies of all relevant documents are attached to the Disclosure Letter;
5.2.2    there has been no contravention of or non-compliance with their terms and conditions;
5.2.3    no step to enforce any such Encumbrance or repayment of any facility has been taken or threatened;
5.2.4 there has been no alteration in their terms and conditions and they are all in full force and effect; and5.2.4    there has been no alteration in their terms and conditions and they are all in full force and
5.2.5    none depends on the guarantee or indemnity of, or on any security provided by, a third party, or any Seller.
5.3    Borrowings
5.3.1    The total amount borrowed by the Company at any time:
(a)from its bankers does not exceed its overdraft facilities; or
(b)from whatever source does not exceed any limitation on borrowing contained in the articles of association of the Company or any debenture or loan instrument or other deed or document binding on it.
5.3.2    No event has occurred or been alleged which is or, with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of the Company or has entitled any third party to call for repayment before normal maturity.
5.3.3    Save for the borrowings referred to in paragraph 5.2, the Company:
(a)does not have outstanding any loan capital;
(b)has not incurred or agreed to incur any borrowing which it has not repaid or satisfied;
(c)has not lent or agreed to lend any money which has not been repaid to it;
(d)does not own the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading); and
(e)is not a party to nor has any obligation under:
(i)any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(ii)any other arrangement the purpose of which is to raise money or provide finance or credit.
5.4    Guarantees
5.4.1    The Company is not a party to, nor has any liability (including without limitation any prospective or contingent liability) under any Guarantee.
5.4.2    No Guarantee which remains outstanding has been given by any person to support the obligations of the Company.
5.5    Indebtedness
There is no outstanding indebtedness on any account whatsoever owing:
5.5.1    by the Company to any of the Sellers; or
5.5.2    by any of the Sellers to the Company.
5.6    Security
5.6.1    The Company does not hold any security (including any Guarantee or indemnity) which is not valid and enforceable by the Company in accordance with its terms.
5.6.2    No Encumbrance over any asset of the Company will be created, crystallised or become enforceable as a result of the signing of this Agreement or Completion.
5.7    Grant subsidies
The Disclosure Letter contains full details of each grant or subsidy or other financial assistance received or receivable by the Company from any governmental, quasi-governmental or other authority or body; no act or omission by the Company or by the Sellers (including without limitation entering into or performing any obligation under this Agreement) has resulted or could result in all or part of any such assistance becoming repayable early or being forfeited or withheld. So far as the Sellers are aware, the Company has no liability for industrial training levy or for any other statutory or governmental levy or charge.
5.8    Consumer Credit
5.8.1    No loan has been made by the Company which is governed by the Consumer Credit Act 1974.
5.8.2    The Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment which is a security or a relevant investment (as referred to in article 25 of Financial Services and Markets Act 2000 (Regulated Activities) Order 2001) with, or to deposit any money with or to provide any loan or financial accommodation or credit (other than normal trade credit) to, any person or to subscribe, convert, acquire, dispose of or underwrite any investment.
6    Intellectual Property
6.1    General
6.1.1    The Company is the sole legal and beneficial owner of the Company Intellectual Property.

6.1.2    All Company Intellectual Property which is capable of registration, has been registered in, or in the case of pending applications has been applied for in, the name of the Company.
6.1.3    The Disclosure Letter contains a true, complete and accurate list of all registered Company Intellectual Property and applications for registration.
6.1.4    The Disclosure Letter contains a true, complete and accurate list of all unregistered Company Intellectual Property.
6.1.5    The Disclosure Letter contains a true, complete and accurate list of all domain names used by the Company, and the Company is the sole registrant and has full control of all such domain names.
6.1.6    The Company Intellectual Property is free from Encumbrances.
6.1.7    The Company Intellectual Property is subsisting, valid, and enforceable.
6.1.8    Nothing has been done, omitted or permitted by the Company that would cause the Company Intellectual Property to be subject to an action for revocation, compulsory licence, cancellation or amendment, nor, so far as the Sellers are aware, has anything been done, omitted or permitted by any other person that would cause the Company Intellectual Property to be subject to an action for revocation, compulsory licence, cancellation or amendment.
6.1.9    The Confidential Information is not subject to any disclosure obligation, other than pursuant to written confidentiality agreements copies of which have been Disclosed.
6.2    Renewals/maintenance
6.2.1    All fees for application, registration and renewal in relation to the Company Intellectual Property have been paid in full and on time.
6.2.2    All steps have been taken to maintain, renew and protect the Company Intellectual Property, including all confidential information.
6.2.3    All taxes and other payments have been made in respect of Company Intellectual Property for the use or registration of the Company Intellectual Property have been obtained.
6.2.4    There are no actions that are required to be performed or fees to be paid in relation to the Company Intellectual Property within three months of Completion the omission of which would jeopardise the validity of the Company Intellectual Property.
6.3    Sufficiency
The Company has in its possession or control all material know-how, confidential information, and techniques used, enjoyed or exploited by the Company in the operation of the Business, and does not require any Intellectual Property other than the Company Intellectual Property in order to carry on the operation of the Business as carried on at Completion, except as disclosed in accordance with paragraph 6.5.
6.4    Licences out
6.5.1    There are no third parties who have a right to use or access the Company Intellectual Property.

6.5    Licences in
6.5.1    There are no licences or permissions or other arrangements under which the Company uses Intellectual Property owned by a third party.
6.5.2    The Company does not use any third party Intellectual Property in order to carry on the operation of the Business.
6.6    Infringement
6.6.1    The activities of the Company and its licences and the operation of the Business:
(a)have not infringed and, so far as the Sellers are aware, are not likely to infringe, the Intellectual Property of any other person;
(b)have not given and so far as the Sellers are aware, do not give rise to any obligation to pay any fee compensation or other payments, except as disclosed in relation to licences in under paragraph 6.5.
6.6.2    No proceedings claims or complaints have been brought or threatened against the Company by any third party or competent authority alleging the activities of the Company and its licensees or the operation of the Business infringes Intellectual Property owned by a third party or otherwise attacking the ownership, subsistence, validity or enforceability or grant of any of the Company Intellectual Property.
6.6.3    The Company is not subject to any injunction, undertaking or court order or requirement of any other authority of competent jurisdiction not to use or restricting the use of any Company Intellectual Property.
6.6.4    There has not been, and there is currently no, threatened or anticipated infringement or misuse by any third party of the Company Intellectual Property, including any unregistered rights, confidential information, or know-how.6.6.4    There has not been, and there is currently no, threatened or anticipated infringement or
6.7    Research and development
6.7.1    All research and development into products and technology within the Company is carried out by employees of the Company in the normal course of their employment under agreements governing the confidentiality of such research and development and not extending the rights of the employee to own or profit from the work they do as an employee beyond the statutory minimum.
6.8    Use of name
The Company does not carry on and has not in the last three years carried on any business under any name other than its corporate name.
6.9    Confidentiality
6.9.1    The Company has not entered into any confidentiality or other agreement nor is it subject to any duty which restricts the free use or disclosure of any information used in the Business and there is no breach of any such agreement or duty.
6.9.2    No disclosures have been made of technical information which would defeat the novelty of any invention which is the subject of a patent or patent application owned by the Company or an application which the Company intends to make.
6.9.3    Confidential Information and know-how used by the Company is and has been kept strictly confidential and the Company operates and fully complies with procedures which maintain such confidentiality. The Company has not disclosed any of its know-how, trade secrets or list of customers to any other person except under a written confidentiality agreement. All such agreements with third parties are set out in the Disclosure Letter.
6.9.4    The Company has taken all reasonable steps to ensure that all employees, consultants, and contractors who have had access to confidential information, know-how, or trade secrets have entered into enforceable written agreements assigning all rights in such information to the Company
6.10    Documents
All documents relating to the Company’s title to, and validity, registrability and enforceability of the Company Intellectual Property form part of the records or materials in the possession and ownership of the Company and are set out in the Disclosure Letter.
6.11    Social Media Accounts
6.11.1    Full details of all Social Media Accounts are set out in the Disclosure Letter. There are no individuals who have the ability to operate or edit the Social Media Accounts who are not current employees of the Company.
6.11.2    There are no outstanding claims, disputes or complaints of any nature known or, so far as the Sellers are aware, anticipated from or against any third party arising in respect of the use of Social Media Accounts.
6.11.3    The Company has operated the Social Media Accounts, in compliance with all legal and contractual requirements, for the benefit of the Business up until the Completion Date.
6.11.4    The Company has not used the Social Media Accounts for any purpose other than the ordinary promotion of the Business and has not used them to promote any business, cause or undertaking other than the Company and the Business.
6.11.5    The Company has kept all Social Media Account passwords and login details confidential and has not divulged them to any person, other than current employees as necessary for the operation of the Business.
6.11.6    The Company has, at all times, retained control over all Social Media Accounts, none of which have been subject to any security breach.
6.11.7    The Social Media Accounts have been operated by the Company in the ordinary and usual course, without interruption both as regards the nature, scope and manner of operating the same, up to the Completion Date.
7    Effect of Sale
7.1    Neither the execution nor performance of this Agreement or any Transaction Document will:
7.1.1    result in the Company losing the benefit of a Permit or an asset, licence, grant, subsidy, right or privilege which it enjoys at the Completion Date in any jurisdiction;
7.1.2    conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party or a legal or administrative requirement in any jurisdiction;

7.1.3    result in any Substantial Customer being entitled, so far as the Sellers are aware, to stop dealing with the Company or substantially to reduce its existing level of business or to change the terms upon which it deals with the Company;
7.1.4    result in any Substantial Supplier being entitled, so far as the Sellers are aware, to stop supplying to the Company or substantially to reduce its supplies to or to change the terms upon which it supplies the Company;
7.1.5    so far as the Sellers are aware, result in any officer or senior employee leaving the Company;
result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, before its stated maturity date or any financial facility of the Company being withdrawn
8    Constitution
8.1    Intra vires
The Company has the power to carry on the Business and the Business has at all times been carried in accordance with the Company’s constitution.
8.2    Memorandum and articles, statutory books and resolutions
8.2.1    The memorandum and articles of association of the Company in the form in the Disclosure Letter are complete and accurate and contain or have annexed to them copies of all resolutions and agreements as are referred to in section 36(1) CA 2006, and all amendments to those documents (if any) were duly and properly made.
8.2.2    There is no written resolution of the Company with a circulation date before the Completion Date which has not yet been passed by the members or else lapsed in accordance with the CA 2006.
8.2.3    The statutory books of the Company are up to date, in its possession and are complete and accurate in accordance with applicable legal requirements.
8.2.4    The register of members of the Company has been properly kept and contains complete and accurate records of the members from time to time of the Company and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.
8.2.5    The Company has complied with its obligations under Part 21A CA 2006, including having taken all reasonable steps to find out if there is, and to identify, anyone who is a registrable PSC or RLE in relation to it in accordance with section 790D CA 2006 and to keep that information up to date in accordance with section 790E CA 2006.
8.2.6    The Company’s PSC Register, a copy of which is Disclosed, has been prepared and kept in accordance with section 790M CA 2006 and the Company has not received any requests for inspection or copies of its PSC Register under sections 790N or 790O CA 2006.
8.2.7    No warning notices or restrictions notices have been issued pursuant to paragraph 1 of Schedule 1B to the CA 2006 to any person who has a relevant interest in the Company.
8.2.8    All resolutions, confirmation statements, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed in accordance with applicable legal requirements and are true, complete and accurate.
8.2.9    No resolution of the members of the Company or any class of them or of any debenture-holders or creditors of the Company has been passed within the last 12 months other than ordinary business at an annual general meeting.
8.2.10    There are no elective resolutions in force in relation to the Company.
8.3    Powers of attorney
The Company has not executed any power of attorney or conferred on any person any authority to enter into any transaction on behalf of or to bind the Company in any way (other than its directors, officers and employees for the purposes of the ordinary course of business of the Company).
8.4    Seals
The Company does not have a common seal or a securities seal or any overseas branch registers.
8.5    Shadow directors
No person is or has been a shadow director of the Company who has not been treated for all purposes as a director.
9    Insurance
9.1    The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together, the Company Insurance Policies). Each of the Company Insurance Policies is valid and enforceable and is not void or voidable. So far as the Sellers are aware, there are no circumstances which might make any of the Company Insurance Policies void or voidable or lead to any claim under the Company Insurance Policies being avoided by the insurers.
9.2    Each insurable asset of the Company has at all times been and is at the Completion Date insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a prudent person operating the types of business operated by the Company.
9.3    The Company has at all times been and is at the Completion Date adequately insured against accident, damage, injury, third-party loss (including product liability), loss of profits and any other risk normally insured against by a prudent person operating the types of business operated by the Company and has at all times effected such insurances as required by law.
9.4    No claim is outstanding under any of the Company Insurance Policies and so far as the Sellers are aware, no matter exists which might give rise to a claim under any of the Company Insurance Policies.
9.5    So far as the Sellers are aware, the Company has not done or omitted to do anything which might result in an increase in the premium payable under any of the Company Insurance Policies.

10    Contractual matters
10.1    Validity of agreements
10.1.1    Neither the Company nor the Sellers have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, an agreement or arrangement to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.
10.1.2    The Company is not in breach of any agreement or arrangement. So far as the Sellers are aware, no fact, matter or circumstance exists which might give rise to any such breach.
10.1.3    None of the contracts with the Substantial Customers and Substantial Suppliers (Material Contracts) are void, voidable or unenforceable.
10.1.4    So far as the Sellers are aware no party with whom the Company has entered into an agreement or arrangement is in breach of the agreement or arrangement. No matter exists which might give rise to such breach.
10.2    Material agreements
10.2.1    In respect of the Material Contracts, the Company is not a party to and, so far as the Sellers are aware, is not liable under any contract, transaction, arrangement or liability which:
(a)is of an unusual or abnormal nature, or outside the ordinary and proper course of business or which is not entirely on arm’s length terms;
(b)is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);
(c)is incapable of termination in accordance with its terms, by the Company, on 60 days’ notice or less;
(d)involves payment by the Company by reference to fluctuations in an index of retail prices, or any other index or in the rate of exchange for any currency;
(e)involves an aggregate outstanding expenditure or other liability by the Company of more than £10,000;
(f)restricts its freedom to engage in any activity or business in any part of the world in such manner as it thinks fit or confines its activity or business to a particular place;
(g)requires the Company to pay any commission, finder’s fee, royalty or other similar payment;
(h)is for the supply of goods or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or
(i)is of a loss-making nature.
10.2.2    The Company is not a party to and is not liable under:

(a)an agreement or arrangement by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or
(b)a distributorship, agency, marketing, licensing, management or consultancy agreement or arrangement.
10.2.3    The Company is not a party to or bound by:
(a)any Guarantee, collateral warranty, contract of indemnity or similar agreement or arrangement (whether within or outside the ordinary course of business);
(b)any contract which provides for payment to or by the Company in any currency other than Sterling or which contains indexation or currency or commodity re-negotiation or re-determination clauses;
(c)any contract, forward contract or option for the sale or purchase of any commodity; or
(d)any outstanding offer, proposal, estimate or quotation which, if accepted or incorporated into a contract would result in a contract which, if now in existence, would fall within this paragraph 10.
10.2.4    The Company has complete and accurate records of the terms of all Material Contracts to which it is a party or by which it is bound.
10.3    Arrangements with connected persons
10.3.1    There is, and during the six years ending on the Completion Date there has been, no agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which any of the Sellers, a director or former director of the Company or a person connected with any of them is or was interested in any way. The Company does not owe any obligation or sum to, nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with, the Sellers or any of their connected persons.
10.3.2    None of the Sellers nor their connected persons has any direct or indirect interest in any company firm or business (other than the Company) which is or is likely to be in competition with the Business or any part of it or which is or has in the last two years been a client or customer of the Company.
10.4    Change of terms
During the 12 months preceding the Completion Date there has been no substantial change in the basis or terms on which any person (including any supplier or sub-contractor) is prepared to enter into contracts or do business with the Company (apart from normal price changes) and no proposal to make any such change has been notified to the Company.
11    Information Technology
11.1    System and Documentation
11.1.1    A true, complete, accurate and up to date description (including system architecture) of the IT Systems is set out in the Disclosure Letter. The description is not misleading.
11.1.2    Complete, true and accurate copies of all IT Contracts are enclosed in the Disclosure Letter.

11.1.3    No software has been developed, written or commissioned by the Company.
11.1.4    The IT Systems do not contain any third-party software or systems which are not available from third party suppliers on arms’ length commercial terms.
11.1.5    The IT Systems are legally and beneficially owned by the Company free from any Encumbrance. The Company has obtained all necessary rights from third parties to enable them to use the IT Systems.
11.1.6    The ownership, benefit or right to use the IT Systems will not be lost and none of the IT Contracts is liable to be terminated or otherwise affected by the execution or performance of this Agreement.
11.1.7    The IT Contracts are valid and binding, the Company has complied with them in all material respects, and no notices of breach or termination have been served on or by the Company in respect of any of the IT Contracts.
11.1.8    There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.
11.2    Functionality
11.2.1    The IT Systems as a whole and each part of them:
(a)are fully functioning and have functioned consistently and in accordance with all applicable specifications and requirements of the Business since being installed.;
(b)have not been defective or failed to function during the three years immediately preceding Completion, save for failures, downtime or errors as set out in the Disclosure Letter and no significant or repeated disruption, loss or interruption in or to the use of the IT Systems has occurred in that period;
(c)have capacity, functionality and performance which is wholly satisfactory for the Business as currently conducted;
(d)have not within the last 12 months been infected by any software virus or accessed by any unauthorised person.
11.3    Maintenance & Support
11.3.1    The IT Systems as a whole and each part of them:
(a)have adequate security, back-up systems, duplication, hardware and software support, procedures and maintenance (including emergency cover) to preserve the availability, security and integrity of the IT Systems and the data processed and stored on the IT Systems to ensure that breaches of security and virus and virus infections are prevented; errors and breakdowns kept to a minimum; and no material disruption will be caused in whole or part to the business of the Company in the event of a breach of security, virus infection, error or breakdown;
(b)have been satisfactorily and regularly maintained and currently, and for at least four years following Completion, have the benefit of appropriate maintenance and support agreements.
11.3.2    The maintenance and support providers referred to in the IT Contracts have fulfilled their obligations under those IT Contracts in accordance with their terms (and those terms provide for free updating, error correction and amendment to reflect changes in the law impacting the IT Systems) and so far as the Sellers are aware, there are no circumstances giving rise to a third party intending to stop supporting or maintaining any part of the IT Systems.
11.4    Software
11.4.1    All software used on or stored in the IT Systems, so far as the Sellers are aware:
(a)performs in accordance with its specification and does not contain any defect or feature which may adversely affect its performance or the performance of any other software in the future or in any future circumstances;
(b)is lawfully held and used and does not infringe the Intellectual Property of any person and all copies held have been lawfully made;
(c)as to the copyright in such software:
(i)the Company has not developed or commissioned any bespoke software;
(ii)in the case of standard packaged software , is not terminable without the consent of the Company and which imposes no material restrictions (save as to copying) on the use or transfer of the software.
11.4.2    No software owned by or licensed to the Company is used by or licensed or sub-licensed by the Company to any other person.
11.5    Data
11.5.1    The IT Systems are used in compliance with Data Protection Laws.
11.5.2    All records and data stored by electronic means are capable of ready and prompt access through the IT Systems and without the need for further licences.
11.6    Security
11.6.1    The Company has procedures (including in relation to off-site working where applicable) in place to ensure the security of the IT Systems and confidentiality and integrity of all data stored in them.
11.6.2    The Company has up to date accreditation under ISO/IEC 27001:2005 (or ISO/IEC 27001:2013), the Specification for an Information Security Management System.
11.7    Web
11.7.1    All the domain names used, or required to be used, in or in connection with the Business as presently carried on are listed in the Disclosure Letter (the Domain Names).
11.7.2    The Company is the sole owner of the Domain Names, together with the websites which may be accessed at the Domain Names (the Websites) including the goodwill, copyright and other Intellectual Property in, and content of, the Websites. All rights in the design, development, and content of the Websites have been validly assigned to the Company by all relevant employees, consultants, or contractors, and so far as the Sellers are aware, there are no claims or circumstances which may give rise to any third party rights in the Websites.

11.7.3    The Company does not host any chat rooms or blogs on the internet.
11.8    Outsourcing
The Company has not outsourced the whole or any part of the IT Systems or any services relating to them.
11.9    Disruptions/Disaster recovery
The Company has a disaster recovery plan and procedures to enable it to continue to function without any material disruption or interruption if there is a failure or breakdown of any part of the IT Systems or the destruction, corruption or loss of access to any of the data held on the IT Systems. A copy of the plan is attached to the Disclosure Letter.
12    Artificial intelligence
12.1    In relation to use by the Company of the AI Technology, the Company:
12.1.1    complies with all applicable laws and regulations;
12.1.2    provides adequate training and supervision for users of AI Technology for or on behalf of its Business; and
12.1.3    has in place adequate policies and procedures to ensure that AI Technology is deployed in a controlled and responsible manner within its Business.
12.2    The Company does not use, and has not used, AI Technology to carry out business-critical services, functions, or decisions.
12.3    The Company has not received any complaints, claims or regulatory enquiries arising out of or in connection with its use of AI Technology.
13    Liabilities
13.1    Grants
13.1.1    Full details of all grants or subsidies made to, or for the benefit of, the Company in the last six years (the Grants) are contained in the Disclosure Letter, including (but not limited to) the date of each Grant; the party to whom each Grant was made; the donor of each Grant; the amount available under each Grant; and the amount drawn down under each Grant, together in each case with copies of the relevant Grant agreements.
13.1.2    The Company has complied in all material respects with the terms of the Grants.
13.1.3    Completion and performance of this Agreement will not cause any Grant to become repayable in whole or in part and no matter exists which might entitle a body to require repayment of the whole or part of a Grant.
13.2    Products and/or services
13.2.1    So far as the Sellers are aware, the Company has not designed, manufactured, sold or supplied products or provided services which are, or were, or will become, in any respect, faulty, dangerous or defective, or which do not comply in any material respect with any warranties or representation expressly or impliedly made by the Company, or with all applicable regulations, standards and requirements.
13.2.2    Save for any condition or warranty implied by law, the Company has given no guarantee or warranty in respect of any product or service it has supplied or provided or accepted any obligation which could give rise to any liability after any products or services have been supplied or provided by it.
13.2.3    The Company has not agreed to take back, replace or make good any dangerous or defective goods or to rebuild, rectify or repeat any services free of charge or otherwise or to issue a credit note or to write off or reduce indebtedness in respect of any products or services supplied by the Company.
13.2.4    The Company has not received notice of any claim which remains outstanding alleging any breach of representation, warranty or condition or any deficiency of design, defect in or lack of fitness for purpose of any goods, services, work or materials supplied or provided by the Company, nor, so far as the Sellers are aware, are there are any circumstances which could give rise to any such claim.
13.2.5    No product supplied by the Company has been recalled and the Company has not received any notice of recall or inquiry from any regulatory authority or third party, nor, so far as the Sellers are aware, are there any circumstances which might give rise to such notice or inquiry.
13.2.6    There are no disputes between the Company and any of its respective customers, clients or any third parties in connection with any products or services supplied by the Company.
13.3    Warranties and indemnities
The Company has not sold or otherwise disposed of any shares or assets in circumstances such that it is still subject to any liability (whether contingent or otherwise) under any warranty or indemnity given in connection with such sale or disposal.
13.4    Late payment
The Company has at all times since 1 November 1998 paid all its debts to which the Late Payment of Commercial Debts (Interest) Act 1998 applies or applied before they became overdue within the meaning of that Act and has duly paid all interest which it is liable (in accordance with that Act or any contract) to pay.
14    Permits
14.1    Permit details
The Company has obtained and complied with the terms and conditions of each Permit (full and accurate details of which are contained in the Disclosure Letter).
14.2    Proceedings
There are no pending or threatened proceedings which might in any way affect the Permits and so far as the Sellers are aware, there are no circumstances which may give rise to a Permit being suspended, threatened or revoked or be invalid.
15    Litigation and compliance with law
15.1    Litigation
15.1.1    Save for the [***] Claim, neither the Company nor so far as the Sellers are aware, any a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the six years ending on the Completion Date been involved, in a civil, criminal, arbitration, administrative or other proceeding (for the purposes of this paragraph 15.1, Proceeding) in any jurisdiction. No Proceeding in any jurisdiction is pending or threatened by or against the Company.

15.1.2    So far as the Sellers are aware, no matter exists which might give rise to a Proceeding in any jurisdiction in which the Business operates involving the Company or an Employee including (but not limited to) any circumstances which are likely to give rise to any employment claim.
15.1.3    No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraphs 15.2.1 or 15.2.2.
15.1.4    There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.
15.2    There is no dispute with a Tax Authority or other official department in relation to the affairs of the Company and so far as the Sellers are aware there are no circumstances which are likely to give rise to any such dispute.
15.3    There are no claims threatened against the Company by an Employee or third party in respect of an accident or injury, which has been notified to the Company's insurers and which the insurers have notified the Company they will not cover.
15.4    No statutory derivative claim within the meaning of section 260 CA 2006 has been made against any former or present directors of the Company and no such claim is pending or threatened. Other than under the terms of any directors’ and officers’ liability insurance, the Company has not indemnified, underwritten or agreed to indemnify or underwrite any costs or expenses incurred by such a director in defending such a claim or any liability incurred by such a director from such a claim save in respect of indemnities granted under section 235 and 236 CA 2006.
15.5    Compliance with law
The Company has conducted its business and dealt with its assets in all respects in accordance with all applicable legal and administrative requirements in any jurisdiction in which the Business operates.
15.6    Investigations
Neither the Company nor any of its associated persons (within the meaning of section 8 of the Bribery Act 2010) is or has been subject to any investigation, inquiry or enforcement proceeding (whether judicial, quasi-judicial body, governmental, administrative or regulatory body or otherwise) in any jurisdiction in which the Business operates regarding an offence or alleged offence under the Anti-Corruption Laws or Anti-Terrorism and Anti-Money Laundering Laws and so far as the Sellers are aware, none is pending or threatened, and neither has it received any request for information from, any court, governmental authority or law enforcement agency. So far as the Sellers are aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.
15.7    Unlawful payments
15.8    Neither the Company nor any of its officers or employees has at any time engaged in any activity, practice or conduct that constitutes an offence under the Anti-Corruption Laws or Anti-Terrorism and Anti-Money Laundering Laws.
15.9    No associated person (within the meaning of section 8 of the Bribery Act 2010) of the Company or its officers and employees has bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company or any of its officers and employees.
15.10    Anti-corruption, anti-terrorism and anti-money laundering
15.10.1    The Company has at all times conducted its business in accordance with Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws. In relation to the Company, its assets or business (whether by or in respect of the Company’s officers, employees or, so far as the Sellers are aware, agents) there is not now and has never been any:
(a)violation or default;
(b)order, decree or judgment of any court or any governmental agency; or
(c)inquiry, investigation, reference, notification, proceeding, report or decision in respect of Anti-Corruption Laws or Anti-Terrorism and Anti-Money Laundering Laws, in each case whether in the United Kingdom or elsewhere. Complete and accurate copies of the Company’s policies in respect of Anti-Corruption Laws, Anti-Terrorism and Anti-Money Laundering Laws are set out in the Disclosure Letter.
15.10.2    Neither the Company nor any of its officers or employees or customers has been excluded from participation in a public contract as a result of being convicted of an offence contrary to the Anti-Corruption Laws.
15.10.3    The Company has implemented and at all times maintained and monitored adequate policies and procedures and reasonable procedures in line with the guidance published by the Secretary of State, policies, training programmes, systems and controls designed to prevent their Associated Persons and Relevant Associates from engaging in Fraudulent Conduct or conduct which may breach Anti-Corruption Laws or Anti-Terrorism and Anti-Money Laundering Laws.
15.11    Fraudulent conduct
15.11.1    Neither the Company nor any of its employees or offices has not at any time engaged in Fraudulent Conduct.
15.11.2    No Relevant Associate of the Company has at any time engaged in Fraudulent Conduct intending to benefit (whether directly or indirectly) the Company, or any person to whom (or to whose subsidiary undertaking) the Relevant Associate provides services on behalf of the Company.
15.11.3    Neither the Company nor any of its Relevant Associates (while acting in their capacity as a Relevant Associate of the Company) is or has been:
(a)convicted of any offence involving fraud or dishonesty;
(b)the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding Fraudulent Conduct, or any offence or alleged offence involving fraud, and no such investigation, inquiry or proceedings have been threatened or are pending and so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings;
15.11.4    The Company has not been listed by any government department or agency as being debarred, suspended, or proposed for suspension or debarment from participation in public procurement programmes, or otherwise been excluded from a public procurement procedure on grounds relating to Fraudulent Conduct.
15.12    Sanctions
15.12.1    Neither the Company nor any of its owners, officers, directors, or employees, nor so far as the Sellers are aware, any agents or other third-party representatives acting on behalf of the Company is currently:
(a)a Sanctioned Person or formed under the laws of or ordinarily resident in a Sanctioned Country;
(b)engaged in any dealings or transactions, directly or indirectly, with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or
(c)in connection with the Company’s operations, otherwise in violation of Sanctions, Export and Import Laws, or U.S. anti-boycott Laws (collectively, Trade Controls).
15.12.2    The Company has not received from any governmental agency or any person any notice, enquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a governmental agency; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls.
15.12.3    The Company has at all times maintained adequate policies and procedures reasonably designed to prevent and detect violations of Trade Controls.
15.13    Competition law
15.13.1    The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company operates its Business and no person acting on behalf of the company including directors and, so far as the Sellers are aware, employees are engaged in any activity which would be an offence or infringement under any such Competition Law.
15.13.2    So far as the Sellers are aware, the Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction in which the Business operates and the Company has not given any undertakings or commitments to such bodies which affect the conduct of any business carried on by the Company.
15.13.3    The Company has not received, during the three years preceding this Agreement, any enquiries, requests or any other formal or informal communication from any relevant government body, agency or authority responsible for enforcing Competition Law in any jurisdiction.
15.13.4    The Sellers are not aware of any actual or threatened complaint alleging that the Company has infringed the Competition Law of any jurisdiction in which the Business operates.
15.13.5    So far as the Sellers are aware, the Company is not the subject of any investigation, enquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

15.13.6    No such investigation, enquiry or proceedings as mentioned in paragraph 15.13.5 have been threatened or are pending and so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, enquiry or proceedings.
15.13.7    The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.
15.14    Data protection
15.14.1    The Company has at all times complied with the Data Protection Laws in all material respects.
15.14.2    The Company has:
(a)introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosure Letter), and implemented staff training, use testing, audits or other documented mechanisms;
(b)appointed a data protection officer or senior responsible individual if required to do so under the Data Protection Laws, and details of such appointment are Disclosed in the Disclosure Letter;
(c)maintained accurate and up to date records of all its Personal Data processing activities as required by the Data Protection Laws, copies of which are included in the Disclosure Letter;
(d)carried out and maintained accurate and up to date records of all data protection impact assessments required by the Data Protection Laws;
(e)issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;
(f)implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or the Processors; and
(g)put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company and the Processors to comply with the related requirements of the Data Protection Laws, details of which are set out in the Disclosure Letter.
15.14.3    The Company has undertaken appropriate due diligence on any third parties appointed to process Personal Data on its behalf (Processors) and has an agreement in place with each Processor which incorporates the terms stipulated by Article 28 of the UK GDPR and complies with all other applicable requirements of the Data Protection Laws.
15.14.4    The Company has other than within the United Kingdom, not disclosed or transferred any Personal Data other than in accordance with Data Protection Laws.

15.14.5    The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the Completion Date.
15.14.6    Neither the Company nor, so far as the Sellers are aware, any of the Processors have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data, and the Company and, so far as the Sellers are aware, the Processors have passed all regulatory audits to which it has been subject.
15.14.7    The Company has not received any:
(a)notice, request, correspondence or other communication from any Supervisory Authority, or so far as the Sellers are aware, been subject to any investigation or enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or
(b)claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws and, so far as the Sellers are aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint, investigation or enforcement action.
15.14.8    The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of its processing activities, in each case as required by the Data Protection Laws.
15.14.9    The Company has obtained valid consents in respect of its mailing lists which are no older than 12 months and has complied with any data subject opt-out requests.
15.15    Brokerage or commissions
No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.
16    Directors and employees
16.1    Particulars of officers and employees
16.1.1    The Disclosure Letter shows the anonymised particulars of every employee, worker and officer of the Company and consultant to the Company, including job title, date of commencement of employment or engagement, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the Employment Rights Act 1996), and there are no other individuals employed or engaged by the Company.
16.1.2    No employee of the Company or any other individual is, or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

16.2    Remuneration and benefits
16.2.1    The Disclosure Letter shows anonymised details of all remuneration and emoluments payable and any other benefits (including those received otherwise than in cash):
(a)actually provided; or
(b)which the Company is bound to provide (whether now or in the future)
to each officer, worker and employee of the Company and consultant to the Company together with the terms on which such remuneration, emoluments and benefits are payable.
16.2.2    Such details are true, accurate and complete and include anonymised particulars and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any employees, directors, workers, or officers of the Company, or consultants to the Company, (or any of their dependants) (the Schemes), whether legally binding on the Company or not.
16.3    Terms and conditions
16.3.1    The Disclosure Letter contains anonymised details of all material terms and conditions of employment or engagement in respect of the Company’s employees, workers, officers and consultants, including anonymised copies of all the standard terms and conditions, staff handbooks and policies which apply to employees and/or workers and/or consultants of the Company, and identify which terms and conditions apply to which employees and/or workers and/or consultants.
16.3.2    There are no terms and conditions in any contract with any director, officer, worker, consultant or employee of the Company pursuant to which such persons will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.
16.3.3    All employees and workers of the Company have received a written statement of particulars of their employment or engagement as required by section 1 of the Employment Rights Act 1996.
16.4    Operation of the Schemes
16.4.1    The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary to obtain favourable tax treatment for the Company and/or the participants in the Schemes have been obtained and not withdrawn and so far as the Sellers are aware, no act or omission has occurred which has or could prejudice any such tax clearance and/or approval.
16.4.2    No director, officer, worker, employee or any of their respective dependants or any other participant in any Scheme has made any claim against the Company in respect of any Scheme and so far as the Sellers are aware, no event has occurred which could or might give rise to any such claim.
16.4.3    The Company does not have and is not expected to have any liability in respect of employer’s national insurance in connection with any share option or share incentive scheme.

16.5    Notice periods
The terms of employment or engagement of all employees, workers, consultants and professional advisers of the Company are such that their employment or engagement may be terminated by not more than three months’ notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).
16.6    Changes since the Last Accounts Date
Since the Last Accounts Date:
16.6.1    the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, officers, workers, consultants or employees or any other Scheme and the Company is under no obligation to make any such changes with or without retrospective operation; and
16.6.2    no gratuitous payments or bonuses have been made and no commitment to make such payment has been given.
16.7    Loans
There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers, workers, consultants or employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).
16.8    Notice of termination and leave of absence
16.8.1    No director, officer, worker or employee of the Company or consultant to the Company has given (or, so far as the Sellers are aware, is expected to give) or received notice to terminate his employment or engagement.
16.8.2    There are no directors, officers, workers, consultants or employees of the Company who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).
16.9    Payment up to Completion
The Company has discharged its obligations in full in relation to salary, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, tax, national insurance and all other benefits and emoluments relating to its employees, officers, workers and consultants, whether pursuant to the Schemes or otherwise.
16.10    Industrial relations
No trade union, works council or association of trade unions or other body representing workers is recognised by the Company for collective bargaining purposes, nor has the Company done any act which might be construed as recognition. There has been no request for recognition of any trade union and no such request is pending.
16.11    Claims by employees
No past or present director, officer, worker or employee of the Company has any claim or right of action against the Company including:
16.11.1    in respect of any accident or injury which is not fully covered by insurance; or

16.11.2    for wrongful dismissal, breach of any contract of services or for services; or
16.11.3    for loss of office or arising out of or connected with the termination of his office or employment; or
16.11.4    for any payment under any Employment Laws; or
16.11.5    to reinstate or re-engage any former employee,
and, so far as the Sellers are aware, no circumstances have arisen, or event or inaction has occurred which could or might give rise to any such claim.
16.12    Enquiries
16.12.1    There are no enquiries or investigations existing, pending or threatened affecting the Company in relation to any directors, officers, workers or employees by the Information Commissioner, Pensions Ombudsman, Central Arbitration Committee, Commission for Equality and Human Rights or the Health and Safety Executive or any other bodies with similar functions or powers in relation to employees or workers.
16.12.2    So far as the Sellers are aware, there are no terms or conditions under which any director, officer, worker or employee of the Company is employed or engaged, nor has anything occurred or not occurred before Completion that may give rise to any claim for equal pay, discrimination, harassment, victimisation or otherwise either under domestic United Kingdom law (including but not limited to the Equality Act 2010).
16.13    Compliance with laws
16.13.1    The Company has complied in all material respects with and so far as the Sellers are aware, no circumstances have arisen or exist under which the Company may be required to pay damages or compensation or suffer any penalty or be required to take corrective action or be subject to any other form of sanction under any Employment Laws or other relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to the Company’s directors, officers, workers and employees or the relations between the Company and any trade union, staff association, works council, information and consultation forum or any other body representing workers.
16.13.2    The Company has at all times complied with the obligations imposed upon it by the National Minimum Wage Act 1998 (and subsequent related legislation and regulations) and the Working Time Regulations 1998.
16.14    TUPE
16.14.1    No director, officer, worker or employee has previously transferred to the Company by operation of TUPE (or its predecessor) and in the period of ten years preceding the Completion Date the Company has not participated in any transaction to which TUPE applies.
16.14.2    The Company has not entered into any agreement and, so far as the Sellers are aware, no event has occurred which may involve the Company in the future acquiring any undertaking or part of one and is not involved in any service provision change to which TUPE may apply.

16.15    Duty to inform and consult
To the extent that such obligations to inform and consult have arisen in the last three years the Sellers and the Company have complied with their obligations to inform and consult with trade unions and/or other representatives of workers and to send notices to the Secretary of State pursuant to sections 188 to 194 of the Trade Union and Labour Relations (Consolidation) Act 1992 and regulations 13 and 14 of TUPE.
16.16    Records
16.16.1    The Company has maintained adequate, suitable, accurate and up to date records regarding its directors, officers, workers and employees and such records comply with the requirements of the Data Protection Laws.
16.16.2    The Company has maintained adequate, suitable, accurate and up to date records regarding its directors, officers, workers and employees and such records comply with the requirements of the Working Time Regulations 1998.
16.17    Business is conducted by employees
16.17.1    The Company has not entered into any agreement or arrangement for the management or operation of the Business or any part thereof other than with its own employees, in particular, the Company has not engaged any workers through any employment agency.
16.17.2    All of the employees and officers employed or engaged in the Business are employed by the Company.
16.18    Offers of employment
No outstanding offer of employment or engagement has been made by the Company to any person nor has any person accepted an offer of employment or engagement made by the Company but who has not yet commenced such appointment.
16.19    Disciplinary and grievance procedures
Within the previous two years, no director or employee has been subject to any disciplinary proceedings nor has any director or employee raised a grievance under the Company’s relevant procedures.
16.20    Immigration requirements – right to work
16.20.1    Since 29 February 2009, so far as the Sellers are aware, the Company has not employed any director, officer, worker or employee that is suspects, knows or ought reasonably to know is an illegal worker.
16.20.2    The Company has not employed any director, officer or employee who is subject to immigration control and:
(a)who has not been granted UK immigration permission; or
(b)whose immigration permission is invalid, has ceased to have effect (whether because of curtailment, revocation, cancellation, passage of time or otherwise), or is subject to a condition preventing them from undertaking their employment.
16.20.3    The Company has carried out right to work checks in relation to all its directors’, officers’ and employees’ in accordance with the requirements set out in the Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006, the Immigration Act 2016 and Home Office codes of practice and guidance which would enable it to establish a statutory excuse against liability for a civil penalty in the event it is found to have employed someone who is disqualified from carrying out the work in question by reason of their immigration status. Such records will be made available to the Buyer at Completion.
16.20.4    No fine, civil penalty or criminal sanction has been imposed on the Company or any of its or their directors, employees, officers or workers in connection with a breach of immigration law and so far as the Sellers are aware, there are no circumstances which may give rise to any such civil penalty, fine or criminal sanction.
16.20.5    The Disclosure Letter includes anonymised particulars of each employee, worker, director and officer with limited leave to remain in the United Kingdom including:
(a)    the company that employs or engages them;
(b)their employment start date in the United Kingdom;
(c)their job title;
(d)their current remuneration (including a breakdown of any benefits and allowances);
(e)their nationality;
(f)their United Kingdom immigration status;
(g)the date on which their United Kingdom immigration permission expires;
(h)the date on which their right to work in the United Kingdom was last checked; and
(i)their most recent right to work check.
16.21    Immigration requirements – sponsor licence
16.21.1    The Company is not a licensed sponsor registered with the Home Office and is not covered by any other organisation’s sponsor licence. No application for a sponsor licence by the Company is pending and no such application made by the Company has ever been refused by the Home Office.
16.22    Holiday pay
16.22.1    The Company has afforded all its employees and workers with the right to be paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 and has not deterred or prevented any of its employees and workers from taking such holiday whether or not requested.
16.22.2    No employee or worker of the Company has any entitlement to any accrued but unused holiday from previous holiday years, or has taken holiday in excess of their accrued entitlement as at the Completion Date.
16.22.3    In respect of each of the employees and workers of the Company, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 has been calculated and paid by reference to the employee’s normal remuneration and in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 (together with any and all interpreting case law) as applied in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020.
16.22.4    At all times during their employment, the contracts of employment of the employees and workers of the Company have specified that holiday taken under regulation 13 of the Working Time Regulations 1998 is taken first in any relevant holiday year.
16.22.5    All of the employees and workers of the Company have normal working hours and their pay does not vary with the amount of work done such that they would fall under section 221(2) of the Employment Rights Act 1996 when calculating a week’s pay.
16.22.6    There are no employees or workers of the Company with variable hours of work (such that they would fall under section 224 of the Employment Rights Act 1996 when calculating their week’s pay), or who are required to work only part of the year with periods of at least a week when they are not required to work and are not paid.
16.22.7    Adequate records have been kept confirming how holiday entitlement and pay has been calculated for each of the employees and workers of the Company.
16.22.8    No bonus scheme operated or allowances provided by the Company have given rise to any liability or claim (whether actual, contingent or prospective) for underpayment of holiday pay under any Employment Laws, including but not limited to the Working Time Regulations 1998 and any relevant case law interpreting the calculation of holiday pay to include variable pay. The Company has at all times complied with its legal obligations in respect of holiday pay calculations for employees whose remuneration includes allowances and/or bonus payments.
17    Properties
17.1    The Leasehold Properties and Title
17.1.1    The Leasehold Properties comprise all of the premises and land owned occupied or otherwise used in connection with the Business or in which the Company has any rights, interest or liability.
17.1.2    The information relating to the Leasehold Properties set out at Schedule 2 is complete and accurate and not misleading in any respect.
17.1.3    The Company has not entered into any agreement to acquire an interest in, or dispose of, any premises or land which has not been completed.
17.1.4    The Company has good title to the Leasehold Properties and all deeds and documents relevant to the Company’s title to the Leasehold Properties (or any of them) are in the Company’s possession or control free from any security interest, lien or other similar interest.
17.1.5    The Company is the sole legal and beneficial owner of and otherwise absolutely entitled to the Leasehold Properties and is in sole and undisputed occupation of them and no other person is entitled to occupation of the Leasehold Properties or any of them.
17.1.6    The Sellers have disclosed to the Buyer details of all Encumbrances affecting the Leasehold Properties of which the Sellers are aware.

17.1.7    So far as the Sellers are aware, the Leasehold Properties are not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation), nor is there any agreement or commitment to give or create any of the foregoing.
17.1.8    The Sellers have disclosed to the Buyer details (if any) of which they are aware which would render the Leasehold Properties being without the benefit of all rights, easements and other facilities (Rights) necessary or desirable for their continued use, enjoyment and maintenance for the purposes of the Business carried on at or from the Leasehold Properties, or for compliance with any obligations relating to the Leasehold Properties (whether statutory or otherwise), and so far as the Seller is aware all such Rights which benefit the Leasehold Properties and which require registration at the Land Registry or the central Land Charges Registry (or other appropriate registry or authority) to be binding have, to the best of its knowledge, been protected by registration. The Seller is not aware of any interruption or dispute in relation to the enjoyment of the Rights.
17.1.9    The Sellers have disclosed to the Buyer details (if any) of which they are aware of any statutory charge, land charge, rights of common, caution, inhibition or notice which is capable of registration as such against the Leasehold Properties.
17.1.10    The Leasehold Properties are not subject to any outgoings other than uniform business rates (except rating surcharge), water rates, rent, insurance, rent and service charges and the Company is not in arrears with any such outgoings and there is no outstanding liability for rent rates or taxes in respect of any of the Leasehold Properties.
17.1.11    The Sellers have disclosed to the Buyer details (if any) of which they are aware of any:
(a)changes or proposed changes or schemes in policy on the part of any local authority or other statutory body; nor
(b)covenants, obligations or restrictions of an unusual or onerous nature which could affect the use or continued use of any of the Leasehold Properties for the activities presently carried on them.
17.1.12    No notice of any breach of any agreements, covenants, restrictions or other matters to which the Leasehold Properties are subject has been received by the Company, and the Sellers are not aware of any matters that may result in any third party serving such notice of breach.
17.1.13    There are no current contingent or anticipated claims or disputes or outstanding orders or notices (whether served by a landlord, adjoining owner, any local authority, any local planning authority or other body or person) affecting the Leasehold Properties or so far as the Sellers are aware, any circumstances rendering any of the foregoing likely.
17.1.14    [***] does not require any consent or approval [***] in order to enter into the Worksop Lease.

17.2    Town and Country Planning and Statutory Requirements
17.2.1    The present use of each of the Leasehold Properties is a lawful use for the purposes of the Planning Acts. All consents applicable to such use have been obtained and are either unconditional or are subject only to conditions which have been satisfied or are subject to continuing conditions all of which have been and are being duly complied with, and which are not onerous. No consents are personal or for a limited period only.
17.2.2    Planning permission has been granted or is deemed to have been granted for the purposes of the Planning Acts for any and all development carried out on the Leasehold Properties (and all development authorised by such permission was lawfully begun within the period specified or deemed to be specified by such permission) and no such permission has been revoked or modified, and no application for planning permission or appeal against a refusal, deemed refusal or conditional grant of planning permission is awaiting determination.
17.2.3    So far as the Sellers are aware, the Leasehold Properties are not affected by (nor, so far as the Sellers are aware, are there any circumstances likely to lead to) any planning obligation or other undertaking with any planning authority, any agreement with any highways authority, statutory undertaking or other public body or authority or utilities company regulating the use or development of the Leasehold Properties or requiring works to be carried out by or at the expense of the Company or other expenditure to be made by the Company.
17.2.4    The Sellers have disclosed to the Buyer details (if any) of which they are aware relating to any resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Leasehold Properties or any accesses or egresses, or for any alterations, construction or improvement of any road, subway, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Leasehold Properties or any accesses or egresses.
17.3    Condition of the Properties
17.3.1    The buildings and other structures on the Leasehold Properties are fit for the purposes for which they are presently used.
17.3.2    The Sellers have disclosed to the Buyer details (if any) of which they are aware of any damage to or defects in the Leasehold Properties.
17.3.3    The Sellers are not aware that any deleterious building material or method of construction not in accordance with currently accepted good building practice having been used in the construction, alteration or repair of any of the Leasehold Properties.
17.3.4    The Sellers have disclosed to the Buyer details of all alterations which have been made to the Leasehold Properties by or on behalf of the Company during the Company’s period of occupation of the Leasehold Properties (whether during or prior to the current leases of the Leasehold Properties).
17.3.5    There has been no flooding, subsidence, heave or structural or drainage defect at the Leasehold Properties.

17.4    Contingent Liabilities
The Company is not actually or contingently liable in relation to any freehold or leasehold property (whether as owner or as tenant of any such property) other than the Leasehold Properties.
17.5    Costs
The Sellers are not aware of reason or circumstances which would require the expenditure of any material sum of money in respect of any of the Leasehold Properties.
17.6    The Leases
17.6.1    With respect to the leases (which expression includes underleases) under which the Leasehold Properties are held:
(a)the Sellers are not aware of any breach of covenant, restriction or obligation relating to the Leasehold Properties which is material or persistent or which would entitle or require any person to exercise any powers of re-entry and taking possession of any of the Leasehold Properties, nor has any notice to that effect been received by the Company;
(b)each such Leasehold Property is held under the terms of the lease which is summarised in Part 1 of Schedule 2 and no licences or collateral assurances, undertakings or concessions have been granted;
(c)the rent referred to in Schedule 2 is the current rent payable under the relevant lease;
(d)the Company has received no complaint regarding any alleged breach of the covenants on the part of the tenant and conditions contained in the leases and the last demands (or receipts if issued) for rent were unqualified, and all the leases are valid and in full force;
(e)all licences, consents and approvals required from the landlord have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed;
(f)the Company has not served any notices in relation to the Leasehold Properties under Section 26 of the Landlord and Tenant Act 1954 nor has it received any notice under Section 25 of that Act in relation to the Leasehold Properties and where any such notices have been served or received all counter-notices and court applications have been made within the appropriate time limits in order to preserve the Company’s rights in respect of any such Leasehold Property.
17.6.2    The Company has not assigned any lease or tenancy agreement to a company or individual having a country or state of incorporation or his principal private residence outside the United Kingdom.
17.7    Statutory Obligations, Notices and Orders
17.7.1    No notice, order, proposal, application, request or schedule of dilapidations affecting or relating to any of the Leasehold Properties has been served or made by any authority or other person or by the Company and, so far as the Sellers are aware, there are no circumstances which are likely to result in any being served or made.

17.7.2    No notice of any breach of any applicable statutory and bye-law requirements with respect to the Leasehold Properties or to the employment of persons or the use of any machinery or chattels in the Leasehold Properties has been received by the Company and, so far as the Sellers are aware, there are no circumstances which are likely to result in any being served.
17.7.3    The Sellers are not aware of any outstanding unobserved or unperformed obligation with respect to the Leasehold Properties which is necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.
18    Environmental matters
18.1    Compliance with Environmental Laws
18.1.1    The Company and, so far as the Sellers are aware, its directors, officers and employees comply in all material respects with and have complied in all material respects in the past six years with, Environmental Laws in operating the Business. So far as the Sellers are aware, no material works, material change in the conduct of the Business, capital expenditure or material operating expenditure is required for the Company to maintain compliance with Environmental Laws (including complying with the conditions of any Environmental Permits).
18.1.2    All information, reports and data provided by or on behalf of the Company to any relevant regulatory or enforcement authority, agency or body under Environmental Laws are true, complete, accurate and not misleading and all records and data required to be maintained by the Company under Environmental Laws are true, complete, accurate and not misleading in all material respects.
18.2    Environmental Permits
18.2.1    The Company has obtained all Environmental Permits and is and has at all times been in material compliance with their conditions. All Environmental Permits are in full force and effect and have been disclosed in the Disclosure Documents.
18.2.2    The Company does not propose to vary, surrender or transfer any Environmental Permit and, so far as the Sellers are aware, there are no facts or circumstances indicating that any Environmental Permit may be quashed, varied, suspended, revoked, withdrawn, surrendered, terminated or not renewed, whether as a consequence of Completion or otherwise. There are no outstanding or pending applications or appeals in relation to any Environmental Permit.
18.3    Litigation, complaints and enforcement action
18.3.1    Neither the Company nor any of its directors, officers or so far as the Sellers are aware employees is, or has been, engaged in any capacity in any civil, criminal or administrative action, claim, investigation, litigation, proceeding, suit, or other dispute resolution proceedings in relation to any breach or alleged breach by the Company, or liability or alleged liability of the Company under Environmental Laws. So far as the Sellers are aware, there are no facts or circumstances that could reasonably give rise to any such civil, criminal or administrative action, claim, investigation, litigation, proceeding, suit, or other dispute resolution proceedings.
18.3.2    Neither the Company nor any of its directors, officers or so far as the Sellers are aware employees has received or issued any writ, summons, order, notice, consultation, direction, sanction, or written correspondence in relation to any breach or alleged breach by the Company, or liability or alleged liability of the Company under Environmental Laws. So far as the Sellers are aware, there are no facts or circumstances that could result in the Company or any of its directors, officers or employees receiving or issuing any such writ, summons, order, notice, consultation, direction, sanction, or written correspondence.
18.3.3    Neither the Company nor any of its directors, officers or so far as the Sellers are aware employees has received or made any formal complaints or has held any meetings or negotiations with any relevant regulatory or enforcement agency, authority or body or third party (including any employee) regarding any activities, processes or Hazardous Substances in, on, at, over or under any of the Leasehold Properties, or as the result of any actual or alleged breach of any Environmental Laws, or otherwise relating to harm or damage to the Environment. So far as the Sellers are aware, there are no circumstances which may reasonably lead to any such complaint or of any occurrence or circumstances that may reasonably be reportable to any relevant regulatory or enforcement agency, authority or body under the conditions of any Environmental Permit or otherwise under Environmental Laws.
18.4    Contamination
18.4.1    So far as the Sellers are aware, there are no Hazardous Substances or waste present in, on, at, over or under the any of the Leasehold Properties, or migrating to or from any of the Leasehold Properties, which could reasonably have a material adverse effect on the conduct of the Business.
18.5    Environmental reports and information
Copies of all:
18.5.1    environmental policy statements;
18.5.2    environmental reports, audits, investigations, assessments, studies and tests (including any associated documentation and correspondence and all letter form reports) in final form or in final draft form that were undertaken or commissioned by or on behalf of the Company or are in its possession or control; and
18.5.3    non-routine correspondence between the Company and any relevant regulatory or enforcement agency, authority or body regarding the Company’s compliance with or liability under Environmental Laws;
relating to the Business or any of the Leasehold Properties, for the period of 12 months prior to the Completion Date, have been disclosed in the Disclosure Documents.
19    Health and Safety
19.1    Compliance with Health and Safety Laws
19.1.1    The Company and its directors, officers and employees comply with, have at all times complied with and have no actual or contingent liability under Health and Safety Laws in operating the Business. So far as the Sellers are aware, no works, material change in the conduct of the Business, capital expenditure or material operating expenditure is required or (based on current circumstances) is required as at the Completion Date to maintain compliance with Health and Safety Laws.
19.1.2    All information, reports and data provided by or on behalf of the Company to any relevant regulatory or enforcement authority, agency or body and all records and data required to be maintained by the Company under Health and Safety Laws are true, complete, accurate and not misleading.

19.2    Litigation, complaints and enforcement action
19.2.1    Neither the Company nor any of its directors, officers or employees is, or has been, engaged in any capacity in any civil, criminal or administrative action, claim, investigation, litigation, proceeding, suit, or other dispute resolution proceedings in relation to any breach or alleged breach, or liability or alleged liability of the Company under Health and Safety Laws. So far as the Sellers are aware, there are no facts or circumstances that could give rise to any such civil, criminal or administrative action, claim, investigation, litigation, proceeding, suit, or other dispute resolution proceedings.
19.2.2    Neither the Company nor any of its directors, officers or employees has received or issued any writ, summons, order, notice, consultation, direction, sanction, correspondence or other communication in relation to any breach, alleged breach, liability or alleged liability under Health and Safety Laws. So far as the Sellers are aware, there are no facts or circumstances that could result in the Company or any of its directors, officers or employees receiving or issuing any such writ, summons, order, notice, consultation, direction, sanction, correspondence or other communication.
19.2.3    So far as the Sellers are aware, there are no circumstances that may be reportable to any relevant regulatory or enforcement agency, authority or body under Health and Safety Laws.
19.3    Health and safety reports and information
Copies of all:
19.3.1    health and safety policy statements;
19.3.2    health and safety reports, audits, investigations, assessments, studies and tests (including any associated documentation and written correspondence and all letter form reports) in final form or in final draft form that were undertaken or commissioned by or on behalf of the Company or are in its possession or control;
19.3.3    records of accidents, illnesses and reportable diseases (anonymised where such records relate to individuals);
19.3.4    assessments of substances hazardous to health; and
19.3.5    formal correspondence between the Company and any relevant regulatory or enforcement agency, authority or body regarding the Company’s compliance with or liability under Health and Safety Laws, relating to the Business or any of the Leasehold Properties, for the period of 12 months prior to the Completion Date, have been disclosed in the Disclosure Documents.
20    Pensions
20.1    Auto enrolment
The Company has complied with its automatic enrolment obligations under the Pensions Act 2008.
20.2    Pensions arrangements disclosed
The Disclosed Schemes are the only arrangements under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum or similar benefits in the event of death, ill-health, disability, accident, retirement or the attainment of a particular age (Relevant Benefits) in respect of its present or former employees, officers and/or directors (Pensionable Employees). No proposal or announcement has been made as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.
20.3    Money purchase schemes
Other than lump sum death in service benefits, the Disclosed Schemes provide only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and no promise or assurance (oral or written) has been given to any person that their benefits under the Disclosed Schemes (other than lump sum death in service benefits) will be calculated by reference to any person’s remuneration or equate (approximately or exactly) to any particular amount.
20.4    Ex gratia payments
The Company has not made or proposed and will not before Completion make or propose, any voluntary or ex gratia payments to any person or to the Disclosed Schemes in respect of any person and is not due to make any such payments in the future.
20.5    Undertakings
The Company has not made any proposal, undertaking or assurance to any person to establish or participate in any arrangement which provides Relevant Benefits, or to increase, improve or continue the benefits payable under the Disclosed Schemes.
20.6    Disclosure of documents
20.6.1    Full details of the Disclosed Schemes have been supplied to the Buyer, including (but not limited to) details of the contribution rates at which the Company and Employees contribute to the Disclosed Schemes and how such contributions are calculated.
20.6.2    All the information and documents which have been made available, or given by, or on behalf of, the Company, to the Buyer, its advisers or agents relating to the Disclosed Schemes and any Relevant Benefits before or during the negotiation of this Agreement are true, complete, accurate and not misleading.
20.7    Registration
The Disclosed Schemes are registered pension schemes for the purposes of Part 4 of the Finance Act 2004 and so far as the Sellers are aware, there are no circumstances which could lead to the Disclosed Schemes being de-registered by HMRC.
20.8    Payment of contributions
20.8.1    All contributions and premiums which have become payable to or under the Disclosed Schemes by or in respect of any Pensionable Employee have been duly paid.
20.8.2    The contribution rates set out in the Disclosure Letter are the current rates applicable and are those paid by all participating employers in each Disclosed Scheme.
20.8.3    Any salary sacrifice arrangements in respect of pension contributions to the Disclosed Schemes have been implemented pursuant to a valid amendment to Pensionable Employees’ standard terms and conditions of employment which reflect any such arrangement.

20.9    Fees and expenses paid
All actuarial, consultancy, legal, investment and other fees, charges, expenses, levies and taxes due or accrued in respect of the Disclosed Schemes have been paid.
20.10    Legal compliance
20.10.1    The Disclosed Schemes are and have at all times been operated in accordance with the trusts, powers, contractual terms and provisions of their governing documentation, the requirements of the Pensions Regulator, HMRC and all applicable laws and regulations of the United Kingdom.
20.10.2    The Company has fulfilled all of its obligations in relation to and under the Disclosed Schemes in respect of all Pensionable Employees.
20.10.3    No discrimination is occurring or has occurred in relation to the Disclosed Schemes or in respect of Pensionable Employees.
20.11    Claims and litigation
20.11.1    There are no reports, complaints, actions, proceedings or claims pending or threatened against the Company in relation to the Disclosed Schemes and so far as the Sellers are aware, there are no circumstances which may give rise to any actions, proceedings or claims.
20.11.2    No civil or criminal penalty, fine or other sanction has been imposed on or against the Company or any other person in relation to the Disclosed Schemes.
20.11.3    Neither the Company, nor any of the Sellers, of the Disclosed Schemes have given any indemnity, comfort, guarantee or undertaking in relation to the Disclosed Schemes or any other arrangement.
20.12    Contribution notices and financial support directions
The Pensions Regulator has not issued a determination notice, a financial support direction or a contribution notice, as defined in the Pensions Act 2004 to, or in respect of the Company in relation to any of the Disclosed Schemes or any other pension arrangement and no application has been made by the Company or any persons associated with the Company relating to all or any of the Disclosed Schemes which has been either withdrawn or refused.
20.13    Debt on the employer
20.13.1    The Company is not and has not at any time been:
(a)an employer for the purposes of sections 38 to 51 of the Pensions Act 2004 or section 75 or 75A of the Pensions Act 1995 in relation to an occupational pension scheme (as that term is defined in those Acts); or
(b)“connected” with or an “associate” of (as those terms are used in sections 38 to 51 of the Pensions Act 2004) such an employer.
20.13.2    The Company has no liability under section 75 or 75A of the Pensions Act 1995 or section 144 of the Pensions Schemes Act 1993 to make any payment to any of the Disclosed Schemes or to any other retirement benefits scheme to which the Company was before Completion liable to contribute. So far as the Sellers are aware, no such liability will arise on the Company at Completion (if Completion were treated as the applicable time for the purposes of that section).

20.14    Beckmann liabilities
The Company has not accepted a transfer of Employees to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applied and where the transferred employees had rights under or in connection with an occupational pension scheme that would or might fall outside of the exemption for occupational pension schemes under those regulations.
20.15    Insured death benefits
All death benefits which may be payable (other than a refund of members’ contributions with interest, where appropriate) are fully insured with an insurance company authorised under the Financial Services and Markets Act 2000 to carry on long-term insurance business. All policies and contracts under which such benefits are insured are enforceable and so far as the Sellers are aware, there is no ground on which the insurance company concerned might avoid liability under such policy or contract.
21    NSI ACT 2021
21.1    All information given by the Sellers in the replies to the NSI Act 2021 Questionnaire (including any replies to follow-up questions from the Buyer’s Lawyers) are true, accurate and complete in all respects.
21.2    The Company has not been a party to, nor has effected, any transaction which was a notifiable acquisition under the NSI Act 2021 or which has been called in for assessment under the NSI Act 2021.
Schedule 5
Tax

Part 1
Tax Covenant, definitions and interpretation
1    Definitions and interpretation
In this Schedule 5:
1.1    words and expressions defined in clause 1 of this Agreement have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them;
1.2    the following words and expressions have the following meanings:
Accounts Relief:
(a)any Relief which was taken into account in computing and so reducing or eliminating any provision for deferred tax in the Relevant Accounts (or which, but for such Relief, would have appeared in the Relevant Accounts); and
(b)any Relief included as an asset or otherwise taken into account in the Relevant Accounts.
Actual Tax Liability: a liability which is an A Liability.
APN: an accelerated payment notice as referred to in Chapter 3, Part 4 FA 2014.
Buyer’s Relief:
(c)any Accounts Relief;

(d)any Post Completion Relief (other than a S455 Tax Refund); and
(e)any Relief arising to any member of the Buyer’s Tax Group (other than the Company) at any time.
Buyer’s Tax Group: the Buyer and any other company or companies which are at any time treated as members of the same group as, or otherwise connected or associated with, the Buyer for any Tax purpose.
CFA: the Criminal Finances Act 2017.
CJR Scheme: the HM Treasury Scheme to retain jobs during the COVID-19 pandemic known as the Coronavirus Job Retention Scheme, the terms of which are set out in Treasury Directions dated 15 April, 20 May and 25 June 2020 (or any further such directions replacing or amending the same), and any similar or replacement scheme.
Covenant Claim: any claim made pursuant to paragraph 2 of Part 1 of this Schedule.
COVID Measure: any measure or scheme (including the CJR Scheme) introduced under the Coronavirus Act 2020, or as a result of and in connection with the COVID-19 pandemic by any government, public authority or Tax Authority.
CTA 2009: the Corporation Tax Act 2009.
DAC 6: Council Directive (EU) 2018/822 of 25 May 2018 and any relevant national legislation or regulations that are in force pursuant to the directive.
Deemed Tax Liability: a liability which is a B Liability, C Liability or D Liability.
Demand: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or the preparation or submission of any notice, return or assessment or any other circumstances indicating that the Company is or may be subject to a Liability for Tax or other liability in respect of which the Sellers are or may be liable pursuant to a Tax Claim.
DOTAS: Schedule 11A, VATA 1994 (disclosure of avoidance schemes) or Part 7 Finance Act 2004 (disclosure of tax avoidance schemes) or any regulations made thereunder.
Event: includes Completion and any transaction, act, event, or omission of whatever nature whether or not the Company was a party thereto.
FA: the Finance Act.
Follower Notice: is a notice as referred to in Chapter 2 of Part 4 FA 2014.
IHTA: the Inheritance Tax Act 1984.
Incurred: the earlier of the date on which payment has been made by the Buyer or the Company in respect of the costs and expenses in question or the date on which an invoice has been received by the Buyer or the Company in respect of such costs and expenses.
ITE: the International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38).
ITEPA: the Income Tax (Earnings and Pensions) Act 2003.
LBTT(S)(A) 2013: the Land and Buildings Transaction Tax (Scotland) Act 2013.
LTTADT(W)A 2017: the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017.

Liability for Tax:
(f)any liability (including a liability which is a primary liability of some other person and whether there is a right of recovery against another person) to make an actual payment or increased payment of or in respect of Tax whether or not such liability has been discharged prior to the Completion Date (an A Liability);
(g)the loss of all or part of any Accounts Relief (other than a right to repayment of Tax) (a B Liability);
(h)the loss of all or part of a right to repayment of Tax or right to receive payment in respect of a Tax Credit which is an Accounts Relief (a C Liability); and
(i)the use or setting-off of all or part of any Buyer’s Relief against any liability (including a liability which is a primary liability of some other person and whether there is a right of recovery against another person) to make an actual payment or increased payment of or in respect of Tax which would have given rise to an Actual Tax Liability for the Company (a D Liability).
Overprovision: any provision for Tax in the Relevant Accounts (excluding any provision for deferred tax) which is overstated, but no overprovision may arise or be increased by or as a result of:
(j)a change in legislation announced after Completion;
(k)the utilisation of any Buyer’s Relief;
(l)the receipt by the Company of a S455 Tax Refund;
(m)any voluntary act of the Buyer or the Company carried out after the Relevant Accounts Date;
(n)the utilisation of any Saving; or
(o)the fact that any provision for Tax is excessive because the profits of the Company for any period prior to Completion are less than as stated in the Relevant Accounts.
Post Completion Relief: any Relief which arises in respect of or by reference to any Event occurring or period commencing after the Relevant Accounts Date.
R&D Tax Credits: means any Relief for expenditure on:
(p)research and development under Part 13 CTA 2009; or
(q)research and development expenditure credits under Part 3 CTA 2009.
Refund: any refund or repayment of Tax (other than a refund of Tax and any related repayment supplement from HMRC under section 458 CTA 2010) that has arisen in respect of gross receipts, income or profits received, earned or accrued by, or gains arising to, the Company on or before Completion and that has not been taken into account in the Relevant Accounts save that no Refund shall arise or be increased as a result of:
(r) a change in legislation announced after Completion;
(s)the utilisation of any Buyer’s Relief;
(t)any voluntary act of the Buyer or the Company carried out after the Relevant Accounts Date; or
(u)the utilisation of any Saving.

Relevant Accounts: the Completion Accounts.
Relevant Accounts Date: Completion.
Relief: any loss, relief, allowance, exemption, set off, rebate, refund, deduction, right to repayment or credit (including any repayment supplement or interest payable by any Tax Authority) or other relief of a similar nature from or relating to Tax or relating to the computation of income, profits or gains for the purpose of any Tax.
Saving: any Relief for the Company or the Buyer (other than a Buyer’s Relief and/or a S455 Tax Refund) which would not have arisen but for a Liability for Tax which has resulted in full payment having been made by the Sellers under Part 1 of this Schedule.
Tax:
(v)any and all forms of tax, duty, contribution, impost, withholding, levy, deduction, rate or charge in the nature of tax and whether of the United Kingdom or any other jurisdiction (but excluding business rates and local authority charges); and
(w)all fines, penalties, surcharges, charges and interest relating to any Tax falling within a) above or which arise as a result of any late or incorrect return, the failure to pay any Tax on the due date or to comply with any obligations relating to Tax, or any failure to comply with any APN or Follower Notice.
Tax Authority: any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having authority or jurisdiction in relation to Tax including HMRC.
Tax Claim: a Covenant Claim or a Tax Warranty Claim.
Tax Credit: any Tax credit paid or payable by any Tax Authority (whether by way of actual payment or set off) including, without limitation, R&D Tax Credits.
Tax Warranty Claim: any claim made for breach of any of the Tax Warranties.
TCGA: the Taxation of Chargeable Gains Act 1992.
TIOPA: the Taxation (International and Other Provisions) Act 2010.
TMA: the Taxes Management Act 1970.
VAT: value-added tax chargeable under or pursuant to VATA or Council Directive 2006/112/EC or any other tax of a similar nature whether imposed in the United Kingdom, a member state of the European Union or elsewhere.
VATA: the Value Added Tax Act 1994;
1.3    references to income or profits or gains earned, accrued or received or an Event which has occurred include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be;
1.4    in determining for the purposes of paragraph 2.1.4 whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises and the provisions of section 213 IHTA shall not apply;

1.5    any reference to the loss of an Accounts Relief shall include any loss, reduction, counterclaim, nullification, disallowance, clawback, denial, absence or non-availability thereof;
1.6    any stamp duty which would be payable on any document in order for it to be produced as evidence in court (whether or not the document is presently within the United Kingdom), provided such document is either necessary to establish the title of the Company to any asset or is a document in the enforcement or production of which the Company is interested, will be deemed to be an Liability for Tax of the Company arising in consequence of an Event occurring on the date of execution of the document;
1.7    all references to paragraphs are references to paragraphs of Part 1 of this Schedule unless otherwise stated;
1.8    any liability of the Company to any fine, interest, penalty or surcharge shall be deemed for the purposes of this Schedule to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Liability for Tax pursuant to this Schedule or to any APN or Follower Notice relating to such Liability for Tax;
1.9    in Part 1 of this Schedule:
1.9.1    for the purposes of determining whether:
(a)a Liability for Tax or Relief has arisen; or
(b)the Company is or becomes entitled to a right to repayment or receives an actual repayment of Tax, in either case, in respect of a period ended on or before Completion or in respect of a period commencing after Completion, an accounting period of the Company shall be deemed to have ended on Completion; and
1.9.2    for the purposes of determining whether:
(a)any income, profits or gains have been earned, accrued or received; or
(b)an Event has occurred,
in either case, on or before Completion or after Completion, an accounting period of the Company shall be deemed to have ended on Completion; and
1.10    the words “to the extent that” mean “if and to the extent that” and not just “if”, and similar expressions will be construed in the same way.
2    Covenant
2.1    The Sellers hereby jointly and severally covenant to pay to the Buyer an amount equal to:
2.1.1    any Actual Tax Liability of the Company arising as a result of, by reference to or in connection with:
(a)any Event which occurred on or before the Completion Date; or
(b)any income, profits or gains earned, accrued or received on or before Completion or in respect of a period ending on or before Completion.
2.1.2    any Actual Tax Liability of the Company that arises in respect of deemed (as opposed to actual) gains arising as a result of, by reference to or in connection with the disposal by the Company of any capital asset (whether before, on or after Completion) pursuant to a contract or legally binding obligation entered into by the Company before Completion otherwise than in the ordinary course of business;

2.1.3    any Deemed Tax Liability;
2.1.4    any Liability for Tax which is a liability for inheritance tax of the Company which:
(a)is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or
(b)after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid, have existed at Completion; or
(c)arises as a result of any transfer of value made by or to the Company prior to Completion (whether or not in conjunction with the death of any person whenever occurring);
2.1.5    any Liability for Tax of the Company arising as a result of, by reference to or in connection with an Event occurring or any income, profits or gains earned, accrued or received at any time and for which the Company is liable as a result of any time before the Completion Date being:
(a)a member of a group for any Tax purposes; or
(b)under the control of any person or associated with any person, and in each case, due to the Sellers failing to discharge such Liability for Tax;
2.1.6    any liability of the Buyer or the Company to pay or account for income tax under the PAYE system or for employee’s or employer’s National Insurance contributions (together with any related interest and/or penalties) which arises at any time in respect of any employee or officer or former employee or officer of the Company and which relates to:
(a)the acquisition, exercise, disposal, release or variation of any option or other right to acquire shares or an interest in shares granted prior to the Completion Date; or
(b)the acquisition, disposal, release or variation of, or the receipt of any benefit or other Event occurring in respect of, any shares, rights attaching to shares or interest in shares acquired on or before the Completion Date; or
(c)the acquisition, disposal, release or variation of, or the receipt of any benefit or other Event occurring after the Completion Date in respect of, any shares, rights attaching to shares or interest in shares acquired as the result of the exercise of any option or right or the vesting of any interest or right granted on or before the Completion Date; or
(d)any “relevant step” taken by any “relevant third person” on the direct or indirect instructions of, or for the benefit of, the Sellers or any person “linked” with any of the Sellers (in each case as defined in Part 7A ITEPA); or
(e)the payment of the Consideration and/or the Earn-Out Consideration; or

(f)the failure after the Completion Date by any employee to make good to the Company after the Completion Date any income tax for which the Company is required to account in respect of any notional payment (as defined in section 222 ITEPA) and arising in respect of any shares, options, rights, interests, payments or arrangements referred to in any of paragraphs (a) to (e) above;
2.1.7    any liability of the Company to make a payment or repayment in respect of or in consequence of a covenant, or indemnity relating to Tax entered into on or before the Completion Date;
2.1.8    any Liability for Tax (including any liability in respect of income tax under the PAYE system or for employee’s or employer’s National Insurance contributions) suffered by the Buyer or the Company as a result of a Seller or any person who controls, or is controlled by, a Seller ("control" having the meaning ascribed to it in section 1124 CTA 2010) making a payment after the Completion Date (otherwise than where directed to do so by, or with the express written agreement of, the Buyer or (after the Completion Date) the Company following disclosure to the Buyer by the Sellers of all material facts, or as expressly provided in this Agreement) to any person to the extent that, and in circumstances where, such payment constitutes, or is treated for tax purposes as being, remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company during any period or part period ending on or before the Completion Date;
2.1.9    any Liability for Tax of the Company or the Buyer arising as a result of, by reference to or in connection with the provision of services by any person on a self-employed basis (whether as a contractor, consultant, director or via a personal service company or otherwise) to the Company on or before the Completion Date where such person is or was treated, or deemed for Tax purposes to be or have been, an employee of the Company;
2.1.10    any Liability for Tax of the Company or the Buyer arising in respect of, as a result of or in connection with any dividends or other distributions made by the Company on or before Completion being recharacterised as or otherwise being deemed to constitute income from employment;
2.1.11    any Liability for Tax of the Company or the Buyer arising in respect of, as a result of or in connection with the Company failing or omitting to pay the National Minimum Wage to any employee or former employee on or before Completion;
2.1.12    any Liability for Tax of the Company arising in respect of, as a result of or in connection with the Company failing or omitting to account for Tax pursuant to section 455 CTA 2010 and/or section 59D TMA on or before Completion;
2.1.13    any Liability for Tax of the Company or the Buyer arising in respect of, as a result of, or in connection with a Tax Authority disallowing (either in whole or part) any corporation tax deduction claimed by the Company in its corporation tax return for the accounting period ending 28 February 2026 in connection with, or as a result of, the bonus paid by the Company on 17 November 2025 to [***];
2.1.14    any Liability for Tax arising in respect of, as a result of or in connection with the Company on or before Completion failing to properly calculate and pay any stamp duty land tax arising in relation to the Leasehold Properties; and
2.1.15    any reasonable costs and expenses (excluding any recoverable VAT) reasonably and properly incurred by the Buyer and/or the Company in connection with any liability under paragraphs 2.1.1 to 2.1.14 for which the Sellers are liable or in successfully taking or successfully defending any action under Part 1 of this Schedule.
2.2    Any payments made pursuant to Part 1 of this Schedule shall (to the extent legally possible) be treated as an adjustment to the Consideration.
3    Exclusions
3.1    The Buyer shall not be entitled to bring a Tax Claim if and to the extent that:
3.1.1    specific provision or reserve was made for such liability in the Relevant Accounts (excluding the notes to the Relevant Accounts and excluding any provision or reserve made in respect of deferred tax);
3.1.2    such liability was paid or discharged on or before the Completion Date and was taken into account in calculating the net assets of the Company in the Relevant Accounts;
3.1.3    the liability in question would not have arisen but for any change in legislation relating to, or any change in the rates of, Tax coming into force after the Completion Date or the withdrawal or amendment after the Completion Date of any published concession previously made by any Tax Authority, in each case whether or not with retrospective effect save where:
(a)such legislation or increase has been made public prior to the Completion Date; or
(b)such change has the effect of countering, retrospectively, any scheme or arrangement, the sole or main purpose (or one of the main purposes) of which was the avoidance of Tax;
3.1.4    such liability arises or is increased as a result of any change after the Completion Date to any accounting policies used by the Company on or before the Completion Date (including without limitation a change to the accounting reference date of the Company) save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles where the Company was not in compliance at any time on or before the Completion Date;
3.1.5    such liability would not have arisen or increased but for any voluntary act, transaction or omission of the Company, the Buyer or any member of the Buyer’s Tax Group after the Completion Date outside the ordinary course of business of the Company which the Buyer knew or ought reasonably to have known would give rise to such liability but excluding any act:
(a)carried out pursuant to a legally binding obligation of the Company entered into prior to the Completion Date;
(b)carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;
(c)taking place with the written consent of the Sellers or pursuant to this Agreement or any document executed pursuant to this Agreement;
(d)consisting of a disclosure to a Tax Authority following the recommendation of the Buyer’s or the Company’s professional tax advisors;
(e)consisting of the payment of stamp duty in respect of any document executed prior to the Completion Date or the bringing into the United Kingdom of any document executed prior to the Completion Date; or

(f)any act permitted by paragraph 6 (Disputes and conduct of Demand) or paragraph 10 (Management of pre-completion tax affairs);
3.1.6    the Buyer has recovered an amount equal to the liability under any other provision of this Agreement or such liability is at no cost to the Buyer made good by insurers or otherwise;
3.1.7    a Relief other than a Buyer's Relief is available at no cost to the Company to relieve or mitigate the liability in question;
3.1.8    such liability is a liability to interest and penalties only which arises or is increased solely as a result of a failure by the Buyer to comply with the provisions of paragraph 6 (Disputes and conduct of Demand);
3.1.9    the liability would not have arisen, or would have been reduced or eliminated, but for a failure or omission, after Completion, by or on behalf of the Company or the Buyer to make any valid claim, election, surrender or disclaimer or to give any notice or consent relating to Tax the making, or giving of which was taken into account in computing the provision for Tax in the Relevant Accounts and the Sellers have given the Buyer written notice that such claim, election or disclaimer or notice or consent I was required to be made or given no less than 20 Business Days prior to the date on which the making or giving of which is due; or
3.1.10    any income or profits to which the liability is attributable were earned or received by the Company on or before the Completion Date but were not reflected in the Relevant Accounts but ought to have been reflected applying the accounting policies, principles and practices adopted in relation to the preparation thereof.
3.2    The provisions of paragraph 3.1 (other than paragraphs 3.1.1, 3.1.2, 3.1.6, 3.1.7 and 3.1.8) shall not apply to exclude or limit the liability of the Sellers under paragraphs 2.1.9 - 2.1.14.
4    Overprovisions, Refunds and savings
4.1    If, on or before the seventh anniversary of the Completion Date, the Buyer becomes aware of any Overprovision and/or Refunds it shall or shall procure that the Company shall notify the Sellers of that fact in writing and the Sellers may, within 20 Business Days of being notified, request that the Company’s auditors determine (as experts and not as arbitrators and at the cost and expense of the Sellers) the existence and amount of any Overprovision and/or Refunds. Such Overprovision and/or Refund less an amount equal to any reasonable third party costs and expenses (excluding recoverable VAT) reasonably and properly incurred by the Buyer or the Company in respect of or in consequence thereof shall be dealt with in accordance with paragraph 4.3 below.
4.2    If, on or before the seventh anniversary of the Completion Date, the Buyer becomes aware of any Saving it shall or shall procure that the Company’ shall notify the Sellers of that fact in writing and the Sellers may, within 20 Business Days of being notified, request that the Company’s auditors determine (as experts and not as arbitrators and at the request and expense of the Sellers) the existence and amount of such Saving. As and when the liability of the Company or the Buyer to make an actual payment of Tax (in respect of which the Sellers are not liable under this Schedule) is reduced by that Saving the amount by which that liability is so reduced less an amount equal to any costs and expenses (excluding recoverable VAT) reasonably and properly incurred by the Buyer or the Company in respect of or in consequence of taking such action shall be dealt with in accordance with paragraph 4.3 below.
4.3    Where it is provided under paragraph 4.1 or 4.2 that any amount (the Relevant Amount) is to be dealt with in accordance with this paragraph, then subject to paragraph 4.4 below:

4.3.1    the Relevant Amount shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim;
4.3.2    to the extent that there is an excess of the Relevant Amount, a refund shall be made to the Sellers of any previous payment or payments made pursuant to a Tax Claim (and not previously refunded under this Schedule) up to the amount of the excess; and
4.3.3    the remainder of any Relevant Amount (if any) shall be carried forward to offset against any further payment due from the Sellers pursuant to a Tax Claim.
4.4    On or before the seventh anniversary of the Completion Date and where any such determination as is mentioned in paragraph 4.1 or 4.2 has been made, the Buyer or the Company may request the auditors of the Company for the time being to review (at the expense of the party requesting the review) such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.
4.5    If the auditors determine under paragraph 4.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 4.1 or 4.2 as the relevant amount in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue such amendment shall be made as soon as practicable by the Sellers to the Buyer or by the Buyer to the Sellers (as the case may be).
4.6    The Buyer will procure that the Company provides such assistance, documents and other information as may be reasonably required by such auditors for the purposes of making a determination pursuant to paragraph 4.4.
5    Recovery from other persons
5.1    If, on or before the seventh anniversary of the Completion Date, the Sellers have paid the Buyer in full in respect of a Tax Claim and the Company, the Buyer or any member of the Buyer’s Tax Group is entitled to recover from any third party (including a Tax Authority but excluding any member of the Buyer’s Tax Group or any current office holder, employee or customer of the Buyer or the Company) any sum in respect of the matter to which the payment made by the Sellers relates, then the Buyer shall or shall procure that the Company shall:
5.1.1    notify the Sellers of their entitlement in writing as soon as reasonably practicable; and
5.1.2    take such action as the Sellers may reasonably request in writing to enforce such recovery against the person in question (keeping the Sellers reasonably informed of the progress of any action taken and providing the Sellers with copies of all material correspondence and documentation) provided that the following conditions are adhered to:
(a)the Sellers agree to pay to the Buyer and the Company in cleared funds an amount equal to any costs and expenses (excluding recoverable VAT) which are reasonably and properly incurred by either the Buyer and/or the Company in taking such action and the Buyer may send a written demand for payment of such costs and expenses once they have been Incurred; and
(b)neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 5.1.2 if, in the Buyer’s reasonable opinion, the action requested by the Sellers will be materially prejudicial to the commercial position or the Tax affairs or Tax liabilities of any member of the Buyer’s Tax Group or the Company or their dealings with any Tax Authority.
5.2    The Buyer shall account to the Sellers for any sum so recovered (including any interest or repayment supplement paid by such person) less all costs and expenses (excluding recoverable VAT) which are reasonably and properly incurred in recovering any such sum to the extent not previously paid by the Sellers and after deducting any Tax chargeable on the Company in respect of the recovery in question (or which would have been so chargeable but for the use or set-off of any Buyer’s Relief), provided that the amount payable by the Buyer under this paragraph shall not exceed the amount paid by the Sellers in respect of the relevant Tax Claim.
6    Disputes and conduct of demand
6.1    If the Buyer, any member of the Buyer’s Tax Group or the Company becomes aware of a Demand, the Buyer shall give written notice thereof to the Sellers as soon as reasonably practicable, and in any event within 10 Business Days of becoming aware of such Demand, such notice to include reasonably sufficient details of such Tax Claim, including the due date for any payment, the time limits for any appeal and, so far as reasonably practicable the amount of any Tax Claim or intended Tax Claim. The Sellers shall give instructions to the Buyer in writing as to whether to resist, appeal, compromise or settle the Demand within 10 Business Days of receipt of the Buyer’s written notice of the relevant Demand (or such later period as the parties may agree).
6.2    If the Sellers become aware of a Demand for whatever reason, the Sellers shall give written notice thereof to the Buyer as soon as reasonably practicable (and in any event, not more than ten Business Days after the Sellers become aware) and the Buyer shall be deemed to have given the Sellers notice of the Demand on receipt of such written notification for the purposes of paragraph 6.1.
6.3    If the Sellers have given written instructions in accordance with paragraph 6.1, the Buyer shall and shall procure that the Company shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC review, settle, contest or compromise any Demand (such a Demand where action is so requested being a Dispute) provided that:
6.3.1    the Sellers agree to pay to the Buyer and the Company in cleared funds an amount equal to any costs (excluding recoverable VAT) reasonably and properly incurred by either the Buyer and/or the Company in taking such action and the Buyer may send a written demand for payment of such costs and expenses once they have been Incurred;
6.3.2    neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 6 which would involve contesting a Dispute beyond a determination of the first appellate body (excluding the Tax Authority demanding the Tax in question) in the jurisdiction concerned unless Tax counsel of at least seven years’ standing instructed by agreement between the Buyer and Sellers (at the sole expense of the Sellers) advises in writing that such appeal should on a balance of probabilities be successful;
6.3.3    where the Tax liability which is the subject of the Dispute (the Disputed Tax) is required to be paid pursuant to an APN or as a precondition to an appeal or before any other action requested by the Sellers may be taken, the Company shall not be obliged to take any such action until the Sellers shall have paid to the Buyer or the Company an amount equal to such Disputed Tax for the purpose of discharging the same. If any such the payment (or any part thereof) in respect of the Disputed Tax is repaid to the Company by the Tax Authority, the Buyer shall, within 10 Business Days of such repayment, pay to the Sellers an amount equal to such repayment (after deducting therefrom an amount equal to any costs and expenses (excluding recoverable VAT) reasonably and properly incurred in obtaining the repayment, any amount which the Sellers are liable to pay (but has not paid) to the Buyer pursuant to this Schedule and any Liability for Tax incurred in respect of the repayment); and
6.3.4    neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 6 if, in the Buyer’s reasonable opinion, the action requested by the Sellers may be materially prejudicial to the commercial position or the Tax affairs or liabilities of any member of the Buyer’s Tax Group or the Company or their respective dealings with a Tax Authority.
6.4    The provisions of this paragraph 6 shall not apply or, if the provisions of this paragraph 6 already apply, the Sellers’ rights under this paragraph 6 shall cease to apply if a Tax Authority has made a written allegation of fraudulent or negligent conduct or conduct involving dishonesty on the part of the Company or any person acting on its behalf in relation to the matter giving rise to the Demand and, having afforded the Sellers a reasonable opportunity to refute the allegation if it is not withdrawn.
6.5    An individual Seller’s rights under this paragraph 6 shall not apply or, if the provisions of this paragraph 6 already apply, that Seller’s rights under this paragraph 6 shall cease to apply if:
6.5.1    that Seller is declared bankrupt; or
6.5.2    that Seller is unable to pay debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of indebtedness or makes a general assignment for the benefit of, or a composition with, creditors.
6.6    The Buyer shall be free to satisfy or settle the relevant Demand on such terms as it may in its absolute discretion think fit if (but always acting in good faith):
6.6.1    the Sellers do not request the Buyer to take any action in relation to the Demand in accordance with paragraph 6.1;
6.6.2    the Sellers do not request that any further action be taken in respect of the Demand by the Buyer or the Company within 10 Business Days of the Buyer seeking such subsequent or additional instructions in writing from the Sellers;
6.6.3    the Sellers have not paid an amount in respect of costs and expenses pursuant to paragraph 6.3 within the required time for payment under paragraph 7.2.5;
6.6.4    the Sellers have not paid the Disputed Tax within 10 Business Days of a written demand from the Buyer where required to make a payment prior to appealing pursuant to paragraph 6.3.3; or
6.6.5    the provisions of paragraph 6.4 or 6.5 apply.
6.7    Subject to paragraphs 6.4, 6.5 and 6.6, the Buyer shall, or shall procure that the Company shall:
6.7.1    keep the Sellers reasonably informed of all material matters concerning the Dispute in question and shall as soon as reasonably practicable forward, or procure to be forwarded, to the Sellers copies of all material correspondence with the relevant Tax Authority pertaining to that Dispute;
6.7.2    provide and shall procure that the Company provides to the Sellers and the Sellers’ professional advisors reasonable access to premises and reasonable access to any relevant documents and records in their power, possession or control to investigate the matter and enable the Sellers to take any action referred to in this paragraph 6;
6.7.3    obtain the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed) to the content and submission to a Tax Authority of any material communication pertaining to the Dispute; and
6.7.4    not agree any settlement or compromise of the Dispute without the Sellers’ prior written consent, such consent not to be unreasonably withheld or delayed.
6.8    The compliance of the Buyer and/or the Company with the provisions of this paragraph 6 shall not be a condition precedent to the liability of the Sellers pursuant to a Tax Claim.
6.9    The Sellers agree that Mark John Dunning will act as their representative in giving instructions and requests for action under this paragraph 6 and the Buyer shall be entitled to rely on the instructions and requests given by Mark John Dunning alone.
7    Amount of payment, due date for payment and interest
7.1    The amount of any liability pursuant to a Covenant Claim shall be as follows:
7.1.1    to the extent that the liability is an A Liability, the amount of such payment or increased payment;
7.1.2    to the extent that the liability is a B Liability, the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by the Company in the period current at the Completion Date (assuming that the Company then had sufficient profits and was otherwise in a position actually to use in full the Accounts Relief);
7.1.3    to the extent that the liability is a C Liability, the difference between the amount actually repaid or paid (if any) and the amount which would have been repaid or paid but for such loss;
7.1.4    to the extent that the liability is a D Liability, the amount of such payment or increased payment of Tax which would otherwise have arisen; and
7.1.5    to the extent that the liability involves a liability under paragraph 2.1.7, the amount of the payment or repayment so made or the amount of the payment lost (as the case may be).
7.2    Any amount which the Sellers are obliged to pay to the Buyer pursuant to a Tax Claim shall be paid in cleared funds on or before the following dates:
7.2.1    in the case of an A Liability, the later of the date falling seven Business Days after the Buyer has served written notice demanding that payment (the Notice Date) and the third Business Day prior to the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties;
7.2.2    in the case of a B Liability, the later of the Notice Date and the second Business Day prior to the date on which the Tax which would otherwise have been saved becomes due and payable to a Tax Authority in order to avoid a liability to interest or penalties;
7.2.3    in the case of a C Liability, the later of the Notice Date and the second Business Day prior to the date on which such repayment would otherwise have been repaid by a Tax Authority;

7.2.4    in the case of a D Liability, the later of the Notice Date the second Business Day prior to the date referred to in paragraph 7.2.1 that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable;
7.2.5    in the case of any costs and expenses Incurred pursuant to paragraphs 5.1.2(a) and 6.3.1, seven Business Days after the Buyer has served written notice demanding that payment; and
7.2.6    in any other case (including any payment due pursuant to paragraph 8), the Notice Date.
7.3    Any sum not paid on the due date for payment specified in this Schedule (whether determined by agreement or pursuant to an order of a court or otherwise), shall bear interest from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2% above the base rate from time to time of Barclays Bank plc. Such interest shall be payable on the demand of the Buyer, shall accrue from day to day.
8    Deductions and withholdings
8.1    All sums payable by the Sellers under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law, in which event the Sellers shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.
8.2    If any sum payable by the Sellers under this Agreement (excluding interest under paragraph 7.3 of this Schedule and clause 23.2 of this Agreement) shall be subject to Tax in the hands of the recipient, the Sellers shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the same amount as it would have been entitled to receive in the absence of such Tax and, in applying this paragraph, if the Buyer would, but for the availability of a Buyer's Relief, incur such Tax, it shall be deemed for the purposes of this paragraph to have incurred and paid that Tax.
8.3    If and to the extent that any additional amount paid under paragraph 8.1 and/or 8.2 and (i) such payment results in the Buyer obtaining a Relief, or (ii) it is subsequently determined that such payment should not have been subject to Tax, the Buyer shall repay to the relevant Seller, within 10 Business Days of obtaining the Relief or receipt of any amount in respect of such repayment of Tax from a Tax Authority (as relevant) an amount equal to the lesser of the value of the Relief obtained and utilised and the additional sum paid under paragraph 8.1 and/or paragraph 8.2.
8.4    If the Buyer assigns the benefit of this Agreement paragraphs 8.1 and 8.2 will only apply to the extent that they would have applied had the benefit not been so assigned.
9    Buyer’s covenant
9.1    Subject to paragraph 9.2, the Buyer covenants with the Sellers to pay to the Sellers an amount equal to any:
9.1.1    Tax (whether arising before, on or after Completion) for which a Seller is or becomes liable (or would have become liable but for the set off or use of a Relief) as a result of any member of the Buyer’s Tax Group failing to discharge such Tax properly assessed upon it; and
9.1.2    costs and expenses (excluding recoverable VAT) reasonably and properly incurred by the Sellers in connection with any liability in respect of which the Buyer is liable under paragraph 9.1.1.

9.2    The covenant contained in paragraph 9.1 shall not apply to the extent that the Tax in question could give rise to a Tax Claim (ignoring for this purpose the provisions of Schedule 5).
9.3    If the Buyer makes a payment pursuant to this paragraph, the Sellers agree:
9.3.1    not to enforce their statutory right of recovery under section 717(2) CTA 2010 in respect of the liability in question; and
9.3.2    to discharge, or procure the discharge of, the tax liability in question promptly (if it has not been discharged already).
9.4    The provisions of paragraphs 7 and 8 apply to paragraph 9.1 as if references to the “Sellers” were to the “Buyer” (and vice versa).
10    Management of pre-completion tax affairs
10.1    Subject to and in accordance with the provisions of this paragraph, the Buyer (or the Buyer’s duly authorised agent) shall, in respect of all accounting periods of the Company whether ending prior to, on or after Completion, have sole conduct of the Tax affairs of the Company and shall, without limitation:
10.1.1    prepare, submit, negotiate and agree with the relevant Tax Authority all outstanding Tax returns of the Company (including any related claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax (the Tax Documents); and
10.1.2    deal with, and seek to resolve, any queries raised by a Tax Authority relating to the Tax Documents.
10.2    In respect of any accounting period of the Company ending on or before Completion or the accounting period of the Company which is current at Completion (the Current Accounting Period):
10.2.1    the Sellers shall provide the Buyer and the Company with such information and assistance as the Buyer or the Company may reasonably request in connection with the matters referred to in paragraph 10.1; and
10.2.2    the Buyer shall, or shall procure that the Company shall, at the cost and expense of the Sellers, send to the Sellers (or the Sellers’ duly authorised agent) the Tax Documents and shall give reasonable consideration to incorporating any reasonable comments or amendments made by the Sellers provided that in respect of the Current Accounting Period the Sellers shall have no right to comment on or receive any Tax Documents which relate solely to an Event or Events occurring after Completion and which do not affect the liability of the Sellers under Part 1 of this Schedule.
10.3    The Buyer shall, and shall procure that any member of the Buyer’s Tax Group and/or the Company shall, claim corporation tax relief in respect of the [***] within the Company’s corporation tax return for the accounting period ending 28 February 2026.
10.4    Where a Demand to which paragraph 5.2 applies has arisen, the provisions of paragraph 5.2 (and not this paragraph 10) shall apply in relation to any matter relating to such Demand.

Part 2
Tax Warranties
1    Position since the Last Accounts Date
Since the Last Accounts Date:
1.1    the Company has not engaged in any transaction, and no Event has occurred, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any Relief, would have given or would give rise to such a liability) other than Tax in respect of normal trading profits arising from transactions entered into in the ordinary course of trading;
1.2    the Company has not incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits (except for capital expenditure qualifying for capital allowances and expenditure on entertainment);
1.3    nothing has occurred as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge or withdrawal of first year allowances or a recovery of excess relief for the purposes of capital allowances; and
1.4    the Company has not disposed of or otherwise realised any intangible fixed assets nor been involved in any transaction or arrangement whereby it would be treated as having done so.
2    Returns, disputes and compliance
2.1    In the last six years the Company has within relevant time limits correctly made, given and/or submitted all necessary information, notices, returns, registrations, elections, particulars, declarations, entries, claims for Reliefs and computations to the relevant Tax Authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis and are not the subject of any question or dispute nor are likely, so far as the Sellers are aware, to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability of any Relief.
2.2    The Company has not within the last six years been the subject of any non-routine investigation, audit or discovery by any Tax Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and there are no circumstances which make it likely, so far as the Sellers are aware, that the Company will, in the foreseeable future, be so subject or will incur any such liability.
2.3    If relevant, the Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made within the last six years, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto.
2.4    The Company does not have any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.
2.5    In the last six years, no enquiry which has been made into a corporation tax return of the Company remains outstanding.
2.6    The Company is not a qualifying company within the meaning of Schedule 46 FA 2009.
3    Deductions and payments of Tax
3.1    All Tax for which the Company is liable (insofar as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source and has duly paid or accounted for such amounts to the relevant Tax Authority.
3.2    The Company is not liable to pay corporation tax in instalments.
4    Records
The Company has maintained and is in possession of all records legally required for Tax purposes and all such records remain true, complete and accurate (in all material respects).
5    Residence/overseas activities
5.1    The Company is and has always been resident in the United Kingdom for the purposes of Tax and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention.
5.2    The Company is not and has never carried on any trade or otherwise been liable to Tax other than in the United Kingdom, nor has it ever acted as the branch, agent, factor or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on or has ever carried on any such trade or business through the Company.
6    Secondary liabilities
The Company is not, and so far as the Sellers are aware it will not become, liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.
7    Close company
7.1    The Company has never been a close investment holding company as defined in section 34 CTA 2010.
7.2    If the Company is or has ever been a close company for the purposes of section 439 CTA 2010, it has not made any loan to any participator or associate for the purposes of sections 455, 459 or 460 CTA 2010 or provided any payment or benefit to a participator which has or could be treated as a distribution within the meaning of section 1064 CTA 2010.
8    Capital allowances
The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Last Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would arise.
9    Chargeable gains
The amount at which any asset is included in the Accounts and/or the amount of consideration given on the acquisition of any asset acquired since the Last Accounts Date is such that on the disposal of such asset for a consideration equal to such amount (disregarding any statutory right to make any election or claim any allowance or relief other than one available under section 38 TCGA) no liability to corporation tax would arise in respect of any chargeable gain.
10    Groups
10.1    The Company has never been part of a group of companies for any Tax purpose.

10.2    Neither the execution nor the completion of this Agreement, nor any other Event since the Last Accounts Date, will or may give rise to a liability to corporation tax (disregarding any statutory right to make any election or to claim any allowance or relief) .
10.3    The Company has never been party to any arrangements pursuant to section 59F TMA.
11    Value Added Tax
11.1    The Company is duly registered in the United Kingdom for the purposes of VAT and is not registered, nor required to be registered, in any other jurisdiction in respect of VAT.
11.2    The Company:
11.2.1    makes no supplies other than taxable supplies for the purposes of VAT; and
11.2.2    obtains credit for all input tax paid or suffered by it.
11.3    The Company has not within the last six years:
11.3.1    received a surcharge liability notice under section 59 or 59A VATA or a penalty liability notice under section 64 VATA or been issued with any written warning under section 76(2) VATA; or
11.3.2    been required to make payments on account of VAT pursuant to the Value Added Tax (Payments on Account) Order 1993 or to give security to a Tax Authority in relation to VAT or customs or excise duties.
11.4    If relevant, the Disclosure Letter contains true, complete and accurate details of each option to tax made by the Company (or made by any relevant associate (within the meaning of paragraph 3 of Schedule 10 VATA)) and all such options to tax have been validly made and notified.
11.5    The Company has not made a real estate election pursuant to paragraph 21 of Schedule 10 VATA.
11.6    There are no restrictions on the Company opting to tax or making a real estate election and so from charging VAT on any payment made by the tenant, licensee or occupier under any lease, tenancy, licence or agreement to which the Leasehold Property is subject.
12    Inheritance tax
No shares in or assets of the Company are or may be subject to any charge by virtue of section 237 IHTA, no person has or may have power under section 212 IHTA to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company’s assets or shares and the Company has not made any transfer of value to which Part IV IHTA might apply.
13    Loan relationships and derivative contracts
All debits and credits in respect of the Company’s loan relationships or derivative contracts are brought into account by the Company as debits or credits for the purposes of Part 5 CTA 2009 or Part 7 CTA 2009 (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the Company.
14    Intangible fixed assets
14.1    The amounts at which intangible fixed assets (as defined in Part 8 CTA 2009) are included in the Accounts and/or the amount of consideration given on the acquisition of any intangible assets by the Company since the Last Accounts Date are such that on the disposal of any intangible asset for a consideration equal to such amount (disregarding any statutory right to make any election or claim any allowance or relief) no liability to corporation tax will arise.
14.2    All debits and credits in respect of the Company’s intangible fixed assets are brought into account by the Company as debits or credits (as the case may be) for the purposes of Part 8 CTA 2009 at the time and to the extent that such debits and credits are recognised in the statutory accounts of the Company.
15    Stamp duties
15.1    All documents which establish or are necessary to establish the title of the Company to any asset owned at the Completion Date and which are not subject to stamp duty land tax, land transaction tax or land and buildings transaction tax have been properly stamped for stamp duty purposes and there are no such documents located outside the United Kingdom which would attract stamp duty if brought into the United Kingdom.
15.2    The Company has paid all stamp duty land tax, land transaction tax and land and buildings transaction tax which has arisen as a result of any land transaction (within the meaning given in Part 4 of the Finance Act 2003, LBTT(S)A 2013 and LTTADT(W)A 2017 (as appropriate)) entered into and for which the Company was or is liable to pay and all required land transaction returns have been properly and submitted within all relevant time limits.
15.3    No relief from stamp duty, stamp duty land tax, land transaction tax or land and buildings transaction tax previously granted will or may be withdrawn on or in connection with the sale of the Company pursuant to this Agreement.
15.4    The Company has not:
15.4.1    made an application to defer any payment of stamp duty land tax, land transaction tax or land and buildings transaction tax;
15.4.2    entered into any land transaction which will or may give rise to an obligation after the Completion Date to make a return and/or a payment of stamp duty land tax, land transaction tax or land and buildings transaction tax; or
15.4.3    entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease.
16    Employee tax
16.1    The Company has properly operated the PAYE system and complied with all its obligations in respect of National Insurance and has complied with all its reporting, accounting and payment obligations to a Tax Authority in connection with payments (including notional payments) and benefits provided for employees or directors (including former or prospective employees and directors) of the Company or others.
16.2    No employment related securities (as defined in sections 420 and 421B(8) ITEPA) have been issued or transferred and no securities options (as defined in section 420(8) ITEPA) have been granted by the Company (or any other shareholder) to any current, former or prospective employee or director, and there are no agreements or promises to make any such issues, transfers or grants.
16.3    There are no trusts or other arrangements in place under which any employees or former or prospective employees of the Company or others could, so far as the Sellers are aware, obtain a benefit in any form.
16.4    No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any employee, former or prospective employee (or any associate of such employee or former or prospective employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA.
16.5    There is no arrangement, formal or informal:
16.5.1    between the Sellers to redistribute (or which has the effect of redistributing) the Consideration between themselves otherwise than in accordance with Schedule 1 to the Agreement; or
16.5.2    so far as the Sellers are aware, for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder in connection with this Agreement or the transactions contemplated by this Agreement.
16.6    The Company does not operate (nor is the Company proposing to introduce) any share incentive, share option, restricted stock or phantom scheme, or any long term incentive plan, stock appreciation right, profit sharing, bonus, commission or other employees’ share scheme or employee benefit trust for the benefit of all or any of its current or former or prospective directors or employees.
17    Anti-avoidance
17.1    The Company has not been a party to, or otherwise involved in any transaction, scheme or arrangement:
17.1.1    containing steps or stages having no commercial purpose;
17.1.2    designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE; and/or
17.1.3    in relation to which the Company considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.
17.2    The Company has not entered into any notifiable arrangements or schemes for the purposes of DOTAS or DAC 6 or ITE.
17.3    The Company has not been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA does or may apply.
18    Other taxes
18.1    The Company is not registered or liable to be registered for insurance premium tax.
18.2    The Company is not required to register as a contractor under the provisions of section 59 FA 2004 and the expenditure incurred by the Company on construction, refurbishment and fitting-out works in the year prior to the Completion Date is less than £3 million.
19    Failure to prevent facilitation of tax evasion
19.1    No person, acting in the capacity of an associated person (as defined in section 44(4) CFA) of the Company has, so far as the Sellers are aware, committed:
19.1.1    a UK tax evasion facilitation offence under section 45 CFA; or
19.1.2    a foreign tax evasion facilitation offence under section 46 CFA.

19.2    The Company has not committed an offence under section 45(1) or section 46(1) CFA and the Company has implemented such prevention procedures (as defined in sections 45(3) and 46(4) CFA) as are proportionate to its business risk.
19.3    Neither the Company nor, so far as the Sellers are aware, any of its associated persons (as defined in section 44(4) CFA) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding an offence or alleged offence under Part 3 CFA, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
20    COVID-19
The Company has not entered into any arrangements nor has it deferred any liability to pay Tax, in either case pursuant to any COVID Measure.

Schedule 6
Limitations on liability
1    Limitations as to time and amount
1.1    The Sellers shall not be liable for a Claim (excluding any Tax Claim) unless the Sellers’ Representative receives from the Buyer notice of the Claim on or before midnight on the last day of the 24-calendar month period starting from and including the Completion Date, provided that in each case the liability for such Claim shall cease unless the Buyer has issued and served legal proceedings on at least one Seller within nine months of a Seller receiving written notice of the Claim from the Buyer save, but only to the extent, that the Claim has been otherwise disposed of by payment by the Sellers or a settlement between the Sellers and the Buyer.
1.2    The Sellers shall have no liability in respect of a Claim if (and to the extent that) such Claim, at the time it is notified to the Sellers in accordance with paragraph 1.1, is based upon a contingent liability unless and until such liability becomes an actual liability.
1.3    Where a Claim arises out of a liability which, at the time it is notified to the Sellers is contingent only or not otherwise capable of being quantified, the time limit in paragraph 1.1 to issue legal proceedings shall be extended to nine months from such liability ceasing to be contingent or otherwise not capable of being quantified.
1.4    The Sellers shall not be liable for a Warranty Claim and/or Tax Warranty Claim:
1.4.1    unless the amount of the Warranty Claim and/or Tax Warranty Claim exceeds thirty thousand pounds (£30,000) in respect of any single item or number of items arising from the same circumstances giving rise to the Warranty Claim; and
1.4.2    unless the aggregate amount of the liability of the Sellers for all Warranty Claims and Tax Warranty Claims exceeds three hundred thousand pounds (£300,000) (in which event the Buyer shall be entitled to claim the whole of the amount thereof and not merely the excess).
1.5    Subject to paragraph 1.7, the Sellers shall not be liable for a Tax Claim (other than a CT Deduction Tax Claim) unless the Sellers receive from the Buyer written notice of the Tax Claim on or before the seventh anniversary of Completion.
1.6    Subject to paragraph 1.7, the Sellers shall not be liable for a CT Deduction Tax Claim unless the Sellers receive from the Buyer written notice of the CT Deduction Tax Claim on or before the earlier of:
1.6.1    the seventh anniversary from the date on which the Company’s corporation tax return for the accounting period ending 28 February 2026 is submitted to HMRC; and
1.6.2    the seventh anniversary of 28 February 2027.
1.7    Paragraphs 1.5 and 1.6 shall not apply where a Tax Authority is entitled by law to assess the Company in respect of the Tax to which the Tax Claim relates after such date.
1.8    The aggregate amount of the liability of the Sellers for all Claims and Indemnity Claims (other than any Indemnity Claim in respect of the matters set out at paragraphs 1.1, 1.5 and/or 1.6 of Schedule 11, in respect of which the provisions of this paragraph 1.8 shall not apply) shall not exceed an amount equal to the Consideration actually received by the Sellers as at the time of the Claim or Indemnity Claim.

2    Other limitations
2.1    The Sellers shall not be liable in respect of a Warranty Claim if but only to the extent that:
2.1.1    the loss or damage giving rise to the claim is recovered by the Company under a policy of insurance (provided always that the Buyer shall be able to claim from the Sellers an amount equal to any increase in premiums resulting from payment by the insurers of the loss forming the Warranty Claim);
2.1.2    specific provision or reserve in respect of the liability was made in the Accounts or in the Completion Accounts in full to the extent of such provision; or
2.1.3    the liability arises or is increased (to the extent of the increase only) as a result of any voluntary act or omission of the Buyer or the Company after Completion done or suffered outside the ordinary course of business (other than pursuant to a legally binding obligation entered into by the Company before Completion, or an act or omission at the request of the Sellers, or as is, in the absolute discretion of the Buyer considered necessary to comply with any law, regulation or accounting practice), and where the Buyer knew that its (or the Company’s) voluntary act or omission would give rise to the liability or increase it.
3    Mitigation
3.1    Nothing in this Schedule 6 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any event giving rise to a Claim (other than a Covenant Claim) or, subject to paragraph 3.2, the general obligation to mitigate any loss or damage which it might suffer in consequence of any event giving rise to an Indemnity Claim.
3.2    Subject to paragraph 3.3 below, in respect of the matters set out in paragraphs 1.1 and/or 1.10 of Schedule 11, the provisions of paragraph 3.1 above shall not apply.
3.3    If the Buyer revokes the authority of the Seller’s Representative in accordance with the provisions of clause 9.5.5 of this Agreement, the provisions of paragraph 3.1 above shall apply to any Indemnity Claim arising from the matters set out at paragraph 1.10 of Schedule 11 from the date of such revocation (but only in relation to actions taken by the Buyer or the Company after such revocation).
4    Tax Warranties and Tax Covenant
If the Buyer has both a Covenant Claim and a Tax Warranty Claim it may make a claim under either or both but any payment made by the Sellers under the Tax Covenant shall be taken into account in assessing the Buyer’s loss under the Tax Warranties and any payment made by the Sellers under the Tax Warranties shall be taken into account in assessing the Buyer’s claim made pursuant to the Tax Covenant.
5    Fraud
None of the limitations contained in this Schedule 6 shall apply to any Warranty Claim or Tax Claim which (or the delay in discovery of which) is the consequence of fraudulent conduct, negligent conduct or wilful concealment or wilful non-disclosure by any Seller.
6    Conduct of Third Party Claims
6.1    Subject to paragraph 6.2, in the event of a Third Party Claim the Buyer shall:
6.1.1    as soon as reasonably practicable give written notice of the Third Party Claim to the Sellers’ Representative, specifying in reasonable detail the nature of the Third Party Claim;

6.1.2    keep the Sellers’ Representative reasonably informed of the progress of the Third Party Claim and of any material developments in relation to the Third Party Claim;
6.1.3    provide the Sellers’ Representative with copies of all material information and correspondence relating to the Third Party Claim, subject to the Buyer’s obligations in respect of legal privilege;
6.1.4    use reasonable endeavours to consult with the Sellers’ Representative regarding the conduct of the Third Party Claim; and
6.1.5    give due consideration (in good faith) to such steps as the Sellers’ Representative may recommend be taken in relation to the Third Party Claim.
6.2    Nothing in paragraph 6.1 shall require the Buyer to take any step which would or, in the opinion of the Buyer (acting reasonably), could have an adverse effect on any member of the Buyer’s Group.
6.3    Any failure by the Buyer to comply with its obligations in paragraph 6.1 shall not prevent any claim by the Buyer, or extinguish or reduce the Sellers’ liability in respect of any claim for breach of the General Warranties or the Fundamental Warranties.
7    Recovery from third parties
7.1    If the Sellers make a payment to the Buyer in respect of any Claim (other than a Tax Claim) and the Buyer or the Company subsequently recovers any amount from a third party (including any insurer) in respect of the same subject matter and the same loss that gave rise to the payment, the Buyer shall repay to the Sellers as soon as reasonably practicable the lesser of:
7.1.1    an amount equal to the amount recovered from the third party (less all unrecovered costs, charges and expenses incurred by the Buyer or the Company in recovering that sum from the third party); and
7.1.2    an amount equal to the sum received by the Buyer from the Sellers in respect of that relevant claim (less all unrecovered costs, charges and expenses incurred by the Buyer or the Company in pursuing such claim).
7.2    Any amount repaid to the Sellers pursuant to paragraph 7.1 shall be deemed to have never been paid by the Sellers to the Buyer.
8    Change in law
8.1    The Sellers shall not be liable in respect of any Claim (excluding Tax Claims) if and to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the Completion Date.
8.2    The provisions of paragraph 8.1 shall not apply in respect of:
8.2.1    any primary legislation which has received Royal Assent on or before the Completion Date, but which comes into force after Completion, to be promulgated by subordinate legislation; or
8.2.2    any subordinate legislation of which a draft has been laid before the House of Commons on or before the Completion Date.
9    No double recovery
The Buyer shall not be entitled to recover damages from the Sellers more than once in respect of the same loss.

Schedule 7
Completion obligations
1    Sellers’ obligations
1.1    At Completion the Sellers shall deliver to the Buyer:
1.1.1    a copy of this Agreement, duly executed by each of the Sellers;
1.1.2    a copy of the Disclosure Letter, duly executed by each of the Sellers;
1.1.3    a counterpart of the Worksop Lease duly executed by [***] (as landlord) and the Company (as tenant);
1.1.4    a counterpart of the Ingatestone Lease duly executed by the Company (as tenant) and [***] (as landlord);
1.1.5    counterparts of the Service Agreements, duly executed by the respective employees;
1.1.6    counterparts of the Consultancy Agreements, duly executed by the respective consultants;
1.1.7    copies of the Settlement Agreements, duly executed by the respective employees, in each case including a duly completed and signed adviser’s certificate;
1.1.8    evidence satisfactory to the Buyer of assignment of utility bills in respect of the Worksop Property;
1.1.9    evidence satisfactory to the Buyer of director identity verification having been completed with Companies House in respect of each of Mark Dunning and Simon Dunning in relation to their directorships;
1.1.10    a counterpart of the NDA Deed of Termination, duly executed by the Company;
1.1.11    the Assignment of Intellectual Property duly executed by the Company and Simon Peter Dunning;
1.1.12    duly executed transfers of the Shares in favour of the Buyer (or its nominee) accompanied by the relevant share certificates (or an express indemnity in the agreed terms in the case of any lost certificate);
1.1.13    any waivers, consents or other documents required to enable the Buyer (or its nominee) to be registered as the holder of the Shares, in each case in the agreed terms, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Shares conferred on any person who is not a party to this Agreement, duly signed by the holder of such right or restriction;
1.1.14    the written resignations in the agreed terms duly executed as deeds of Mark John Dunning and Simon Peter Dunning as directors and Mark John Dunning as company secretary of the Company to take effect on the date of Completion;
1.1.15    a letter, in the agreed terms, from each of Mark John Dunning and Simon Peter Dunning confirming in each case that they have ceased to be a registrable person (within the meaning of section 790C CA 2006) in relation to the Company;
1.1.16    the certificate of incorporation and any certificates of incorporation on change of name, statutory books and minute books of the Company duly written up to date and the share certificate books of the Company;

1.1.17    all books of account or records as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the Business;
1.1.18    statements confirming the cash balance in each bank account held by the Company as at close of business on a date which is not more than five Business Days prior to the Completion Date;
1.1.19    appropriate forms to amend the mandates given by the Company to its bankers;
1.1.20    all charges, mortgages and debentures to which the Company is a party together with duly sealed discharges and (where applicable) forms MG02 duly sworn and completed in respect of the same and any covenants in connection with them;
1.1.20    original certificates of all registered Intellectual Property of the Company; and
1.1.21    all passwords and filing codes necessary to operate any online systems utilised by the Company including, but not limited to, all Companies House authentication codes, HM Revenue & Customs login details, social media passwords and online banking login details.
1.2    Promptly following the sale and purchase of the Shares being announced to employees of the Company, the Sellers shall procure that [***] shall execute and deliver to the Company a copy of her termination letter with [***] in the agreed terms.
2    Repayments, Guarantees etc
2.1    The Sellers shall procure that at Completion:
2.1.1    there are repaid all sums (if any) owing to the Company by each of the Sellers or their respective connected persons or by the directors of the Company or any of their respective connected persons and whether or not such sums are due for repayment; and
2.1.2    the Company is released from any Guarantee, bond or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person, and before such repayment or release the Sellers undertake to the Buyer (on behalf of themselves and as trustee for the Company) to keep the Company fully indemnified against any failure to make any such repayment or any liability arising under any such Guarantee, indemnity, bond, letter of comfort or Encumbrance.
3    Return of property
Except to the extent expressly provided to the contrary in the Settlement Agreements or the Consultancy Agreements, the Sellers shall procure at Completion that each person resigning under paragraph 1.1.14 of this Schedule 7 and any connected person of any of the Sellers or of any such persons will deliver to the Buyer any assets or documents of the Company of any kind whatsoever in their possession including without limitation motor vehicles and the keys and registration documents relating to them, any company credit cards, any company fuel cards and any computers or communication equipment.
4    Board resolutions of the Company
4.1    On Completion the Sellers shall procure the passing of board resolutions of the Company in the agreed terms, including:

4.1.1    approving the registration of the share transfers referred to in paragraph 1.1.1 of this Schedule 7 subject only where necessary to their being duly stamped;
4.1.2    appointing Lori Anne Briggs, Mary Celeste Fruge and Gregg Steven Piontek as directors and accepting the resignations referred to in paragraph 1.1.14 of this Schedule 7 so as to take effect at the close of the meeting;
4.1.3    revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Buyer may nominate to operate such accounts, and shall deliver to the Buyer duly executed copies of such resolutions.

Schedule 8
Completion Accounts
Part 1
Schedule definitions
1    Schedule definitions
This Schedule uses the following defined terms:
Challenge Notice: has the meaning given in paragraph 1.4.2 of Part 2.
FRC: means the Financial Reporting Council in the United Kingdom.
FRS 102: means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the FRC and in force for the accounting period ending on the Last Accounts Date.
Review Period: has the meaning given in paragraph 1.4 of Part 2.

Part 2
Preparation and adjustment
1    Preparation and agreement of Completion Accounts
1.1    The Buyer shall procure that the Company shall, in accordance with this paragraph 1, prepare and deliver a copy of draft Completion Accounts to the Sellers’ Representative within 60 Business Days from and including Completion.
1.2    The Sellers’ Representative may review the draft Completion Accounts to check that they have been prepared in accordance with the provisions of this paragraph 1.
1.3    The Buyer shall, and shall procure that the Company shall, provide the Sellers and their respective professional advisers and agents with all relevant papers and all information and explanations as are reasonably required or requested for the proper review of the draft Completion Accounts. For the avoidance of doubt, the Sellers shall not be entitled to any audit or accountants’ working papers in respect of the Company.
1.4    Within 30 Business Days from and including the day of receipt of the draft Completion Accounts in accordance with paragraph 1.1 (Review Period) the Sellers’ Representative shall give notice to the Buyer whether the Sellers:
1.4.1    accept the draft Completion Accounts; or
1.4.2    dispute the draft Completion Accounts, in which case the notice must set out the nature of the dispute in reasonable detail (Challenge Notice). To be valid, a Challenge Notice served pursuant to this paragraph must include the words: “This is a Schedule 8 Challenge Notice” and comply with the provisions of clause 20. Any matter not included in the Challenge Notice shall be deemed to have been agreed between the Parties.
1.5    If before the expiry of the Review Period, the Sellers’ Representative:
1.5.1    confirms the Sellers’ acceptance of the draft Completion Accounts; or
1.5.2    does not serve a valid Challenge Notice on the Buyer,

then the Parties shall be deemed, upon the date of such confirmation or upon the expiry of the Review Period (whichever is the sooner) to have agreed the contents of the draft Completion Accounts.
1.6    If the Sellers’ Representative serves a valid Challenge Notice on the Buyer within the Review Period, the Buyer and the Sellers’ Representative shall, within 21 Business Days from and including the day of receipt of the Challenge Notice by the Buyer (Completion Accounts Negotiation Period) endeavour to resolve the matters referred to in the Challenge Notice.
1.7    If during the Completion Accounts Negotiation Period, the Sellers’ Representative and the Buyer resolve the matters referred to in the Challenge Notice, then they shall confirm by notice signed by the Buyer and the Sellers’ Representative what modifications it is agreed should be made to the draft Completion Accounts. The Buyer and the Sellers shall be deemed upon the date of such confirmation to have agreed the contents of the draft Completion Accounts (as modified).
1.8    If the Sellers’ Representative and the Buyer do not resolve the matters referred to in the Challenge Notice within the Completion Accounts Negotiation Period, the matters in dispute shall be referred to an Expert in accordance with the provisions of Schedule 10 (Expert Determination).
1.9    The Sellers and the Buyer shall each pay their own costs and expenses in connection with the preparation and agreement of the Completion Accounts.
1.10    The draft Completion Accounts shall be determined as final and binding either:
1.10.1    by deemed agreement under paragraph 1.5;
1.10.2    as a result of agreement between the Sellers and the Buyer under paragraph 1.7; or
1.10.3    as a result of the decision of the Expert pursuant to paragraph 1.8.
2    Adjustment of the Consideration
2.1    If the amount of the Determined Amount as shown by the final and binding Completion Accounts:
2.1.1    exceeds the Completion Payment, the Buyer shall (subject to the Buyer’s right of set off pursuant to clause 4.9) pay to the Sellers an amount equal to the excess; or
2.1.2    is less than the Completion Payment, the Sellers shall pay to the Buyer an amount equal to the shortfall, in accordance with paragraph 2.2.
2.2    Any amounts to be paid under paragraph 2.1 shall, subject to the Buyer’s right of set off pursuant to clause 4.9, be paid by electronic transfer to the Buyer or the Sellers’ Lawyers (as appropriate) within 10 Business Days from and including the date on which the Completion Accounts shall be determined as final and binding.
2.3    The Sellers shall be entitled to share in any increase in the amount of the Consideration in the proportions set opposite their names in column (4) of Part 1 of Schedule 1 (Particulars of the Sellers).
2.4    None of the provisions in Schedule 5 (Tax) shall have any effect on the amount of or the requirement to reduce the Consideration as referred to in paragraphs 2.1 to 2.3.

Part 3
Completion Accounts policies etc
1    Basis of preparation
1.1    The Completion Accounts shall be prepared on the following basis, and in the order of priority shown below:
1.1.1    applying the specific accounting principles, policies, bases, conventions, rules and estimation techniques set out in paragraph 2 (Specific Policies);
1.1.2    to the extent not provided for by the Specific Policies, applying the same accounting standards, principles, policies and practices (with consistent classifications, judgments, valuation and estimation techniques) that were used in the preparation of the Accounts; and
1.1.3    to the extent not provided for by the Specific Policies or the matters referred to in paragraph 1.1.2, in accordance with FRS102 together with all other generally accepted accounting principles, policies and practices applied in the United Kingdom and the applicable accounting requirements of the CA 2006, in each case as in force for the accounting period ending on the Last Accounts Date.
1.2    For the avoidance of doubt:
1.2.1    paragraph 1.1.1 above shall take precedence over paragraphs 1.1.2 and 1.1.3 above; and
1.2.2    paragraph 1.1.2 above shall take precedence over paragraph 1.1.3 above.
1.3    The Completion Accounts shall:
1.3.1    be expressed in sterling, with amounts in other currencies being converted to sterling at the Financial Times midpoint spot rate prevailing at the close of business on the Completion Date;
1.3.2    set out the amount of:
(a)Cash;
(b)Indebtedness;
(c)Working Capital; and
(d)the resulting calculation of the Determined Amount,
as at the Effective Time;
1.3.3    be in the format set out in Part 4 of this Schedule;
1.3.4    be accompanied by reasonable supporting documentation.
2    Specific policies
The following Specific Policies will be applied in the preparation of the Completion Accounts:
2.1    the aggregate of all Directors’ Loan Accounts balances owed to the Company shall be treated as a cash-like item.
2.2    the deferred tax liability amount of £1,529,887 shall be treated as a debt-like item. Any additional deferred tax liability amounts arising between 1 March 2024 and the Completion Date will be excluded from the Completion Accounts.

Part 4
Completion Accounts format

	Completion Balance Sheet	Working Capital	Cash	Indebtedness	Other
Fixed Assets	X				X
Cash and Cash Equivalents	X		X
Trade Debtors	X	X
Accrued Income	X	X
Other Debtors	X	X
Prepayments	X	X
Staff Loans	X	X
Stock	X	X
DLA Tax Debtor	X				X
Trade Creditors	(X)	(X)
Hire Purchase	(X)			(X)
Accruals	(X)	(X)
Corporation Tax	(X)			(X)
Deferred Income	(X)	(X)
Directors’ Loan Accounts [***] Intercompany	X X		X X
VAT Liability	(X)	(X)
PAYE	(X)	(X)
Staff Pension	(X)	(X)
Net Wages	(X)	(X)
Client Deposit Control Account	(X)	(X)
Other Creditors	(X)	(X)
DLA Tax Creditor	(X)				X
Credit Card	(X)	(X)
Bank Loans	(X)			(X)
Deferred Tax Liability	(X)			(X)	(X)
Total Completion Balance Sheet	X	X	X	(X)	X

Adjustments
Restructuring Liabilities	(X)			(X)
Environmental Liabilities	(X)			(X)
Other adjustments	X/(X)

Total Completion Accounts		B	C	D

Calculation of Determined Amount:

TTM EBITDA x 6.25	A			X

Cash	C			X
Indebtedness	D			(X)

Working Capital	B	X
Target Working Capital	E	X
Working capital adjustment	F = B - E		X/(X)

Determined Amount	A+C+D+F		X

Schedule 9
Earn-Out
Part 1
Schedule definitions
1    Schedule definitions
This Schedule uses the following defined terms:
Adjusted TTM EBITDA Amount: the EBITDA of the Company for the TTM EBITDA Period, as adjusted in accordance with the provisions of this Schedule 9, and provided that, if no adjustment is required to be made to the Estimated TTM EBITDA Amount, the Adjusted TTM EBITDA Amount shall be the Estimated TTM EBITDA Amount.
Certificate Acceptance Period: has the meaning given in paragraph 2.6 of Part 2.
Earn-Out Accounts: the Management Accounts of the Company as at 28 February 2026.
Earn-Out Certificate: has the meaning given in paragraph 2.3 of Part 2.
Earn-Out Consideration: the amount payable to the Sellers as determined pursuant to paragraph 3.2 of Part 2.
Earn-Out Dispute Notice: has the meaning given in paragraph 2.6.2 of Part 2.
Earn-Out Period: the period from 1 March 2025 to 28 February 2026 (in each case, inclusive).
EBITDA: the earnings of the Company as shown in the Earn-Out Accounts, before: (i) deducting tax on profit; (2) before interest paid or accrued or payable or received or receivable by the Company; and (iii) before depreciation and amortization, and as otherwise adjusted pursuant to this Schedule 9.
Estimated TTM EBITDA Amount: the estimated EBITDA of the Company for the TTM EBITDA Period, being £6,035,707.
TTM EBITDA Period: the 12-month period ending on 31 October 2025.
TTM Excess: has the meaning given in paragraph 3.6.1 of Part 2.
TTM Shortfall: has the meaning given in paragraph 3.6.2 of Part 2.

Part 2
Earn-Out provisions
1    Conduct during the Earn-Out Period
1.1    Subject to paragraph 1.3, the Buyer covenants with the Sellers, for the purposes of this Part 2 only, that during the Earn-Out Period the Buyer will act in good faith in its dealings with the Company.
1.2    Subject to paragraph 1.3, the Buyer covenants with the Sellers that during the Earn-Out Period:
1.2.1    the Buyer shall not cause or permit any of the following:
(a)the proposal or passing of a resolution to wind up the Company; or

(b)the declaration or payment of any dividends or the making of any other distribution by the Company to its shareholders which exceeds a sum equal to the aggregate amount of the Directors’ Loan Accounts;
1.2.2    the Business of the Company shall not be merged with or into any other business carried on by the Buyer’s Group and shall be carried on as a separate accounting entity of the Buyer’s Group;
1.2.3    it shall use all reasonable endeavours to maximise the EBITDA of the Company;
1.2.4    it shall not, directly or indirectly, take any action, or cause to permit anything to be done with the purpose of avoiding or reducing the amount of the Earn-Out Consideration;
1.2.5    it shall not (and shall procure that no other member of the Buyer’s Group shall) divert or redirect any trading, business opportunities or revenues, or any customer, client, supplier or employee away from the Company;
1.2.6    it shall not cause or permit a material change to the scope or nature of the business or the Company, or the manner in which such business is carried on; and
1.2.7    all intra-group transactions between the Company and another member of the Buyer’s Group shall be undertaken on an arm’s length basis and upon reasonable commercial terms.
1.3    Save as set out in paragraph 1.2 of this Schedule, the Buyer, as a subsidiary of a public company whose shares are listed on the New York Stock Exchange, shall be entitled to take or omit to take such action in relation to the Company as the directors of the Buyer shall from to time consider reasonably necessary in order to:
1.3.1    safeguard the Buyer’s investment in the Company or otherwise to enable any member of the Buyer’s Group to comply with its responsibilities to its shareholders or the Securities and Exchange Commission (or any other regulator) or the New York Stock Exchange;
1.3.2    comply with any laws and regulations (including the rules of any relevant stock exchange) which apply to any member of the Buyer’s Group;
1.3.3    fulfil the obligations of the Buyer’s Group under its group banking facilities; or
1.3.4    comply with the fiduciary and statutory duties of the directors of the Buyer, the Company, and any other member of the Buyer’s Group.
2    Preparation of Earn-Out Certificate
2.1    The Sellers shall use their reasonable endeavours to provide the Buyer and its professional advisers with all relevant papers and all information and explanations as are reasonably required for the proper preparation of the Earn-Out Certificate.
2.2    The Buyer shall use its reasonable endeavours to ensure that the Earn-Out Accounts of the Company are prepared within 60 Business Days from and including the last day of the Earn-Out Period.
2.3    The Buyer shall within 5 Business Days from and including the date on which the Earn-Out Accounts referred to in paragraph 2.2 are completed, send to the Sellers’ Representative:
2.3.1    a copy of the Earn-Out Accounts of the Company; and
2.3.2    a certificate issued by the Company stating:

(a)the workings and calculations to show how the EBITDA was determined for the Earn-Out Period;
(b)the EBITDA for the Earn-Out Period;
(c)the adjustments made (in accordance with paragraph 4) in arriving at the EBITDA for the Earn-Out Period;
(d)any adjustment that is to be made to the Estimated TTM EBITDA Amount; and
(e)the amount of the Earn-Out Consideration (if any) payable in respect of the Earn-Out Period (subject to any deduction made in accordance with paragraph 3.5),
(the Earn-Out Certificate).
2.4    The Sellers may review the Earn-Out Certificate to check it has been prepared in accordance with the provisions of paragraphs 4 and 5.
2.5    The Buyer shall, and shall procure that the Company shall, provide the Sellers and their respective professional advisers and agents with all relevant papers and all information and explanations as are reasonably required or requested for the proper review of the Earn-Out Certificate. For the avoidance of doubt, the Sellers shall not be entitled to any accountants’ working papers in respect of the Company.
2.6    Within 20 Business Days from and including the day of receipt of the Earn-Out Certificate in accordance with paragraph 2.3 (Certificate Acceptance Period) the Sellers’ Representative shall give notice to the Buyer whether the Sellers:
2.6.1    accept the Earn-Out Certificate; or
2.6.2    dispute the Earn-Out Certificate, in which case the notice must set out the nature of the dispute in reasonable detail (the Earn-Out Dispute Notice). To be valid, an Earn-Out Dispute Notice served pursuant to this paragraph must include the words: “This is a Schedule 9 Earn-Out Dispute Notice” and comply with the provisions of clause 20. Any matter not included in the Earn-Out Dispute Notice shall be deemed to have been agreed between the Parties.
2.7    If before the expiry of the Certificate Acceptance Period, the Sellers’ Representative:
2.7.2    confirms the Sellers’ acceptance of the Earn-Out Certificate; or
2.7.2    does not serve a valid Earn-Out Dispute Notice on the Buyer, then the Parties shall be deemed, upon the date of such confirmation or upon the expiry of the Certificate Acceptance Period (whichever is the sooner) to have agreed the contents of the Earn-Out Certificate.
2.8    If the Sellers’ Representative serves a valid Earn-Out Dispute Notice on the Buyer within the Certificate Acceptance Period, the Buyer and the Sellers’ Representative shall, within the period expiring 20 Business Days after receipt of the Earn-Out Dispute Notice by the Buyer (excluding the day of receipt) (Certificate Negotiation Period) endeavour to resolve the matters referred to in the Earn-Out Dispute Notice.
2.9    If during the Certificate Negotiation Period, the Sellers’ Representative and the Buyer resolve the matters referred to in the Earn-Out Dispute Notice, then they shall confirm by notice signed by the Buyer and the Sellers’ Representative what modifications it is agreed should be made to the Earn-Out Certificate. The Buyer and the Sellers shall be deemed upon the date of such confirmation to have agreed the contents of the Earn-Out Certificate (as modified).
2.10    If the Sellers’ Representative and the Buyer do not resolve the matters referred to in the Earn-Out Dispute Notice within the Certificate Negotiation Period, the matters in dispute shall be referred to an Expert in accordance with the provisions of Schedule 10 (Expert Determination).
2.11    The Sellers and the Buyer shall each pay their own costs and expenses in connection with the preparation, review and agreement of the Earn-Out Certificate.
2.12    The Earn-Out Certificate shall be determined as final and binding either:
2.12.1    by deemed agreement under paragraph 2.7;
2.12.2    as a result of agreement between the Sellers and the Buyer under paragraph 2.9; or
2.12.3    as a result of the decision of the Expert pursuant to paragraph 2.10.
3    Adjustment of the Consideration
Earn-Out Consideration
3.1    The Consideration shall be increased by the amount of the Earn-Out Consideration and the Buyer shall satisfy such increase in accordance with paragraph 3.4.
3.2    Subject to paragraph 3.3, the Earn-Out Consideration in respect of the Earn-Out Period shall be equal to an amount, in pounds sterling, calculated as follows:
(X – Y) * 5
Where:
X = the EBITDA for the Earn-Out Period; and
Y = the Adjusted TTM EBITDA Amount.
3.3    If the EBITDA for the Earn-Out Period is less than or equal to the Adjusted TTM EBITDA Amount, no Earn-Out Consideration shall be payable by the Buyer in respect of the Earn-Out Period.
3.4    The Earn-Out Consideration shall, subject to paragraph 3.5 and to the Buyer’s right of set-off pursuant to paragraph 3.8.1 below and pursuant to clause 4.9, be paid by the Buyer to the Sellers’ Lawyers within 10 Business Days after the date on which the Earn-Out Certificate shall be determined as final and binding.
3.5    If, at the time of or immediately before the payment of the Earn-Out Consideration, the Buyer and or the Company reasonably believe that the Earn-Out Consideration is subject to Tax, the Company (or the relevant member of the Buyer’s Group) shall be entitled to make such deductions or withholdings in respect of Tax that it considers necessary in order to comply with its statutory obligations.
Adjustment of Estimated TTM EBITDA Amount
3.6    If the Earn-Out Certificate (as determined as final and binding) states that an adjustment is required to the Estimated TTM EBITDA Amount, the following provisions shall apply:
3.6.1    In the event that the Adjusted TTM EBITDA Amount exceeds the Estimated TTM EBITDA Amount (the amount of such excess being the TTM Excess), the Buyer shall pay to the Sellers as additional consideration for the sale and purchase of the Shares an aggregate amount equal to 6.25 times the TTM Excess.
3.6.2    In the event that the Adjusted TTM EBITDA Amount is less than the Estimated TTM EBITDA Amount (the amount of such shortfall being the TTM Shortfall), the Sellers shall pay to the Buyer an aggregate amount equal to 6.25 times the TTM Shortfall.
3.7    The TTM Excess shall, subject to the Buyer’s right of set-off pursuant to clause 4.9, be paid by the Buyer to the Sellers’ Lawyers within 10 Business Days after the date on which the Earn-Out Certificate shall be determined as final and binding.
3.8    The TTM Shortfall shall be satisfied as follows:
3.8.1    first, the TTM Shortfall shall be set-off against, and therefore reduce, the amount of the Earn-Out Consideration (if any); and
3.8.2    second, in the event that any amount of the TTM Shortfall remains to be satisfied, such balance shall be paid by the Sellers to the Buyer within 10 Business Days after the date on which the Earn-Out Certificate shall be determined as final and binding.
4    Basis of preparation of the Earn-Out Certificate
4.1    The Earn-Out Accounts must be prepared in accordance with, in order of precedence:
4.1.1    the specific accounting principles, policies and procedures set out in paragraph 5 below;
4.1.2    subject to paragraph 4.1.1 above, in accordance with the same accounting policies, practices, principles, rules, estimation techniques and procedures as were actually used in the preparation of the Accounts (including in relation to the exercise of accounting discretion and judgement) as long as these comply with Accounting Standards in force as at the time of signing of the Accounts; and
4.1.3    where an item is not covered by the accounting principles, policies and procedures referred to in paragraph 4.1.1 or paragraph 4.1.2 above, in accordance with the Accounting Standards in issue at the time of signing the Accounts.
4.2    For the avoidance of doubt:
4.2.1    paragraph 4.1.1 above shall take precedence over paragraphs 4.1.2 and 4.1.3 above; and
4.2.2    paragraph 4.1.2 above shall take precedence over paragraph 4.1.3 above.
5    Specific accounting principles, policies and procedures
5.1    The Earn-Out Accounts must be prepared in accordance with the following specific accounting principles:
5.1.1    the Earn-out Accounts must be prepared in £ (sterling); and
5.1.2    the calculation of EBITDA for the purposes of the Adjusted TTM EBITDA Amount and Earn-Out Consideration must exclude the following:
(a)any additional costs introduced by the Buyer, or any other member of the Buyer’s Group, which are not in the ordinary course of business consistent with past practice;

(b)any management charges, fees, intra-group charges or any interest payments on intra-group borrowings levied by the Buyer or any other member of the Buyer’s Group; and
(c)any restructuring, reorganisation or equivalent costs introduced by the Buyer or any other member of the Buyer’s Group.
5.2    The Earn-Out Accounts of the Company for the Earn-Out Period shall, for the purpose of calculating the EBITDA for the Earn-Out Period and/or any adjustment to the Estimated TTM EBITDA Amount, be further adjusted for the following when calculating EBITDA for the purposes of the Adjusted TTM EBITDA Amount and Earn-Out Consideration:
5.2.1     [***];
5.2.2    [***];
5.2.3    [***];
5.2.4    [***];
5.2.5    [***];
5.2.6    [***];
5.2.7    [***];
5.2.8    [***]; and
5.2.9    [***].

Schedule 10
Expert determination
1    Appointment or nomination of the Expert
1.1    Unless such firm is unable or unwilling to act, the Expert shall be Grant Thornton (UK).
1.2    In the event that Grant Thornton (UK) is unable or unwilling to act, the Expert shall be such independent firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.
1.3    The Sellers and the Buyer shall appoint the Expert within five Business Days of the date on which the Expert’s identity has been agreed, confirmed or nominated, and the terms of their appointment have been agreed or settled.
1.4    If an appointed Expert dies, paragraphs 1.1 to 1.3 shall apply as to the appointment of a replacement Expert save that in paragraph 1.2 the words “within seven Business Days of the expiry of the Certificate Negotiation Period or the Completion Accounts Negotiation Period (as applicable)” shall be construed as “within seven Business Days of the date on which the Sellers and the Buyer are notified of the Expert’s death”.
1.5    If an appointed Expert:
1.5.1    does not publish their decision within 30 Business Days from and including the date of their appointment;
1.5.2    becomes unwilling to act; or
1.5.3    becomes incapable of acting,
then the provisions of paragraph 1.6 shall apply.
1.6    The provisions are:
1.6.1    the Sellers and the Buyer may agree to discharge the appointed Expert. If the appointed Expert is discharged, the Sellers and the Buyer shall use reasonable endeavours to agree to the identity of a replacement Expert within five Business Days from and including the date on which the relevant event in paragraph 1.5 occurred; or
1.6.2    either the Sellers or the Buyer may apply to the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales to discharge the appointed Expert and to appoint another in their place.
2    Terms of engagement
2.1    If any disagreement or dispute is referred to an Expert, the Sellers and the Buyer:
2.1.1    shall instruct the Expert to act impartially and in good faith between the Sellers and the Buyer;
2.1.2    the parties shall each use their respective reasonable endeavours to co-operate with the Expert in agreeing the terms of engagement of the Expert, resolving such disagreement or dispute;
2.1.3    shall provide the Expert with such information and documentation as the Expert may reasonably require for the purpose of making their determination including but not limited to copies of all accounts, papers, information, explanations, certificates and notices prepared, provided, delivered or served pursuant to Schedule 9 and Schedule 8;
2.1.4    agree the Expert shall have the right to seek such professional assistance and advice as may be required;
2.1.5    agree the fees of the Expert and other professional fees incurred by the Expert shall be paid 50% by the Sellers and 50% by the Buyer save where the Expert directs otherwise in writing;
2.1.6    shall request the Expert makes their determination in writing within 30 Business Days from and including the date of their appointment;
2.1.7    agree the date of the Expert’s determination shall be the date on which they provide their determination of the dispute in writing to the Sellers and the Buyer or, if the Expert provides that determination to them on different dates, the later of the two dates; and
2.1.8    agree the Expert shall decide the procedure and timings to be followed in the determination.
2.2    If any disagreement or dispute is referred to an Expert, the Buyer shall be entitled to make written representations to the Expert within ten Business Days of the Expert’s appointment setting out the Buyer’s response to the Earn-Out Dispute Notice or the Challenge Notice (as applicable).
2.3    The Expert shall act as expert and not arbitrator and unless there is a manifest error, their decision shall be final and binding on the parties.
2.4    If either the Sellers or the Buyer pays the share of the Expert’s fees properly payable by the other party in order to procure the issue of the Expert’s determination, the amount so paid shall be payable on demand by the other party together with interest calculated in accordance with the provisions of clause 23.2.
2.5    The Expert shall not:
2.5.1    be entitled to call for the production of any document that would be privileged in litigation between the parties; or
2.5.2    take oral representations from one party without giving the other party the opportunity to be present and to give evidence and to cross-examine each other.

Schedule 11
Specific Indemnities
1    The indemnification obligation set out in in clause 6.7 shall apply in relation to the following matters:
[***]

Signed as a deed by Mark John Dunning in the presence of:	/s/ Mark Dunning
Signature
Signature of witness:	[***]
Name (in BLOCK CAPITALS):	[***]
Address:

Signed as a deed by Simon Peter Dunning in the presence of:	/s/ Simon Dunning
Signature
Signature of witness:	[***]
Name (in BLOCK CAPITALS):	[***]
Address:

Signed as a deed by Suzanne Dunning in the presence of:	/s/ Suzanne Dunning
Signature
Signature of witness:	[***]
Name (in BLOCK CAPITALS):	[***]
Address:

Executed as a deed by NPK Holdings LLC acting by an authorised signatory in the presence of:	/s/ Gregg Piontek
Signature of authorised signatory
Gregg Piontek
Print name
Signature of witness:	Robyn McNamara
Name (in BLOCK CAPITALS):	9320 Lakeside Boulevard
Address:	Suite 100
The Woodlands, Texas 77381